AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1997

                                                    REGISTRATION NO. 333-26601
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                METALS USA, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

        DELAWARE                   5051                  76-0533626
     (STATE OR OTHER         (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF            INDUSTRIAL           IDENTIFICATION NO.)
    INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)               NUMBER)

                                ARTHUR L. FRENCH
                            CHIEF EXECUTIVE OFFICER
                               4801 WOODWAY DRIVE
                                   SUITE 300E
                              HOUSTON, TEXAS 77056
                                 (713) 964-2713

      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
 AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                               ------------------

                                   COPIES TO:

        WILLIAM D. GUTERMUTH               RICHARD C. TILGHMAN, JR.
    BRACEWELL & PATTERSON, L.L.P.           PIPER & MARBURY, L.L.P.
     SOUTH TOWER PENNZOIL PLACE             36 SOUTH CHARLES STREET
  711 LOUISIANA STREET, SUITE 2900         BALTIMORE, MARYLAND 21201
      HOUSTON, TEXAS 77002-2781

                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                                                           SUBJECT TO COMPLETION
                                                                   JUNE 17, 1997

                                5,900,000 SHARES

[LOGO]                          METALS USA, INC.

                                  COMMON STOCK

                               ------------------

     All of the 5,900,000 shares of Common Stock offered hereby are being offered by Metals USA, Inc. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price for the Common Stock will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on The New York Stock Exchange under the symbol "MUI," subject to official notice of issuance.
                               ------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" COMMENCING ON PAGE 10 HEREOF.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                PRICE                  UNDERWRITING                PROCEEDS
                                                  TO                  DISCOUNTS AND                   TO
                                                PUBLIC                 COMMISSIONS                COMPANY(1)
-------------------------------------------------------------------------------------------------------------------
Per share............................             $                         $                         $
-------------------------------------------------------------------------------------------------------------------
Total(2).............................             $                         $                         $
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Before deducting expenses of the offering payable by the Company, estimated at $4,000,000.

(2) The Company has granted the Underwriters a 30-day option to purchase up to 885,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public as shown above. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Commissions and Proceeds to Company will be $            ,
    $            and $            , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
             , 1997.

ALEX. BROWN & SONS
   INCORPORATED
                            BEAR, STEARNS & CO. INC.

                                                            SANDERS MORRIS MUNDY

              The date of this Prospectus is              , 1997.

The Company

        Metals USA was formed in 1996 to become a leading national processor of value-added metals and manufacturer of higher-value metal components while pursuing an aggressive consolidation of the highly-fragmented metals processing industry. Metals USA has entered into agreements to purchase eight companies (the founding companies) with $387 million in 1996 pro forma sales and an average of 40 years in business as the first step in the consolidation process. The acquisitions will be completed simultaneously with the closing of this offering. From this base, the company intends to become a leader in the consolidation of the $75 billion industry by combining a broad-based group of metals processing and manufacturing companies. The company's strategy includes expanding through acquisitions, a decentralized operating philosophy, accelerating internal growth and improving operating margins.

 [Map of the United States identifying the location of the Founding Companies]

The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

Metals Industry

     PRODUCERS                METALS PROCESSING        END USERS

o There are three primary segments of the U.S. metals industry: producers, processors and end users. Metals USA participates in the $75 billion processing segment, in which there are approximately 3,500 participants.

o Both producers and end users are seeking to reduce their overall costs and improve quality. To accomplish these goals, producers are focusing on producing large volumes of standardized products, while end users are reducing inventory levels and outsourcing their processing requirements.

o These trends have resulted in value-added metals processors playing an increasingly important role in the metals industry. The amount of steel sold through processors and service centers has more than doubled in the last 15 years.

o In recent years, the processing segment has grown at approximately 8 percent annually. Metals USA expects to exceed the industry growth rate by executing its strategy.

               [Photographs of certain Founding Company products]

Steel plate supplied by Interstate used in the construction of a turbine at the Grand Coulee Dam.

Metal components for covered walkway at San Antonio International Airport manufactured by Texas Aluminum.

Founding Companies

        [Charts showing the 1996 proforma sales of the Founding Companies and industry diversity by revenue]

With proforma combined 1996 sales of nearly $400 million, ranging from $11 million to more than $80 million, each of the founding companies contributes substantially to the sales of Metals USA.

The founding companies serve customers in a broad range of industries. With no industry comprising more than twenty-two percent and no customer responsible for more than four percent of 1996 sales, the company is not dependent on any one customer or industry segment.

             [Photographs of certain Founding Companies facilities]

Shearing steel plate to customer specifications at Queensboro.

Customer delivery sequencing at Steel Service Systems.

Flame cutting at Uni-Steel.

                                                            Number of
                           Founded In   Headquarters     Service Centers                Primary Industries Served
------------------------------------------------------------------------------------------------------------------------------------
Affiliated Metals             1979      Granite City, IL        2          consumer durables,commercial transportation equipment,
                                                                           appliances and furniture
Interstate Steel Supply       1949      Philadelphia, PA        3          structural steel fabricators of buildings and bridges,
                                                                           shipbuilding, railroad and electrical power generation
Queensboro Steel              1952      Wilmington, NC          3          transportation, construction, pulp and paper,
                                                                           shipbuilding, and chemical
Southern Alloy                1977      Salisbury, NC           1          fluid power, machine tool, pump and valve, power
                                                                           transmission and textile machinery
Steel Service Systems         1990      Horicon, WI             1          manufacturers of lawn and garden equipment, outdoor
                                                                           recreational vehicles and furniture
Texas Aluminum                1949      Houston, TX             5          aluminum and steel building products, including windows,
                                                                           doors, wall panels, canopies and awnings, for comercial
                                                                           and residential applications
Uni-Steel                     1907      Enid, OK                2          equipment manufacturing, oil and gas, transportation and
                                                                           mining
Williams Steel & Supply       1944      Milwaukee, WI           1          construction, original equipment manufacturers and
                                                                           fabricators

Product/Service Applications

Customer: John Deere
Company: Steel Service Systems, Horicon, Wisconsin

           [Photographs of Founding Company processes and end-users]

Steel Service Systems provides John Deere with an integrated metals inventory and processing solution. Steel Service Systems purchases rolled sheet steel, receives orders electronically, processes the metal to customer specifications, and delivers within 4-8 hours to the point of use inside Deere's plant.

Product: Building Components
Company: Texas Aluminum, Houston, Texas

           [Photographs of Founding Company processes and end-users]

Texas Aluminum participates in one of the most rapidly growing segments of the metals industry. The company provides a wide range of building components for both commercial and residential builders, including roofing components, awnings and patio covers. Texas Aluminum distributes its products nationally through 36 locations.

                               PROSPECTUS SUMMARY

     SIMULTANEOUSLY WITH AND AS A CONDITION TO THE CONSUMMATION OF THE OFFERING MADE BY THIS PROSPECTUS (THIS "OFFERING"), METALS USA, INC. WILL ACQUIRE, IN SEPARATE MERGER TRANSACTIONS (THE "MERGERS") IN EXCHANGE FOR CASH AND SHARES
OF ITS COMMON STOCK, EIGHT COMPANIES (EACH A "FOUNDING COMPANY" AND, COLLECTIVELY, THE "FOUNDING COMPANIES") ENGAGED IN THE VALUE-ADDED PROCESSING OF STEEL, ALUMINUM AND SPECIALTY METALS AS WELL AS THE MANUFACTURE OF METAL COMPONENTS. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE "COMPANY" HEREIN INCLUDE THE FOUNDING COMPANIES, AND REFERENCES HEREIN TO "METALS USA" MEAN METALS USA, INC. PRIOR TO THE CONSUMMATION OF THE MERGERS.

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE PRO FORMA COMBINED AND INDIVIDUAL HISTORICAL FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, (I) ALL SHARE, PER SHARE AND FINANCIAL INFORMATION SET FORTH HEREIN (A) HAVE BEEN ADJUSTED TO GIVE EFFECT TO ALL OF THE MERGERS; (B) ASSUME AN INITIAL PUBLIC OFFERING PRICE OF $13.00 PER SHARE; AND (C) ASSUME NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; AND (II) ALL REFERENCES TO COMMON STOCK INCLUDE BOTH COMMON STOCK, $0.01 PAR VALUE, AND RESTRICTED VOTING COMMON STOCK, $0.01 PAR VALUE (THE "RESTRICTED COMMON STOCK"), OF THE COMPANY.

                                  THE COMPANY

     Metals USA was founded in 1996 to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly-fragmented metals processing industry. The Company believes that the metals processor/service center industry in the United States is consolidating and currently has as many as 3,500 participants collectively generating over $75 billion in annual revenues. The Company intends to play a major role in the consolidation of this industry by combining a broad-based group of metals processing and manufacturing companies. To be a leader in the consolidation of the metals processing industry, the Company will be required to acquire and deploy the capital-intensive equipment and technology necessary to meet rapidly changing customer requirements. Upon consummation of this Offering, Metals USA will acquire the eight Founding Companies, which have been in business an average of 40 years and had 1996 pro forma combined net sales of $387 million. Net sales were $105 million for the first quarter of 1997.

     The Company engages in the preproduction processing of steel, aluminum and specialty metals and intends to capitalize on trends occurring among both primary metals producers and end-users of processed metals. In order to remain competitive, primary metals producers are focusing on their core competencies of high-volume production of a limited number of standardized metal products, and are limiting or eliminating their processing services. At the same time, most end-user customers are increasingly outsourcing their metals processing and inventory management requirements to reduce materials costs, decrease capital required for raw materials inventory and processing equipment and save time, labor and other expenses. Additionally, end-user customers are seeking to reduce costs by limiting the number of processors/service centers with whom they do business, often eliminating those suppliers offering limited ranges of products and services. The Company intends to provide just-in-time inventory management with a view to reducing its customers' overall cost of their manufactured metal products. In addition to its metals processing capabilities, the Company manufactures higher-value components from processed metals, such as finished building products, and produces a number of finished components machined from specialty metals, such as bushings, pump parts and hydraulic cylinders. The Company intends to continue its focus on the metal building products industry, the single fastest growing segment of the metals processing industry.

     The eight Founding Companies sell to over 10,000 customers in industries such as the furniture, transportation equipment, power and process equipment, industrial/commercial construction, consumer durables and electrical equipment industries. The Company believes that its broad customer base and wide array of metals processing capabilities, products and services, coupled with its geographic coverage across the United States, reduce the Company's susceptibility to economic fluctuations affecting any one industry or geographical area.

     To date, the primary acquirors in the metals processor/service center industry have been a few large metals service center companies that have acquired businesses on a service center-by-service center basis. Following an acquisition, these acquirors typically install their operating systems, procedures and management and eliminate the acquired service center's separate identity, thereby effectively converting the business into a branch office. The Company believes that the sale of well-established businesses to these acquirors is not an attractive alternative for many owners, particularly those who do not wish to retire from the business. The Company, therefore, believes significant acquisition opportunities exist for a well-capitalized, national value-added metals processor/service center that employs a decentralized operating strategy and preserves the identity of the acquired businesses. The Company believes that this operating strategy and the highly-fragmented nature of the metals industry should allow it to be a leader in the industry's consolidation.

     Key elements of the Company's strategy to achieve its objectives are:

       o EXPANDING THROUGH ACQUISITIONS. The Company believes that the metals processor/service center industry is highly fragmented and consolidating. The Company intends to pursue aggressively this consolidation through its acquisition program, the key elements of which are: to enter new geographic markets, expand within existing geographic markets, and enter complementary processing and service markets. The Company believes there are significant opportunities to expand through acquisition in geographic markets where the Company does not currently have a strong presence by acquiring companies that are leaders in their regional markets. The Company also plans to improve its market share in existing geographic markets by pursuing "tuck-in" acquisitions as well as acquisitions of companies that expand its range of products and services.

       o OPERATING ON A DECENTRALIZED BASIS. The Company intends to manage the Founding Companies and subsequently acquired companies on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and growth of the business and the flexibility to capitalize on the considerable regional market knowledge, name recognition and customer relationships.

       o ACCELERATING INTERNAL SALES GROWTH. A key component of the Company's strategy is to accelerate internal sales growth at each Founding Company and at each subsequently acquired business. The key elements of this internal growth strategy are: to expand products and services to existing customers and to add new customers. The Company believes that there are significant opportunities to accelerate internal growth by making capital investments in areas such as inventory management, logistics systems and processing equipment, thereby expanding the range of processes and services offered by the Company. The Company also intends to implement a Company-wide marketing program which will utilize professional marketing sources and to adopt "best-practices" among Founding Companies to demonstrate to the numerous customers not currently served by the Company that they could reduce their production costs by taking advantage of the Company's processing, inventory management and other services.

       o IMPROVING OPERATING MARGINS. The Company believes that the combination of the Founding Companies will provide significant opportunities to realize purchasing economies and increase the Company's profitability. The key components of this strategy are: to increase operating efficiencies and to centralize appropriate admininistrative functions. The Company intends to use its increased purchasing power to gain volume discounts and to develop more effective inventory management systems. The Company expects measureable cost savings in such areas as vehicle leasing and maintenance, information systems and other purchases. The Company also believes there are significant opportunities to improve operating margins by consolidating administrative functions such as financing, insurance and employee benefits.

     The Company's executive offices are located at 4801 Woodway, Suite 300E, Houston, Texas 77056, and its toll free telephone number is (888) 871-8701.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING

Common Stock offered by the
  Company............................ 5,900,000 shares
Common Stock to be outstanding after
  the Offering....................... 20,782,023 shares(1)(2)
Use of Proceeds...................... To pay the cash portion of the purchase price for the Founding
                                     Companies, to repay expenses incurred
                                     in connection with the organization
                                     of Metals USA and the Offering and
                                     for general corporate purposes,
                                     including future acquisitions. See
                                     "Use of Proceeds."
Proposed NYSE symbol................. MUI

------------

(1) Includes 10,128,609 shares of Common Stock to be issued in connection with the Mergers, but excludes 2,171,024 shares of Common Stock subject to options to be granted in connection with this Offering at an exercise price equal to the initial public offering price. See "Management -- 1997 Long-Term Incentive Plan" and "-- 1997 Non-Employee Directors' Stock
    Plan."

(2) Includes 3,122,914 shares of Restricted Common Stock held by Notre Capital Ventures II, L.L.C. ("Notre"). Each share of Restricted Common Stock is entitled to 0.55 of one vote on all matters submitted to stockholders. Restricted Common Stock is convertible into Common Stock under certain circumstances. See "Description of Capital Stock -- Common Stock and Restricted Common Stock."

                              RECENT DEVELOPMENTS

     During 1996 and 1997, members of the management team and certain consultants were assembled by Notre to pursue the consolidation of the Founding Companies. Notre, a consolidater of highly-fragmented industries, provided the Company with expertise regarding the consolidation process and advanced the Company the capital needed to pay organizational and Offering expenses.

     In connection therewith, during 1996 and the first and second quarters of 1997, Metals USA sold an aggregate of 1,385,500 shares of Common Stock to management of and consultants to the Company for $0.01 per share. As a result, the Company has recorded non-recurring, non-cash compensation charges of $3.6 million in 1996 and $2.8 million and $6.1 million in the first and second quarters of 1997, respectively, representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale, as if the Founding Companies were combined.

     The aggregate consideration to be paid by Metals USA in the Mergers consists of approximately $40.2 million in cash and 10,128,609 shares of Common Stock, plus the assumption of $96.0 million of existing debt of the Founding Companies. Prior to the Mergers, the Founding Companies that are S Corporations will distribute an aggregate of $18.6 million to their stockholders, representing substantially all of the previously taxed undistributed earnings and tax payments on current earnings of such Founding Companies (the "S Corporation Distributions"). In order to fund the S Corporation Distributions, the Founding Companies will borrow the $18.6 million from existing sources, which borrowings are included in the debt to be assumed by Metals USA. The consideration to be paid by Metals USA for each Founding Company was determined by negotiations between Metals USA and representatives of each Founding Company and was based primarily upon the pro forma adjusted net income of each Founding Company. For a more detailed description of these transactions, see "Certain Transactions -- Organization of the Company."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Metals USA will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. The following table presents summary pro forma combined financial data for the Company, as adjusted for (i) the effects of the Mergers, (ii) the effects of certain pro forma adjustments to the historical financial statements described below, and (iii) the consummation of this Offering and the application of the net proceeds therefrom. See "Selected Financial Data," the Unaudited Pro Forma Combined Financial
Statements and the Notes thereto and the historical Financial Statements of the Founding Companies and the Notes thereto included elsewhere in this Prospectus.

                                                  PRO FORMA COMBINED
                                          -----------------------------------
                                            TWELVE MONTHS       THREE MONTHS
                                                ENDED              ENDED
                                          DECEMBER 31, 1996    MARCH 31, 1997
                                          -----------------    --------------
STATEMENTS OF OPERATIONS DATA(1):
     Net sales..........................        $387,038           $105,383
     Cost of sales......................         295,501             81,250
     Operating and delivery(2)..........          41,157             11,657
     Selling, general and administrative
       expenses(2)......................          24,042              6,204
     Depreciation and amortization(3)...           6,340              1,679
     Operating income...................          19,998              4,593
     Interest and other expense,
       net(4)...........................           4,265              1,200
     Income before income taxes.........          15,733              3,393
     Net income(5)......................           8,251              1,747
     Net income per share...............         $   .42            $   .09
     Shares used in computing pro forma
       net income per share(6)..........      19,458,715         19,458,715

                                                   MARCH 31, 1997
                                           ------------------------------
                                            PRO FORMA
                                           COMBINED(7)     AS ADJUSTED(8)
                                           -----------     --------------
BALANCE SHEET DATA:
     Working capital(4).................    $  55,061(9)      $112,450
     Total assets.......................      277,191          292,769
     Long-term debt, net of current
      maturities(4).....................       96,026           85,670
     Stockholders' equity(4)............       98,803          166,100

------------
(1) The pro forma combined statements of operations data assume that the Mergers and the Offering were closed on January 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The historical combined net sales for the Founding Companies for the twelve months ended December 31, 1996 and the three months ended March 31, 1997 were $375.8 million and $105.0 million, respectively.

(2) The pro forma combined statements of operations data reflect (a) in selling, general and administrative expenses, an aggregate of approximately $3.6 million and $0.8 million for the twelve months ended December 31, 1996 and the three months ended March 31, 1997, respectively, in pro forma reductions in salary, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively (the "Compensation Differential"),
    (b) in operating and delivery, a $0.5 million and $0.1 million for the twelve months ended December 31, 1996 and the three months ended March 31, 1997, respectively, reduction in lease expense pursuant to the renegotiation of certain leases (the "Rent Differential"), and (c) selling, general and administrative expenses do not include the non-recurring portion of the non-cash compensation charge ("Compensation Charge") of $3.6 million and $2.8 million for the twelve months ended December 31, 1996 and the three months ended March 31, 1997, respectively.

(3) Includes $3.0 million and $0.7 million for the twelve months ended December 31, 1996 and the three months ended March 31, 1997, respectively, of amortization on the $115.5 million of goodwill to be recorded as a result of the Mergers computed on the basis described in Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Several of the Founding Companies are S Corporations. Prior to the Mergers, these Founding Companies will make the S Corporation Distributions to their stockholders totaling $18.6 million. In order to fund the S Corporation Distributions, the Founding Companies will borrow $18.6 million from existing sources, $10.4 million of which will be repaid from the proceeds of this Offering. Additionally, prior to the Mergers, certain of the Founding Companies will distribute to their stockholders certain real estate and non-operating assets and liabilities having a net book value of $4.1 million. Accordingly, pro forma interest expense has been increased by $0.7 million and $0.1 million for the twelve months ended December 31, 1996 and the three months ended March 31, 1997, respectively and pro forma working capital has been reduced by $10.4 million, pro forma long-term debt has been increased by $8.2 million and pro forma stockholders' equity has been reduced by $22.7 million at March 31, 1997.

(5) Assumes all income is subject to a corporate tax rate of 40% and all goodwill and the Compensation Charge are non-deductible.

(6) Includes (i) 10,128,609 shares to be issued to owners of the Founding Companies, (ii) 1,385,500 shares issued to the management of and consultants to Metals USA, (iii) 3,367,914 shares issued to Notre and, (iv) 4,576,692 of the 5,900,000 shares sold in the Offering necessary to pay the cash portion of the Merger consideration, retire certain indebtedness relating to the S Corporation Distributions and pay expenses of this Offering. Excludes options to purchase 2,171,024 shares to be granted upon consummation of this Offering.

(7) The pro forma combined balance sheet data assumes that the Mergers were consummated on March 31, 1997.

(8) Adjusted for the sale of 5,900,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds."

(9) Includes a $40.2 million payable, representing the cash portion of the Merger consideration to be paid from a portion of the net proceeds of this Offering.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents summary financial data for each of the individual Founding Companies for each of their three most recent years. Income from operations has not been adjusted for the anticipated increase in income attributable to the Compensation Differential or the Rent Differential or to take into account increased costs associated with the Company's new corporate management and with being a public company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction."

                                                                         THREE MONTHS ENDED
                                               FISCAL YEARS(1)                MARCH 31,
                                       -------------------------------  ---------------------
                                         1994       1995       1996        1996       1997
                                       ---------  ---------  ---------  ----------  ---------
                                                     (IN THOUSANDS OF DOLLARS)
TEXAS ALUMINUM/CORNERSTONE:
     Net sales.......................  $  26,105  $  34,706  $  40,651  $    7,620  $   9,685
     Operating income (loss).........        493      1,623      3,012         (55)       521
INTERSTATE:
     Net sales.......................     49,299     61,375     66,806      15,673     16,137
     Operating income................      1,149      2,751      4,720       1,233        803
QUEENSBORO:
     Net sales.......................     50,795     60,322     54,996      14,778     15,302
     Operating income................      1,366      2,096      3,454         770        739
AFFILIATED:
     Net sales.......................     63,046     78,976     81,002      20,308     26,711
     Operating income................      1,474      2,319      3,476       1,177        680
SOUTHERN ALLOY:
     Net sales.......................      9,463     12,018     10,815       3,076      2,671
     Operating income (loss).........        409        533         46         (70)        60
UNI-STEEL:
     Net sales.......................     42,711     47,662     54,620      13,543     16,671
     Operating income................      1,334      1,694      2,361         618        772
WILLIAMS(2):
     Net sales.......................     27,449     30,422     25,451       2,542      7,958
     Operating income................        694      1,518      1,425         162        346
SERVICE SYSTEMS:
     Net sales.......................     28,214     31,062     35,750       9,745      9,854
     Operating income................      1,392      1,017        818         527        653

------------

(1) The financial data are presented on a historical basis for the Founding Companies' respective fiscal year ends. The fiscal periods presented are as follows: Texas Aluminum/Cornerstone is comprised of Texas Aluminum with the fiscal years ended June 30, 1994, 1995 and December 1996 and Cornerstone with the nine months ended December 31, 1995 (founded in 1995), and fiscal year ended December 31, 1996; Uni-Steel -- the fiscal years ended September 30, 1994, 1995 and 1996; Affiliated -- the fiscal years ended September 3, 1994, September 2, 1995 and August 31, 1996; Southern Alloy, Interstate, Queensboro, and Service Systems -- years ended December 31, 1994, 1995 and 1996; and Williams -- ten months ended December 1996.

(2) Williams was purchased by its current owners effective March 1, 1996. The March 31, 1996 financial data are for the one month ended March 31, 1996. The financial data for the predecessor entity, prior to the acquisition by its current owners, are presented for 1994 and 1995. For the two months ended February 29, 1996, the predecessor entity had $5,258 and $320 of net sales and operating income, respectively.

                                  THE COMPANY

     Metals USA was founded in 1996 to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly-fragmented metals processing industry. Metals USA has entered into agreements to acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. In 1996, the Founding Companies, which have been in business an average of 40 years, had pro forma combined net sales of $387.0 million, servicing over 10,000 customers. For a description of the transactions pursuant to which these businesses will be acquired, see "Certain Transactions -- Organization of the Company." The following is a description of the Founding Companies:

     TEXAS ALUMINUM INDUSTRIES, INC./THE CORNERSTONE GROUP -- Texas Aluminum Industries, Inc. ("Texas Aluminum"), headquartered in Houston, Texas, was founded in 1949 by Gene C. Elkins. The Cornerstone Group ("Cornerstone") includes four entities founded in 1995, 1996 and 1997 by Michael E. Christopher and Mark Elkins, who are the principal stockholders of Texas Aluminum (Texas Aluminum and Cornerstone being collectively referred to herein as "Texas Aluminum/Cornerstone"). Texas Aluminum/Cornerstone operates through five manufacturing plants and 36 service centers and distribution facilities primarily in the Sunbelt. Texas Aluminum/Cornerstone produces and distributes aluminum and steel building products consisting of windows, doors, insulated wall panels, canopies and awnings primarily for the commercial and residential building products industries. Texas Aluminum/Cornerstone had fiscal 1996 and first quarter 1997 net sales of $40.6 million and $9.7 million, respectively, and currently has 260 employees. Michael E. Christopher, the Executive Vice President of Texas Aluminum and President of Cornerstone, has been employed by Texas Aluminum for ten years, will sign a five-year employment agreement with Texas Aluminum/Cornerstone to become President of Texas Aluminum/Cornerstone following consummation of this Offering and will become a Senior Vice President and a director of the Company.

     INTERSTATE STEEL SUPPLY CO. -- Interstate Steel Supply Co.
("Interstate"), headquartered in Philadelphia, Pennsylvania, was founded in 1949 and operates primarily in the northeast and mid-Atlantic regions of the United States. Interstate operates service centers in Philadelphia and Pittsburgh, Pennsylvania and Baltimore, Maryland and is a value-added metals processor/service center providing products and services primarily to structural steel fabricators of buildings and bridges and to the shipbuilding, railroad and electric power generation industries. Interstate had fiscal 1996 and first quarter 1997 net sales of $66.8 million and $16.1 million, respectively, and currently has 180 employees. Arnold W. Bradburd, the Chairman of the Board and Chief Executive Officer of Interstate, has been employed by Interstate for 23 years, will sign a five-year employment agreement with Interstate to continue in those capacities following consummation of this Offering and will become Vice-Chairman of the Board of the Company.

     QUEENSBORO STEEL CORPORATION -- Queensboro Steel Corporation ("Queensboro"), headquartered in Wilmington, North Carolina, was founded in 1952 by George and Seymour Alper and operates primarily in the southeastern region of the United States. Queensboro operates service centers in Wilmington and Greensboro, North Carolina and Norfolk, Virginia and is a value-added metals processor/service center and fabricator, providing products and services primarily to the shipbuilding, transportation, construction, pulp and paper and chemical industries. Queensboro had fiscal 1996 and first quarter 1997 net sales of $55.0 million and $15.3 million, respectively, and currently has 200 employees. Mark Alper, the President of Queensboro has been employed by Queensboro for 26 years, will sign a five-year employment agreement with Queensboro to continue his present position following consummation of this Offering and will become Vice President -- Development and a director of the Company.

     AFFILIATED METALS, INC. -- Affiliated Metals, Inc. ("Affiliated"), headquartered in Granite City, Illinois, was founded in 1979 and operates primarily in the midwestern region of the United States. Affiliated operates service centers in Granite City, Illinois and a newly constructed facility in Butler, Indiana and is a value-added metals processor/service center providing products and services primarily to manufacturers of consumer durables, commercial transportation equipment, appliances and furniture. Affiliated had fiscal 1996 and first quarter 1997 net sales of $81.0 million and $26.7 million, respectively, and currently has 130 employees. Patrick A. Notestine, the President of Affiliated, has been employed by Affiliated for nine years, will sign a five-year employment agreement with Affiliated to continue his present position following consummation of this Offering and will become a director of the Company.

     SOUTHERN ALLOY OF AMERICA, INC. -- Southern Alloy of America, Inc. ("Southern Alloy"), headquartered in Salisbury, North Carolina, was founded in 1977 and operates primarily in the southeastern region of the United States. Southern Alloy operates a plant in Salisbury, North Carolina and is a specialty metals processor, providing products and services primarily to the fluid power, machine tools, pump and valve, power transmission and textile machinery industries. Southern Alloy had fiscal 1996 and first quarter 1997 net sales of $10.8 million and $2.7 million, respectively, and currently has 30 employees. William B. Edge, the President of Southern Alloy, has been employed by Southern Alloy for 16 years, will sign a five-year employment agreement with Southern Alloy to continue his present position following consummation of this Offering and will become a director of the Company.

     UNI-STEEL, INC. -- Uni-Steel, Inc. ("Uni-Steel"), headquartered in Enid, Oklahoma, was founded in 1987 as a result of the merger of two companies which began operations in 1907 and 1924, and operates primarily in the southwestern and midwestern regions of the United States. Uni-Steel operates service centers in Enid, Muskogee and the Port of Muskogee, Oklahoma and is a value-added metals processor/service center providing products and services primarily to customers in the oil and gas, transportation, mining and manufacturing industries. Uni-Steel had fiscal 1996 and first quarter 1997 net sales of $54.6 million and $16.7 million, respectively, and currently has 130 employees. Richard A. Singer, the Chief Executive Officer of Uni-Steel, has been employed by Uni-Steel for 32 years, will sign a five-year employment agreement with Uni-Steel to continue in such capacities following consummation of this Offering and will become a Senior Vice President and a director of the Company.

     WILLIAMS STEEL & SUPPLY CO., INC. -- Williams Steel & Supply Co., Inc. ("Williams"), headquartered in Milwaukee, Wisconsin, was founded in 1944 and operates primarily in the midwest region of the United States. Williams operates a service center in Milwaukee, Wisconsin and is a value-added metals processor/service center, providing products and services primarily to the construction industry, original equipiment manufacturers ("OEMs") and fabricators. Williams had fiscal 1996 and first quarter 1997 net sales of $25.5 million and $8.0 million, respectively, and currently has 80 employees. Lester
G. Peterson, the President of Williams, has been employed by Williams for 27 years, will sign a five-year employment agreement with Williams to continue his present position following consummation of this Offering and will become a director of the Company.

     STEEL SERVICE SYSTEMS, INC. -- Steel Service Systems, Inc. ("Service Systems"), headquartered in Horicon, Wisconsin was founded in 1990 and operates primarily in the midwestern region of the United States. Service Systems operates a service center in Horicon, Wisconsin and is a value-added metals processor/service center providing products and services primarily for manufacturers of lawn and garden equipment, outdoor recreation vehicles and furniture. Service Systems had fiscal 1996 and first quarter 1997 net sales of $35.8 million and $9.9 million, respectively, and currently has 75 employees. Craig R. Doveala, the President of Service Systems, has been employed by Service Systems since its founding, will sign a five-year employment agreement with Service Systems to continue his present position following consummation of this Offering and will become a director of the Company.

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF ANY NUMBER OF FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

     ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATING FOUNDING COMPANIES. Metals USA was founded in 1996 but has conducted no operations and generated no net sales to date. Metals USA has entered into definitive agreements to acquire the Founding Companies simultaneously with, and as a condition to, the closing of this Offering. The Founding Companies have been operating as separate independent entities, and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. The Company's management group has been assembled only recently, and there can be no assurance that the management group will be able to manage the combined entity or to implement effectively the Company's acquisition and internal growth operating strategies. The pro forma combined historical financial results of the Founding Companies cover periods when the Founding Companies and Metals USA were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate the Founding Companies successfully would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See
"Business -- Strategy" and "Management."

     POSSIBLE IMPACT OF VARYING METAL PRICES. The principal raw materials used by the Company are steel, aluminum and various specialty metals. The metals industry as a whole is cyclical, and at times pricing and availability of raw materials in the metals industry can be volatile due to numerous factors beyond the control of the Company, including general, domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for the Company, and may, therefore, adversely affect the Company's net sales, operating margin and net income. During the last five years, carbon steel prices for the Founding Companies have increased an average of 2.7% per year. Aluminum prices have declined approximately 7% per year for the past two years. While the overall trend of steel and aluminum prices has been relatively stable, prices have fluctuated approximately 10% up or down during interim periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's service centers maintain substantial inventories of metal to accommodate the short lead times and just-in-time delivery requirements of its customers. Accordingly, the Company purchases metal in an effort to maintain its inventory at levels that it believes to be appropriate to satisfy the anticipated needs of its customers based on information derived from customers, market conditions, historic usage and industry research. The Company's commitments for metal purchases are generally at prevailing market prices in effect at the time the Company places its orders. The Company has no long-term, fixed-price purchase contracts. During periods of rising raw materials pricing, there can be no assurance the Company will be able to pass any portion of such increases on to customers. When raw material prices decline, customer demands for lower prices could result in lower sale prices and, as the Company uses existing inventory, lower margins. Changing metal prices could adversely affect the Company's operating margin and net income.

     CYCLICALITY OF DEMAND. Many of the Company's products are sold to industries that experience significant fluctuations in demand based on economic conditions, energy prices, consumer demand and other factors beyond the control of the Company. No assurance can be given that the Company will be able to increase or maintain its level of sales in periods of economic stagnation or downturn.

     RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY. The Company intends to grow significantly through the acquisition of additional value-added metals processors/service centers and manufacturers. The Company expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Founding Companies or other businesses acquired in the future will achieve anticipated net sales and earnings. See "Business -- Strategy."

     RISKS RELATED TO ACQUISITION FINANCING. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock for all or a substantial portion of the consideration to be paid. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. Upon consummation of this Offering, the Company will have $17.2 million of net proceeds remaining for future acquisitions and working capital after payment of Merger and Offering expenses and the cash portion of the purchase price for the Founding Companies. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. Upon consummation of this Offering, the Company has obtained a commitment for a bank line of credit of $150.0 million for working capital and acquisitions. However, there can be no assurance that the Company will be able to obtain additional financing it may need for its acquisition program on terms that the Company deems acceptable. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Combined liquidity and capital resources."

     RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES. Key elements of the Company's strategy are to improve the profitability of the Founding Companies and subsequently acquired businesses and to continue to expand the net sales of the Founding Companies and any subsequently acquired businesses. Although the Company intends to seek to improve the profitability of the Founding Companies and any subsequently acquired businesses by various means, including realizing overhead and purchasing efficiencies, there can be no assurances that the Company will be able to do so. The Company's ability to increase the net sales of the Founding Companies and any subsequently acquired businesses will be affected by various factors, including demand for metals, pricing and availability of raw materials, the Company's ability to expand the range of products and services offered by each Founding Company and any subsequently acquired businesses and the Company's ability to successfully enter new markets. Many of these factors are beyond the control of the Company, and there can be no assurance that the Company's strategies will be successful or that it will be able to generate cash flow adequate for its operations and to support internal growth. A key component of the Company's strategy is to operate the Founding Companies and subsequently acquired businesses on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. If proper overall business controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices at the Founding Companies and subsequently acquired businesses and the Company's overall profitability could be adversely affected. See "Business -- Strategy -- Operating on a
Decentralized Basis."

     COMPETITION. The Company is engaged in a highly-fragmented and competitive industry. The Company competes with a large number of other value-added metals processors/service centers on a regional and local basis, some of which may have greater financial resources than the Company and several of which are public companies. The Company also competes to a lesser extent with primary metals producers, who typically sell to very large customers requiring regular shipments of large volumes of metals. The Company may also face competition for acquisition candidates from those public companies that have acquired a number of metals service center businesses during the past decade. Other smaller metals processors/service centers may also seek acquisitions from time to time. Increased competition could have a material adverse effect on the Company's net sales and profitability. See "Business -- Competition."

     REGULATION. The Company's operations are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety. In particular, the Company's operations are subject to extensive federal, state and local laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, environment protection, remediation, workplace exposure and other matters. Hazardous materials the Company uses in its operations primarily include lubricants, cleaning solvents and hydrochloric acid used in its pickling operations at two facilities.

     Some of the properties owned or leased by the Company are located in industrial areas close to properties with histories of heavy industrial use, three of which are on or near sites listed on the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") National Priority List. The Company believes that as many as three of the properties leased by Founding Companies have been contaminated by pollutants which have migrated from neighboring facilities or have been deposited by prior occupants.

     Prior to entering into the agreements relating to the Mergers, the Company evaluated the properties owned or leased by the Founding Companies and engaged an independent environmental consulting firm to conduct or review assessments of environmental conditions at these properties. Although no environmental claims have been made against the Company and it has not been named as a potentially responsible party by the Environmental Protection Agency or any other party, it is possible that the Company could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws. If so, the Company could incur substantial litigation costs to prove it is not responsible for the environmental damage. The Company has obtained limited indemnities from the stockholders of the Founding Companies (ranging from approximately $50,000 to $7.6 million per Founding Company) whose facilities are located at the contaminated sites. The Company believes that these indemnities will be adequate to protect it from a material adverse effect on its financial condition should the Company be found to be responsible for a share of the clean-up costs. The limited indemnities are subject to certain deductible amounts, however, and there can be no assurance that the limited indemnities will fully protect the Company. See "Business -- Governmental Regulation and Environmental Matters."

     RELIANCE ON KEY PERSONNEL. Due in part to the Company's decentralized operating strategy, the Company will be highly dependent on the continuing efforts of its executive officers and the senior management of the Founding Companies, and the Company likely will depend on the senior management of any significant business it acquires in the future. The business or prospects of the Company could be affected adversely if any of these persons does not continue in his management role until the Company is able to attract and retain qualified replacements. See "Management."

     CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. Following the consummation of the Mergers and this Offering, the Company's executive officers and directors, former stockholders of the Founding Companies and entities affiliated with them will beneficially own approximately 71.6% of the outstanding shares of Common Stock (68.7% if the Underwriters' over-allotment option is exercised in full), of which Notre, management of and consultants to Metals USA will own 4,753,414 shares of Common Stock, representing 22.9% of all shares of Common Stock outstanding, for which they paid $.01 per share. Of these shares of Common Stock, 3,122,914 shares are Restricted Common Stock, which are entitled to elect one member of the Company's Board of Directors and to 0.55 of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. These holders of Common Stock will control in the aggregate

17.3% of the votes of all shares of Common Stock, and, if acting in concert, will be able to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the outcome of any matter submitted to a vote of stockholders. See "Principal Stockholders."

     SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES OF FOUNDING COMPANIES. Of the net proceeds of this Offering, $40.2 million, or 59.7% will be paid as the cash portion of the purchase price for the Founding Companies. Certain of the Founding Companies have incurred indebtedness which has been personally guaranteed by their stockholders or by entities controlled by its stockholders. Some of the recipients of these funds will become directors of the Company or holders of more than 5% of the Common Stock. At March 31, 1997, the aggregate amount of indebtedness of these Founding Companies that was subject to personal guarantees was approximately $40.7 million. After March 31, 1997, the Founding Companies borrowed $18.6 million to fund the S Corporation Distributions. The Company intends to use the net proceeds from this Offering, together with borrowings available from the Company's revolving credit facility (see "Use of Proceeds"), to repay substantially all of the indebtedness of the Founding Companies. Additionally, Notre has agreed to advance to Metals USA until the consummation of the Mergers and the Offering such funds as are necessary to effect the Mergers and this Offering and will be reimbursed from the proceeds of this Offering in respect of such expenses. As of March 31, 1997, Notre had advanced the Company $1.1 million for such expenses. In 1997, 985,500 shares of Common Stock have been issued to management and certain consultants to the Company at a price of $0.01 per share. See "Certain Transactions."

     BENEFITS TO NOTRE AND MANAGEMENT. Notre, management and certain consultants to the Company own in the aggregate 4,753,414 shares of Common Stock. These stockholders acquired their Common Stock at a price of $0.01 per share. These parties will own, in the aggregate, appproximately 22.9% of the outstanding Common Stock following the consummation of this Offering, which have a value (at $13.00 per share) of approximately $61.8 million. Of these shares of Common Stock, 3,122,914 shares are Restricted Common Stock, which are entitled to elect one member of the Company's Board of Directors and to 0.55 of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors and will control in the aggregate 8.9% of the votes of all shares of Common Stock. See "Principal Stockholders."

     NO PRIOR PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE. Prior to this Offering, there has been no public market for the Common Stock. Therefore, the initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on The New York Stock Exchange, subject to official notice of issuance. However, there can be no assurance that an active trading market will develop subsequent to this Offering or, if developed, that it will be sustained. After this Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including the timing of any acquisitions by the Company, variations in the Company's annual or quarterly financial results or those of its competitors, changes by financial research analysts in their estimates of the future earnings of the Company, conditions in the economy in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the metals industry. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

     POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK. Upon consummation of the Mergers and this Offering, 20,782,023 shares of Common Stock will be outstanding. The 5,900,000 shares sold in this Offering (other than shares that may be purchased by affiliates of the Company) will be freely tradable. The remaining outstanding shares may be resold publicly only following their registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption from registration
(such as provided by Rule 144 following a one year holding period for previously unregistered shares). The holders of these remaining shares have certain demand rights to have their shares registered in the future under the Securities Act, but may not exercise such demand registration rights, and have agreed with the Company that they will not sell, transfer or otherwise dispose of any of their shares, for one year following the consummation of this Offering. On completion of this Offering, the Company also will have outstanding options to purchase up to a total of 2,171,024 shares of Common Stock. The Company intends to register all the shares subject to these options under the Securities Act for public resale. The Company intends to register 8,000,000 additional shares of Common Stock under the Securities Act within 90 days after completion of this Offering for issuance in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale. Sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and complete any additional acquisitions for Common Stock. See "Shares Eligible for Future Sale."

     POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. Metals USA's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions and voting rights) as the Board of Directors may determine. The issuance of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Certificate of Incorporation provides for a classified Board of Directors, which may also have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

     IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of Common Stock in this Offering will experience immediate, substantial dilution in the net tangible book value of their stock of $10.57 per share and may experience further dilution in that value from issuances of Common Stock in connection with future acquisitions. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 5,900,000 shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated Offering and Merger expenses, are estimated to be $67.3 million ($78.0 million if the Underwriters' over-allotment option is exercised in full).

     Of the net proceeds, $40.2 million will be used to pay the cash portion of the purchase price for the Founding Companies, some of which will be paid to former stockholders who will become officers, directors, or holders of more than 5% of the Common Stock.

     The remaining net proceeds from this Offering, which is estimated to be approximately $27.1 million, (excluding the net proceeds resulting from any over-allotment option as may be exercised by the underwriters) will be used, together with borrowings available from the Company's revolving credit facility discussed below, to repay substantially all of the $96.0 million of indebtedness of the Founding Companies. The majority of the Founding Companies' indebtedness is comprised of revolving credit facilities, which mature at various dates through 1999 and bear interest at rates ranging from a particular bank's prime rate to prime plus 1%. The current revolving credit facilities of the Founding Companies were used to refinance previous credit facilities and for current working capital and general corporate purposes. A portion of the outstanding Founding Company debt incurred during the past year was used to fund the S Corporation Distributions described elsewhere in this Prospectus. The Company will use the remaining portion of the revolving credit facility for general corporate purposes, working capital requirements and the cash portion of acquisitions. The Company currently has no binding or non-binding agreements to effect any future acquisitions.

     The Company has obtained a commitment for a five-year unsecured revolving credit facility of $150.0 million, which will be available upon the closing of this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Combined."

                                DIVIDEND POLICY

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, in the event the Company is successful in obtaining one or more lines of credit, it is likely that any such facility will include restrictions on the ability of the Company to pay dividends without the consent of the lender.

     Prior to the Mergers, certain of the Founding Companies will make S Corporation Distributions aggregating $18.6 million and other distributions of non-operating assets in the amount of $4.1 million to their former stockholders. In order to fund these distributions, the Founding Companies will borrow approximately $18.6 million from existing sources.

                                 CAPITALIZATION

     The following table sets forth the current maturities of long-term obligations and capitalization at March 31, 1997 (i) of Metals USA on a pro forma combined basis to give effect to the issuance of 676,000 shares of Common Stock to management of and consultants to Metals USA after March 31, 1997, the Mergers and the S Corporation Distributions, the distribution of certain real estate and non-operating assets and liabilities and the refinancing of outstanding indebtedness; and (ii) of Metals USA, pro forma combined, as adjusted to give effect to the Mergers, the issuance of the 676,000 shares of Common Stock to management of and consultants to the Company, the S Corporation Distributions, this Offering and the application of a portion of the estimated net proceeds therefrom. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                                 MARCH 31, 1997
                                           --------------------------
                                             PRO
                                            FORMA
                                           COMBINED       AS ADJUSTED
                                           --------       -----------
                                           (IN THOUSANDS OF DOLLARS)
Current maturities of long-term debt
  obligations(1)........................   $ 40,220(2)     $  --
                                           ========       ===========
Long-term obligations, less current
  maturities(1).........................   $ 96,026(3)     $  85,670
Stockholders' equity:
     Preferred Stock: $0.01 par value,
       5,000,000 shares authorized; none
       issued or outstanding............      --              --
     Common Stock: $0.01 par value,
       53,122,914 shares authorized;
       14,882,023 issued and outstanding
       pro forma combined; and
       20,782,023 shares issued and
       outstanding, pro forma as
       adjusted(4)......................        149              208
     Additional paid-in capital.........    111,248          178,486
     Retained deficit(5)................    (12,594)         (12,594)
     Treasury stock.....................      --              --
                                           --------       -----------
          Total stockholders' equity....     98,803          166,100
                                           --------       -----------
             Total capitalization.......   $194,829        $ 251,770
                                           ========       ===========
------------

(1) For a description of the Company's debt, see the Notes to Unaudited Pro Forma Combined Financial Statements and Notes to the Founding Companies' Financial Statements.

(2) Represents the cash portion of the Merger consideration to be paid from a portion of the net proceeds of this Offering.

(3) Several of the Founding Companies are S Corporations. Prior to the Mergers, these Founding Companies will make S Corporation Distributions to their stockholders totaling $18.6 million. In order to fund the S Corporation Distributions, the Founding Companies will borrow $18.6 million from existing sources, $10.4 million of which will be repaid from the proceeds of the Offering. Additionally, prior to the Mergers, certain of the Founding Companies will distribute to their stockholders certain real estate and non-operating assets and liabilities having a net book value of $4.1 million. Accordingly, pro forma long-term debt has been increased by $8.2 million and pro forma stockholders' equity has been reduced by $22.7 million.

(4) Excludes 2,171,024 shares of Common Stock subject to options to be granted upon consummation of this Offering with an exercise price equal to the initial public offering price. See "Management -- 1997 Long-Term Incentive Plan" and " -- 1997 Non-Employee Directors' Stock Plan."

(5) Results from the Compensation Charge associated with 1,385,500 shares issued to management of and consultants to the Company.

                                    DILUTION

     The deficit in pro forma net tangible book value of the Company at March 31, 1997 was approximately $16.7 million, or $1.12 per share of Common Stock. The deficit in net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by the number of shares of Common Stock issued and outstanding after giving effect to the Mergers. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of 5,900,000 shares of Common Stock by the Company in the Offering and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $50.6 million or $2.43 per share. This represents an immediate increase in pro forma net tangible book value of $3.55 per share to stockholders as of March 31, 1997, and an immediate dilution in pro forma net tangible book value of $10.57 per share to purchasers of Common Stock in the Offering. The following table illustrates the dilution per share:

Assumed initial public offering price
  per share.............................             $   13.00
     Pro forma deficit in net tangible
       book value per share before the
       Offering.........................  $   (1.12)
     Increase in pro forma net tangible
       book value per share attributable
       to new investors.................       3.55
                                          ---------
Pro forma net tangible book value per
  share after the Offering..............                  2.43
                                                     ---------
Dilution per share to new investors.....             $   10.57
                                                     =========

     The following table sets forth, on a pro forma basis to give effect to the Mergers as of March 31, 1997, the number of shares of Common Stock purchased from the Company, the aggregate cash consideration paid and the average price per share paid to the Company:

                                                                    TOTAL
                                        SHARES PURCHASED       CONSIDERATION(1)     AVERAGE
                                      ---------------------    ----------------      PRICE
                                        NUMBER      PERCENT         AMOUNT         PER SHARE
                                      ----------    -------    ----------------    ---------
Existing stockholders..............   14,882,023      71.6%      $  (16,715,000)    $ (1.12)
New investors......................    5,900,000       28.4          76,700,000     $ 13.00
                                      ----------    -------    ----------------
     Total.........................   20,782,023     100.0%      $   59,985,000
                                      ==========    =======    ================

------------

(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Founding Companies before this Offering, reduced to reflect: (i) the cash portion of the consideration payable to the stockholders of the Founding Companies in connection with the Mergers; (ii) S Corporation Distributions of $18.6 million; and (iii) the distribution of certain real estate and non-operating assets and liabilities having a net book value of $4.1 million.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Metals USA will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, Metals USA has been identified as the "accounting acquiror." The following selected financial data for Metals USA as of December 31, 1996 and for the period from inception to December 31, 1996 has been derived from audited financial statements of Metals USA. The selected historical financial data as of and for the three months ended March 31, 1997 has been derived from unaudited financial statements of Metals USA, which have been prepared on the same basis as the audited financial statements and, in the opinion of Metals USA, reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of such data. The selected unaudited pro forma combined financial data present data for the Company, adjusted for (i) the effects of the Mergers, (ii) the effects of certain pro forma adjustments to the historical financial statements described below and
(iii) the consummation of this Offering and the application of the net proceeds therefrom. See the Unaudited Pro Forma Combined Financial Statements and the Notes thereto and the historical Financial Statements of Metals USA and certain of the Founding Companies and the Notes thereto included elsewhere in this Prospectus.

                                           PERIOD FROM
                                            INCEPTION
                                          (JULY 3, 1996)   THREE MONTHS
                                             THROUGH           ENDED
                                           DECEMBER 31,      MARCH 31,
                                               1996            1997
                                          --------------   -------------
STATEMENT OF OPERATIONS DATA:
  METALS USA
     Revenues...........................    $  --           $   --
     Selling, general and administrative
     expenses...........................         3,636            2,813
                                          --------------   -------------
     Loss before income taxes...........        (3,636)          (2,813)
     Income tax expense.................       --               --
                                          --------------   -------------
     Net loss...........................    $   (3,636)     $    (2,813)
                                          ==============   =============
  PRO FORMA COMBINED(1):
     Net sales..........................    $  387,038      $   105,383
     Cost of sales......................       295,501           81,250
     Operating and delivery(2)..........        41,157           11,657
     Selling, general and administrative
      expenses(2).......................        24,042            6,204
     Depreciation and amortization(3)...         6,340            1,679
     Operating income...................        19,998            4,593
     Interest and other expense,
      net(4)............................         4,265            1,200
     Income before tax..................        15,733            3,393
     Net income(5)......................         8,251            1,747
     Net income per share...............    $      .42      $       .09
     Shares used in computing pro forma
      net income per share(6)...........    19,458,715       19,458,715

                                                                             COMBINED COMPANIES
                                                                        -----------------------------
                                                  METALS USA                   MARCH 31, 1997
                                           -------------------------    -----------------------------
                                           DECEMBER 31,    MARCH 31,    PRO FORMA
                                               1996          1997       COMBINED(7)    AS ADJUSTED(8)
                                           ------------    ---------    -----------    --------------
BALANCE SHEET DATA:
     Working capital (deficit)(4).......     $    (44)      $(1,135)      $55,061(9)      $112,450
     Total assets.......................           88         1,185       277,191          292,769
     Long-term debt, net of current
       maturities(4)....................       --             --           96,026           85,670
     Stockholders' equity(4)............           39            42        98,803          166,100

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) The pro forma combined statements of operations data assume that the Mergers, the Offering and all acquisitions by the Founding Companies were closed on January 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The historical combined net sales for the Founding Companies for the twelve months ended December 31, 1996 and the three months ended March 31, 1997 were $375.8 million and $105.0 million, respectively.

(2) The pro forma combined statements of operations data reflect the Compensation Differential of $3.6 million and $0.8 million included in selling, general and administrative expenses, the Rent Differential of $0.5 million and $0.1 million included in operating and delivery for the twelve months ended December 31, 1996 and for the three months ended March 31, 1997, respectively, and selling, general and administrative expenses do not include the nonrecurring portion of the Compensation Charge.

(3) Includes $3.0 million and $0.7 million of amortization for the twelve months ended December 31, 1996 and for the three months ended March 31, 1997, respectively, on the $115.5 million of goodwill to be recorded as a result of the Mergers computed on the basis described in Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Several of the Founding Companies are S Corporations. Prior to the Mergers, these Founding Companies will make S Corporation Distributions to their stockholders totaling $18.6 million. In order to fund the S Corporation Distributions, the Founding Companies will borrow $18.6 million from existing sources, $10.4 million of which will be repaid from the proceeds of the Offering. Additionally, prior to the Mergers, certain of the Founding Companies will distribute to their stockholders certain real estate and non-operating assets and liabilities having a net book value of $4.1 million. Accordingly, pro forma interest expense has been increased by $0.7 million and $0.1 million for the twelve months ended December 31, 1996 and for the three months ended March 31, 1997, respectively and pro forma working capital has been reduced by $10.4 million, pro forma long-term debt has been increased by $8.2 million and pro forma stockholders' equity has been reduced by $22.7 million at March 31, 1997.

(5) Assumes all income is subject to a corporate tax rate of 40% and all goodwill and the Compensation Charge are non-deductible.

(6) Includes (i) 10,128,609 shares to be issued to owners of the Founding Companies, (ii) 1,385,500 shares issued to the management of and consultants to Metals USA, (iii) 3,367,914 shares issued to Notre and, (iv) 4,576,692 of the 5,900,000 shares sold in the Offering necessary to pay the cash portion of the Merger consideration, retire certain indebtedness relating to the S Corporation Distributions and pay expenses of this Offering. Excludes options to purchase 2,171,024 shares to be granted upon consummation of this Offering.

(7) The pro forma combined balance sheet data assumes that the Mergers were consummated on March 31, 1997.

(8) Adjusted for the sale of 5,900,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom.

(9) Includes a $40.2 million payable representing the cash portion of the Merger consideration to be paid from a portion of the net proceeds of this Offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Financial Data" and the Founding Companies' Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

     The Company's net sales are derived from the processing of steel, aluminum and other specialty metals and the use of processed metals to manufacture high-value end-use products. The majority of the metals sold by the Company are processed by the Company. The Company processes various metals to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. Additionally, certain of the Founding Companies manufacture finished building products for commercial and residential applications and machine certain specialty metals.

     The Founding Companies have operated throughout the periods presented as privately-owned entities and their results of operations reflect varying tax structures ("S Corporations" or "C Corporations") which have influenced the historical level of owners' compensation. Accordingly, selling, general and administrative expenses as a percentage of net sales may not be comparable among the individual Founding Companies. The owners of the Founding Companies have contractually agreed to certain reductions in both their compensation and benefits and in certain cases lease payments for their respective facilities in connection with the Mergers. The Compensation Differential for 1996 and for the three months ended March 31, 1997 of $3.6 million and $0.8 million, respectively, and the Rent Differential of $0.5 million and $0.1 million, respectively, have been reflected as pro forma adjustments in the Unaudited Pro Forma Combined Statement of Operations presented elsewhere in this Prospectus.

     The Company anticipates that following the Mergers, it will realize savings from: (i) greater volume discounts from raw materials and other suppliers and
(ii) consolidation of insurance, employee benefit programs and other general and administrative costs. It is anticipated that these savings will be offset by costs related to the Company's new corporate management and by the costs attributable to being a public company, at least until the Company's cost savings program can be fully implemented. However, because these savings and costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information included herein.

     During 1996 and the first and second quarters of 1997, the Company sold an aggregate of 1,385,500 shares of Common Stock to management of and consultants to the Company for $0.01 per share. Accordingly, the Company has recorded a Compensation Charge of $3.6 million in 1996, and $2.8 million and $6.1 million in the first and second quarters of 1997, respectively, representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale, as if the Founding Companies were combined.

     In July 1996, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of acquisition accounting. Under SAB 97, the company receiving the largest voting position from the shares issued in connection with the Mergers must be designated as the accounting acquiror. Accordingly, Metals USA is the company that has been designated as the "accounting acquiror." The excess of the fair value of the Merger consideration paid of $139.0 million, exclusive of debt assumed, over the fair value of the net assets acquired for the Founding Companies will be recorded as "goodwill." Generally accepted accounting principles require the amortization of goodwill over its useful life, not to exceed 40 years. The amortization of goodwill is a non-cash charge to operating income. The pro forma impact of this amortization expense, which is non-deductible for tax purposes, is expected to be approximately $3.0 million per year. The amount of goodwill to be recorded and the related amortization expense will depend in part on the actual Offering price. See "Certain Transactions -- Organization of the Company." Prior to the issuance of SAB 97, most business combinations similar to the Mergers were accounted for by combining the historical financial statements of the respective companies without the revaluation of acquired assets and liabilities and, therefore, did not result in the creation of "goodwill."

     The accounting classifications used by the Company to present the combined results of operations for the Founding Companies generally conform to the conventions established by the Steel Service Center Institute ("SSCI") and the National Association of Aluminum Distributors. Depreciation and amortization expenses are shown separately as management believes certain investors find the information beneficial. Brief descriptions of the classifications are as follows:

     NET SALES. Net sales include sales of materials, processing and fabrication, less sales returns, allowances and cash discounts. Net sales also exclude any sales and use taxes collected.

     COST OF SALES. Cost of sales include the cost of material and freight and all processing services purchased from unaffiliated third parties, less any applicable purchase discounts realized. The Company carries a substantial quantity of raw material inventories and five of the eight Founding Companies use the last-in first-out ("LIFO") method of accounting. The LIFO method of accounting generally matches current costs more closely with current sales. However, variations in inventory quantities and/or prices may have a significant impact on cost of sales.

     OPERATING AND DELIVERY EXPENSE. Operating and delivery expenses consist of labor, utilities, rent, repairs and maintenance expenses attributable to material processing operations, warehouse facilities and delivery operations, including the cost of freight attributable to product shipments.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses include the cost of personnel conducting sales and administrative activities (including commissions and other forms of incentive compensation), advertising and marketing expenses, rent, utilities, repairs and maintenance costs for non-warehouse facilities, professional fees, property taxes and other costs not included in the preceding classifications that are directly attributable to operations.

RESULTS OF OPERATIONS -- COMBINED

     The combined results of operations of the Founding Companies for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the net sales, cost of sales, operating and delivery expenses. selling, general and administrative expenses and depreciation and amortization expenses of the individual Founding Companies on a historical basis. The combined results of operations include the results of Williams from March 1, 1996, the effective date of acquisition of the business by its current owners, and the results of businesses acquired by Texas Aluminum/Cornerstone in 1995 and 1996 only from their respective dates of acquisition. The combined results also exclude the effect of pro forma adjustments and, therefore, may not be indicative of the Company's post-combination results of operations for a number of reasons, including the following: (i) the Founding Companies were not under common control or management during the periods presented, (ii) the Founding Companies used different tax structures ("S Corporations" or "C
Corporations") during the periods presented, (iii) the Company will incur incremental costs related to its new corporate management and the costs of being a public company, (iv) the Company will use the purchase method of accounting to record the Mergers, resulting in the recording and amortization of goodwill and
(v) the combined data do not reflect the Compensation Differential, the Rent Differential or the potential benefits and cost savings the Company expects to realize once Metals USA and the Founding Companies begin operating as a combined entity.

     Approximately 12.5% of the net sales of the Founding Companies are derived from some aspect of the construction industry. The construction industry is cyclical and is influenced by seasonal factors, as those activities are usually lower during winter months than other periods. The Founding Companies have a broad geographic product and customer mix, which in large measure has served to mitigate cyclical and seasonal trends; however, there can be no assurance that period-to-period differences will not occur in the future or that cyclical or seasonal patterns will not emerge. Further, the results of operations for any interim period (on a combined basis and for each of the Founding Companies) are not necessarily indicative of the results for the full year. Inflation has not had any significant impact on the results of operations for any of the Founding Companies during any of the periods presented herein.

     The following table sets forth the combined results of operations of the Founding Companies on a historical basis. The results of operations for Metals USA after its formation in July 1996, including compensation charges of $3.6 million and $2.8 million for the fiscal year 1996 and the three months ended March 31, 1997, respectively, are not included.

                                                                                                          THREE MONTHS ENDED
                                                              FISCAL YEARS ENDED                               MARCH 31,
                                            ---------------------------------------------------   ---------------------------------
                                             1994(1)     %     1995(1)     %     1996(2)     %     1996       %     1997       %
                                            --------   -----  --------   -----  --------   -----  -------   -----  --------   -----
                                                                        (IN MILLIONS OF DOLLARS)
Net sales ...............................   $  269.6   100.0% $  326.1   100.0% $  375.8   100.0% $  87.3   100.0% $  105.0   100.0%
Costs and expenses:
    Cost of sales .......................      210.5    78.1     254.2    78.0     288.1    76.7     66.3    75.9      81.0    77.1
    Operating and delivery expenses .....       31.0    11.5      35.3    10.8      41.2    11.0      9.9    11.3      11.8    11.2
    Selling, general and administrative
      expenses ..........................       18.2     6.8      21.8     6.7      25.3     6.7      6.0     6.9       6.8     6.5
    Depreciation and amortization .......        2.3      .8       2.8      .8       3.0      .8       .7      .9        .9      .9
                                            --------   -----  --------   -----  --------   -----  -------   -----  --------   -----
Operating income ........................        7.6     2.8      12.0     3.7      18.2     4.8      4.4     5.0       4.5     4.3

------------

(1) The financial data are presented on a historical basis for the Founding Companies' respective fiscal year ends. The fiscal years presented are as follows: Texas Aluminum/Cornerstone -- June 30, 1994 and 1995;
    Affiliated -- Fifty-two weeks ended September 3, 1994 and September 2, 1995; Uni-Steel -- September 30, 1994 and 1995. All other Founding Companies' fiscal years end December 31. Does not include results of operations of Williams, which was acquired by its present owners in March 1996.

(2) Reflects results of operations for all of the Founding Companies (except Williams) for the twelve months ended December 31, 1996. Results of operations for Williams are for the ten months ended December 31, 1996.

COMBINED RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1996

     NET SALES. Combined net sales increased $17.7 million, or 20.3%, from $87.3 million for the three months ended March 31, 1996 to $105.0 million for the three months ended March 31, 1997. The increase in combined net sales was principally due to increased shipments from Affiliated's new Butler facility, Uni-Steel's expanded plate steel products line, and business acquisitions by Williams and Texas Aluminum/Cornerstone. The acquisition of Williams, which was acquired by its current owners on March 1, 1996, accounted for $5.4 million of the increase in combined net sales and an acquisition by Texas Aluminum/ Cornerstone in February 1997 accounted for $0.5 million in additional combined net sales.

     COST OF SALES. Combined cost of sales increased $14.7 million, or 22.2%, from $66.3 million for the three months ended March 31, 1996 to $81.0 million for the three months ended March 31, 1997. The increase in combined cost of sales was principally due to the increased shipments described above. As a percentage of combined net sales, combined cost of sales increased from 75.9% for the three months ended March 31, 1996 to 77.1% for the three months ended March 31, 1997. This percentage increase was due to higher cost of raw materials.

     OPERATING AND DELIVERY EXPENSES. Combined operating and delivery expenses increased $1.9 million, or 19.2%, from $9.9 million for the three months ended March 31, 1996 to $11.8 million for the three months ended March 31, 1997. As a percentage of combined net sales, combined operating and delivery expenses decreased from 11.3% for the three months ended March 31, 1996 to 11.2% for the three months ended March 31, 1997. This decrease was primarily due to spreading of fixed operating costs over a higher volume of net sales.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Combined selling, general and administrative expenses increased $0.8 million, or 13.3%, from $6.0 million for the three months ended March 31, 1996 to $6.8 million for the three months ended March 31, 1997. This increase in combined selling, general and administrative expenses was primarily attributable to expenses associated with increased net sales and costs attributable to the acquisition of Cornerstone Aluminum. As a percentage of combined net sales, combined selling, general and administrative expenses decreased from 6.9% for the three months ended March 31, 1996 to 6.5% for the three months ended March 31, 1997. This percentage decrease was primarily due to spreading of these expenses over a higher volume of net sales.

     OPERATING INCOME. Combined operating income increased $0.1 million, or 2.3%, from $4.4 million for the three months ended March 31, 1996 to $4.5 million for the three months ended March 31, 1997. The increase in combined operating income was attributable to the factors discussed above. As a percentage of combined net sales, combined operating income decreased from 5.0% for the three months ended March 31, 1996 to 4.3% for the three months ended March 31, 1997.

COMBINED RESULTS FOR 1996 COMPARED TO 1995

     NET SALES. Combined net sales increased approximately $49.7 million, or 15.2%, from $326.1 million in 1995 to $375.8 million in 1996. The increase in combined net sales was principally due to the acquisition of Williams, which was acquired by its current owners on March 1, 1996, and accounted for $25.5 million of the increase. The balance of the increase in combined net sales was caused by increased volumes at five of the seven Founding Companies, particularly at Texas Aluminum/Cornerstone and Uni-Steel, partially offset by declines at two Founding Companies.

     COST OF SALES. Combined cost of sales increased approximately $33.9 million, or 13.3%, from $254.2 million in 1995 to $288.1 million in 1996. The increase in combined cost of sales was primarily attributable to the acquisition of Williams, which accounted for approximately $22.1 million of the increase. As a percentage of combined net sales, combined cost of sales decreased from 78.0% in 1995 to 76.7% in 1996 due primarily to a decline in the cost of raw materials.

     OPERATING AND DELIVERY EXPENSES. Combined operating and delivery expenses increased approximately $5.9 million, or 16.7%, from $35.3 million in 1995 to $41.2 million in 1996. This increase was attributable to the Williams acquisition and increased shipments at most of the Founding Companies. As a percentage of combined net sales, combined operating and delivery expenses increased from 10.8% in 1995 to 11.0% in 1996.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Combined selling, general and administrative expenses increased approximately $3.5 million, or 16.1%, from $21.8 million in 1995 to $25.3 million in 1996. The increase in combined selling, general and administrative expenses was primarily due to the Williams acquisition and increased shipments at most of the Founding Companies. As a percentage of combined net sales, combined selling, general and administrative expenses were unchanged at 6.7% in 1995 and 1996.

     OPERATING INCOME. Combined operating income increased approximately $6.2 million, or 51.7%, from $12.0 million in 1995 to $18.2 million in 1996. The increase in combined operating income was attributable to the factors discussed above. As a percentage of combined net sales, combined operating income increased from 3.7% in 1995 to 4.8% in 1996.

COMBINED RESULTS FOR 1995 COMPARED TO 1994

     NET SALES. Combined net sales increased approximately $56.5 million, or 21.0%, from $269.6 million in 1994 to $326.1 million in 1995. All of the Founding Companies contributed to the increase in combined net sales. The most significant increases were at Affiliated, Interstate, Queensboro and Uni-Steel which were primarily due to increased shipments. The formation of Cornerstone by Texas Aluminum effective March 31, 1995 accounted for $5.5 million of the increase.

     COST OF SALES. Combined cost of sales increased approximately $43.7 million, or 20.8%, from $210.5 million in 1994 to $254.2 million in 1995. The increase in combined cost of sales was principally due to the increase in net sales. As a percentage of combined net sales, combined cost of sales decreased from 78.1% in 1994 to 78.0% in 1995.

     OPERATING AND DELIVERY EXPENSES. Combined operating and delivery expenses increased approximately $4.3 million, or 13.9%, from $31.0 million in 1994 to $35.3 million in 1995. The increase in combined operating and delivery expenses was primarily due to the increase in product shipments at

Interstate, Affiliated and Queensboro. As a percentage of combined net sales, combined operating and delivery expenses decreased from 11.5% in 1994 to 10.8% in 1995, principally due to the ability to spread fixed operating costs over higher sales volumes.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Combined selling, general and administrative expenses increased approximately $3.6 million, or 19.8%, from $18.2 million in 1994 to $21.8 million in 1995. The increase in combined selling, general and administrative expenses was primarily at Texas Aluminum/Cornerstone, Interstate and Affiliated. The increase at Texas Aluminum/Cornerstone was primarily attributable to the addition of distribution centers. As a percentage of combined net sales, combined selling, general and administrative expenses decreased from 6.8% in 1994 to 6.7% in 1995.

     OPERATING INCOME. Combined operating income increased approximately $4.4 million, or 57.9%, from $7.6 million in 1994 to $12.0 million in 1995. The increase in combined operating income was attributable to the factors discussed above. As a percentage of combined net sales, combined operating income increased from 2.8% in 1994 to 3.7% in 1995.

COMBINED LIQUIDITY AND CAPITAL RESOURCES

     On a combined basis, the Founding Companies generated $7.7 million of net cash from operating activities during fiscal 1996 and used $5.4 million in net cash from operating activities for the three months ended March 31, 1997 primarily for working capital requirements for accounts receivable, inventories and accounts payable. Net cash used in investing activities was $8.0 million and $2.1 million on a combined basis for fiscal 1996 and for the three months ended March 31, 1997, respectively, primarily for the construction of a new facility during 1996 by Affiliated in Butler, Indiana and for equipment purchases by the Founding Companies. Net cash provided by financing activities was $0.1 million for fiscal 1996 and $7.6 million for the three months ended March 31, 1997, respectively, the most significant components of which were distributions to stockholders of $2.6 million and $2.7 million during fiscal 1996 and for the three months ended March 31, 1997, respectively, and $9.8 million provided by lines of credit for working capital for the three months ended March 31, 1997. At December 31, 1996, the combined Founding Companies had cash of $1.3 million, working capital of $35.9 million and total debt of $66.9 million ($42.7 million of which was classified as current). At March 31, 1997, the combined Founding Companies had cash of $1.3 million, working capital of $58.0 million and total debt of $78.2 million ($30.7 million of which was classified as current). On a pro forma basis, after giving effect to the S Corporation Distributions, the Mergers, the refinancing of the Founding Companies' existing notes payable with funds drawn from the Company's bank credit facility (described below) and the application of the net proceeds from this Offering, the Company and the Founding Companies would have had, on a combined basis, a cash balance of approximately $18.5 million, working capital of approximately $112.5 million and total debt of approximately $85.7 million, all of which would be classified as long-term as a result of the acquisition of the Credit Facility described below. Prior to the Mergers, the Founding Companies collectively borrowed approximately $18.6 million to fund S Corporation Distributions.

     The Company has obtained a commitment for a five-year unsecured revolving credit facility of $150.0 million (the "Credit Facility") which will be available upon the closing of this Offering. The Credit Facility will be used to fund acquisitions, make capital expenditures, refinance debt of the Founding Companies and working capital requirements. The Credit Facility will require the Company to comply with various affirmative and negative covenants including: (i) the maintenance of certain financial ratios, (ii) restrictions on additional indebtedness, (iii) restrictions on liens, guarantees and dividends, and (iv) obtaining the lenders' consent with respect to individual acquisitions involving cash consideration over a specified amount. The Credit Facility is subject to the completion of customary loan documentation.

     The Company intends to pursue acquisition opportunities actively. The Company expects to fund future acquisitions through the issuance of additional Common Stock, borrowings, including use of amounts available under its Credit Facility, and cash flow from operations. Capital expenditures for equipment and expansion of facilities are expected to be funded from cash flow from operations and supplemented as necessary by borrowings from the Credit Facility or other sources of financing. To the extent the Company funds a significant portion of the consideration for future acquisitions with cash, it may have to increase the amount of the Credit Facility or obtain other sources of financing. The Company anticipates that its cash flow from operations will be sufficient to meet the Company's normal working capital and debt service requirements for at least the next several years.

RESULTS OF OPERATIONS -- TEXAS ALUMINUM/CORNERSTONE

     Texas Aluminum/Cornerstone produces and distributes aluminum and steel building products, consisting of windows, doors, insulated wall panels, canopies and awnings primarily for the commercial and residential building products industries. Texas Aluminum/Cornerstone's products are produced in five manufacturing plants. The products are marketed and sold to contractors, architects and wholesale distributors through 36 sales and distribution facilities across the United States, primarily in the Sunbelt. Texas Aluminum/Cornerstone has a broad geographic and customer mix. Texas Aluminum/Cornerstone generally experiences lower sales during the first calendar quarter of each year, due largely to the general decline in construction-related activity during the winter months.

     The following table sets forth the historical results of operations for Texas Aluminum/Cornerstone.

                                                                                           YEAR ENDED
                                                     YEAR ENDED JUNE 30,                  DECEMBER 31,
                                          ------------------------------------------  --------------------
                                            1994         %        1995         %        1996         %
                                          --------------------  --------------------  --------------------

                                                                         (IN MILLIONS OF DOLLARS)
Net sales...............................  $    26.1      100.0% $    34.7      100.0% $    40.6      100.0%
Costs and expenses:
    Cost of sales.......................       18.0       69.0       23.9       68.9       27.1       66.7
    Operating and delivery..............        5.6       21.5        5.9       17.0        6.4       15.8
    Selling, general and administrative
      expenses..........................        1.7        6.5        2.8        8.1        3.5        8.6
    Depreciation and amortization.......         .3        1.1         .5        1.4         .6        1.5
                                          ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).................         .5        1.9        1.6        4.6        3.0        7.4

                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                         -------------------------------------------
                                           1996         %         1997         %
                                         --------------------   --------------------
Net sales............................... $     7.6      100.0%  $     9.7      100.0%
Costs and expenses:
    Cost of sales.......................       5.3       69.7         6.3       64.9
    Operating and delivery..............       1.4       18.4         1.4       14.4
    Selling, general and administrative
      expenses..........................        .9       11.8         1.3       13.4
    Depreciation and amortization.......        .1        1.4          .2        2.1
                                         ---------  ---------   ---------  ---------
Operating income (loss).................       (.1)      (1.3)         .5        5.2


TEXAS ALUMINUM/CORNERSTONE RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1996

     NET SALES. Net sales increased $2.1 million, or 27.6%, from $7.6 million for the three months ended March 31, 1996 to $9.7 million for the three months ended March 31, 1997. This increase was due to increased shipments from existing distribution facilities as well as an acquisition in February 1997, which accounted for $0.5 million in additional net sales.

     COST OF SALES. Cost of sales increased $1.0 million, or 18.9%, from $5.3 million for the three months ended March 31, 1996 to $6.3 million for the three months ended March 31, 1997. As a percentage of net sales, cost of sales decreased from 69.7% for the three months ended March 31, 1996 to 64.9% for the three months ended March 31, 1997. The decrease in the cost of sales percentage was principally due to increased sales of higher margin products.

     OPERATING AND DELIVERY EXPENSES.   Operating and delivery expenses were
essentially unchanged for the three months ended March 31, 1996 compared to the three months ended March 31, 1997. As a percentage of net sales, operating and delivery expenses decreased from 18.4% for the three months ended March 31, 1996 to 14.4% for the three months ended March 31, 1997. This decrease was primarily due to spreading of fixed operating costs over a higher volume of net sales.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.4 million, or 44.4%, from $0.9 million for the three months ended March 31, 1996 to $1.3 million for the three months ended March 31, 1997. This increase was primarily attributable to expenses associated with increased net sales, costs attributable to an acquisition and increased owners' compensation. As a percentage of net sales, selling, general and administrative expenses increased from 11.8% for the three months ended March 31, 1996 to 13.4% for the three months ended March 31, 1997. This percentage increase was primarily due to costs attributable to an acquisition and increased owners' compensation.

     OPERATING INCOME (LOSS).   Operating income increased $0.6 million, or
600.0%, from a loss of $0.1 million for the three months ended March 31, 1996 to income of $0.5 million for the three months ended March 31, 1997. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased to 5.2% for the three months ended March 31, 1997.

TEXAS ALUMINUM/CORNERSTONE RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE FISCAL YEAR ENDED JUNE 30, 1995

     NET SALES. Net sales increased $5.9 million, or 17.0%, from $34.7 million in 1995 to $40.6 million in 1996. This increase was primarily due to the acquisition of Cornerstone during 1995, establishing new distribution facilities, and increased shipments to both existing and newly established distribution facilities. The net sales increases attributable to Cornerstone and to newly established distribution facilities were $2.7 million and $2.9 million, respectively.

     COST OF SALES. Cost of sales increased $3.2 million, or 13.4%, from $23.9 million in 1995 to $27.1 million in 1996. As a percentage of net sales, cost of sales decreased from 68.9% in 1995 to 66.7% in 1996. The decrease was primarily due to an increase in sales of products with a higher profit margin, partially offset by inventory write-downs attributable to discontinued product lines.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.5 million, or 8.5%, from $5.9 million in 1995 to $6.4 million in 1996. As a percentage of net sales, operating and delivery expenses decreased from 17.0% in 1995 to 15.8% in 1996. This decrease was primarily due to spreading of fixed operating costs over a higher volume of sales.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.7 million, or 25.0%, from $2.8 million in 1995 to $3.5 million in 1996. This increase was primarily attributable to increases in owners' compensation and sales and marketing expenses necessary to support the increased level of sales. As a percentage of net sales, selling, general and administrative expenses increased from 8.1% in 1995 to 8.6% in 1996. This percentage increase was primarily attributable to increased owners' compensation.

     OPERATING INCOME. Operating income increased $1.4 million, or 87.5%, from $1.6 million in 1995 to $3.0 million in 1996. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased from 4.6% in 1995 to 7.4% in 1996.

TEXAS ALUMINUM/CORNERSTONE RESULTS FOR FISCAL YEAR ENDED JUNE 30, 1995 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1994

     NET SALES. Net sales increased $8.6 million, or 33.0%, from $26.1 million in 1994 to $34.7 million in 1995. This increase was due to the acquisition of Cornerstone, which accounts for $5.5 million of the increase, and the introduction of new product lines and geographical expansion through additional distribution outlets.

     COST OF SALES. Cost of sales increased $5.9 million, or 32.8%, from $18.0 million in 1994 to $23.9 million in 1995. The increase in cost of sales was a direct result of the increase in net sales. As a percentage of net sales, cost of sales decreased from 69.0% in 1994 to 68.9% in 1995 due to increased sales of higher margin products.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.3 million, or 5.4%, from $5.6 million in 1994 to $5.9 million in 1995 as a result of the increase in net sales. As a percentage of net sales, operating and delivery expenses decreased from 21.5% in 1994 to 17.0% in 1995.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1.1 million, or 64.7%, from $1.7 million in 1994 to $2.8 million in 1995. This increase was primarily attributable to increases in owners' compensation and sales and marketing expenses necessary to support the increased level of sales. As a percentage of net sales, selling, general and administrative expenses increased from 6.5% in 1994 to 8.1% in 1995. This percentage increase was primarily attributable to increased owners' compensation.

     OPERATING INCOME. Operating income increased $1.1 million, or 220.0%, from $0.5 million in 1994 to $1.6 million in 1995. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased from 1.9% in 1994 to 4.6% in 1995.

TEXAS ALUMINUM/CORNERSTONE LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1997, Texas Aluminum/Cornerstone's working capital was $11.5 million, compared to $8.3 million and $7.4 million, at December 31, 1996 and June 30, 1995, respectively. Texas Aluminum/Cornerstone's principal capital requirements are to fund its working capital and the purchase and improvement of facilities, machinery and equipment. Historically, these requirements have been met by income generated from operations and borrowings under bank credit facilities.

     Net cash provided by (used for) operating activities for the fiscal years ended June 30, 1994 and 1995, the year ended December 31, 1996 and the three months ended March 31, 1997 was $(0.2) million, $0.6 million, $1.8 million and $(1.5) million, respectively. These changes were principally due to funding Texas Aluminum/Cornerstone's working capital requirements for accounts and notes receivable, inventories and accrued liabilities.

     Net cash provided by (used for) investing activities for the fiscal years ended June 30, 1994 and 1995, the year ended December 31, 1996 and the three months ended March 31, 1997 was $(0.2) million, $(2.9) million, $0.2 million and $(1.4) million, respectively. Investing activities included $2.5 million and $1.3 million used for business acquisitions during 1995 and the three months ended March 31, 1997, respectively, with the remaining amount used for capital expenditures offset by collections on notes receivable.

     Net cash provided by (used for) financing activities for the fiscal years ended June 30, 1994 and 1995, the year ended December 31, 1996 and the three months ended March 31, 1997 was $0.2 million, $2.4 million, $(2.2) million and $3.6 million, respectively. Borrowings during 1995 were made to fund business acquisitions. Credit facility repayments constituted the majority of cash used for financing activities during 1996. Borrowings during the three months ended March 31, 1997 were made to fund business acquisitions and working capital requirements for accounts payable and accrued liabilities. Prior to the Merger, Texas Aluminum/Cornerstone will borrow approximately $2.0 million to fund its portion of the S Corporation Distributions.

     Texas Aluminum/Cornerstone has revolving bank credit facilities, secured by inventories, accounts receivable, equipment and the guarantees of certain stockholders, which expire on various dates during 1998. The amounts available under these credit facilities were increased from $6.0 million to $10.0 million in February 1997. At March 31, 1997, approximately $2.9 million of the $10.0 million revolving credit facilities was available. Texas Aluminum/Cornerstone believes its cash flows from operations, the bank credit facility and other available sources of financing, will be sufficient to fund its working capital and capital expenditure requirements for the next several years.

RESULTS OF OPERATIONS -- INTERSTATE

     Interstate is a carbon structural steel service center with operations in Philadelphia and Pittsburgh, Pennsylvania and Baltimore, Maryland. Interstate services customers primarily in the northeast and mid-Atlantic United States, ranging from Virginia to Maine and west through eastern Ohio. Interstate is a value-added metals processor/service center providing products and services primarily to structural steel fabricators of buildings and bridges and to the shipbuilding, railroad and electric power generation industries. Approximately one-half of net sales includes value-added processing services such as saw cutting, shearing, flame cutting, cambering and tee-splitting. Interstate has a broad geographic and customer mix and has not experienced any significant seasonal trends.

     The following table sets forth the historical results of operations for Interstate.


                                                              YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------------
                                              1994      %           1995      %           1996      %
                                          --------------------  --------------------  --------------------
                                                                         (IN MILLIONS OF DOLLARS)
Net sales...............................  $    49.3      100.0% $    61.4      100.0% $    66.8      100.0%
Costs and expenses:
    Cost of sales.......................       37.3       75.7       44.9       73.1       47.9       71.7
    Operating and delivery expenses.....        6.2       12.6        7.9       12.9        8.2       12.3
    Selling, general and administrative
      expenses..........................        4.2        8.5        5.2        8.5        5.4        8.1
    Depreciation and amortization.......         .5        1.0         .6         .9         .6         .9
                                          ---------  ---------  ---------  ---------  ---------  ---------
Operating income........................        1.1        2.2        2.8        4.6        4.7        7.0

                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                         ------------------------------------------
                                                1996%                 1997%
                                         --------------------  --------------------
Net sales............................... $    15.7      100.0% $    16.1      100.0%
Costs and expenses:
    Cost of sales.......................      11.0       70.1       11.8       73.3
    Operating and delivery expenses.....       2.0       12.7        2.1       13.0
    Selling, general and administrative
      expenses..........................       1.3        8.3        1.3        8.1
    Depreciation and amortization.......        .2        1.3         .1         .6
                                         ---------  ---------  ---------  ---------
Operating income........................       1.2        7.6         .8        5.0


INTERSTATE RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1996

     NET SALES. Net sales increased $0.4 million, or 2.5%, from $15.7 million for the three months ended March 31, 1996 to $16.1 million for the three months ended March 31, 1997. This increase was due to a 7% increase in shipments partially offset by a decline in average realized prices of 4%.

     COST OF SALES. Cost of sales increased $0.8 million, or 7.3% from $11.0 million for the three months ended March 31, 1996 to $11.8 million for the three months ended March 31, 1997. The increase in the cost of sales was principally due to the increased quantity of raw material sold and a 1% increase in the cost of purchased steel. As a percentage of net sales, cost of sales increased from 70.1% for the three months ended March 31, 1996 to 73.3% for the three months ended March 31, 1997.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.1 million, or 5.0%, for the three months ended March 31, 1996 compared to the three months ended March 31, 1997. As a percentage of net sales, operating and delivery expenses increased from 12.7% for the three months ended March 31, 1996 to 13.0% for the three months ended March 31, 1997. This percentage increase was primarily due to a temporary reduction in workers compensation expense in 1996.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were essentially unchanged for the three months ended March 31, 1996 compared to the three months ended March 31, 1997. As a percentage of net sales, selling, general and administrative expenses decreased from 8.3% for the three months ended March 31, 1996 to 8.1% for the three months ended March 31, 1997. This decrease was primarily due to spreading of these expenses over a higher volume of net sales.

     OPERATING INCOME. Operating income decreased $0.4 million, or 33.3%, from $1.2 million for the three months ended March 31, 1996 to $0.8 million for the three months ended March 31, 1997. The decrease in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income decreased from 7.6% for the three months ended March 31, 1996 to 5.0% for the three months ended March 31, 1997.

INTERSTATE RESULTS FOR YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     NET SALES. Net sales increased $5.4 million, or 8.8%, from $61.4 million in 1995 to $66.8 million in 1996. The increase in net sales was primarily due to a $6.0 million contract for value-added steel products associated with the construction of a shopping mall.

     COST OF SALES. Cost of sales increased $3.0 million, or 6.7%, from $44.9 million in 1995 to $47.9 million in 1996. The increase in cost of goods sold was primarily due to a 5.6% increase in quantity of raw material sold, partially offset by a 2.8% decline in the average cost of purchased steel. As a percentage of net sales, cost of sales decreased from 73.1% in 1995 to 71.7% in 1996.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.3 million, or 3.8%, from $7.9 million in 1995 to $8.2 million in 1996. As a percentage of net sales, operating and delivery expenses decreased from 12.9% in 1995 to 12.3% in 1996, primarily due to a reduction in workers compensation expense in the amount of $0.2 million in 1996.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.2 million, or 3.8%, from $5.2 million in 1995 to $5.4 million in 1996. As a percentage of net sales, selling, general and administrative expenses decreased from 8.5% in 1995 to 8.1% in 1996. This percentage decrease was primarily due to the increase in net sales without a commensurate increase in overhead.

     OPERATING INCOME. Operating income increased $1.9 million, or 67.9%, from $2.8 million in 1995 to $4.7 million in 1996. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased from 4.6% in 1995 to 7.0% in 1996.

INTERSTATE RESULTS FOR YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     NET SALES. Net sales increased $12.1 million, or 24.5%, from $49.3 million in 1994 to $61.4 million in 1995. Shipments increased by approximately 15.5% from 1994 to 1995, primarily due to a $6.0 million increase in sales of value-added products to the construction industry, principally from its recently opened Pittsburgh facility, and an increase in sales of approximately $3.4 million of value-added products to various governmental agencies.

     COST OF SALES. Cost of sales increased $7.6 million, or 20.4%, from $37.3 million in 1994 to $44.9 million in 1995, primarily as a result of the 15.5% increase in shipments. Average purchase prices for steel were essentially unchanged from 1994 levels. As a percentage of net sales, cost of sales decreased from 75.7% in 1994 to 73.1% in 1995, primarily due to increased shipments of value-added products.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $1.7 million, or 27.4%, from $6.2 million in 1994 to $7.9 million in 1995. The increase in operating and delivery expenses was primarily due to increased activity at the Pittsburgh facility where freight and delivery costs are generally greater than Interstate's other facilities which serve smaller geographic areas. As a percentage of net sales, operating and delivery expenses increased from 12.6% in 1994 to 12.9% in 1995.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1.0 million, or 23.8%, from $4.2 million in 1994 to $5.2 million in 1995. This increase was primarily attributable to increases in sales and marketing expenses necessary to support the increased level of sales. As a percentage of net sales, selling, general and administrative expenses remained constant at 8.5% for both periods.

     OPERATING INCOME. Operating income increased $1.7 million, or 154.5%, from $1.1 million in 1994 to $2.8 million in 1995. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased from 2.2% in 1994 to 4.6% in 1995.

INTERSTATE LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1997, Interstate's working capital was $5.8 million, compared to $5.5 million and $3.2 million, at December 31, 1996 and 1995, respectively. Interstate's principal capital requirements are to fund its working capital and the purchase and improvement of facilities, machinery and equipment. Historically, these requirements have been met by income generated from operations and borrowings under bank credit facilities.

     Net cash provided by (used for) operating activities for 1994, 1995, 1996 and the three months ended March 31, 1997 was $(1.1) million, $0.3 million, $3.0 million and $(0.9) million, respectively. These changes were principally due to increased earnings, partially offset by funding Interstate's working capital requirements for accounts receivable, inventories and accounts payable.

     Net cash used for investing activities was primarily attributable to capital expenditures and for 1994, 1995, 1996 and the three months ended March 31, 1997 was $0.6 million, $0.5 million, $0.4 million and $0.1 million, respectively. The individual components of these capital expenditures were not significant.

     Net cash provided by (used for) financing activities for 1994, 1995, 1996 and the three months ended March 31, 1997 was $1.6 million, $0.2 million, $(2.5) million and $1.2 million, respectively. Interstate paid dividends (including distributions to partners) in 1994, 1995, 1996 and the first quarter of 1997 of $0.3 million, $0.6 million, $1.4 million and $0.2 million, respectively. Borrowings in 1994 were primarily made to fund working capital requirements for accounts receivable, inventories and accounts payable. Interstate received a capital contribution from its stockholders in 1995 of $0.3 million. During 1996, Interstate repaid a portion of the borrowings outstanding under its revolving bank credit facility. Borrowings during the three months ended March 31, 1997 were made to fund working capital requirements for inventories, accounts payable and accrued liabilities. Prior to the Merger, Interstate will borrow $6.4 million to fund its portion of the S Corporation Distributions.

     Interstate has two unsecured bank credit facilities. One facility provides for borrowings of up to $12.5 million and expires on May 31, 1997. The second facility provides for borrowings of up to $10.0 million and expires July 31, 1997. Interstate has agreed to limit its aggregate borrowings from the two credit facilities to a maximum amount outstanding at any time of $14.5 million. At March 31, 1997, approximately $2.9 million was available for borrowings from the two credit facilities. Interstate anticipates that its cash flows from operations will be sufficient to meet its working capital and debt service requirements for the next several years. Capital expenditure requirements are expected to be funded from cash provided by operations and supplemented as necessary with borrowings from banks or other lenders.

RESULTS OF OPERATIONS -- QUEENSBORO

     Queensboro is a carbon steel service center and structural fabricator, with operations in Wilmington and Greensboro, North Carolina and Norfolk, Virginia, and markets its products primarily in the southeast region of the United States. Queensboro is a value-added metals processor/service center, providing products and services primarily to the shipbuilding, transportation, construction, pulp and paper and chemical industries. Queensboro has a broad geographic and customer mix, and has not experienced any significant seasonal trends.

     The following table sets forth the historical results of operations for Queensboro.


                                                              YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------------
                                            1994         %        1995         %        1996         %
                                          --------------------  --------------------  --------------------
                                                                         (IN MILLIONS OF DOLLARS)
Net sales...............................  $    50.8      100.0% $    60.3      100.0% $    55.0      100.0%
Costs and expenses:
    Cost of sales.......................       38.0       74.8       45.9       76.1       38.9       70.7
    Operating and delivery expenses.....        7.4       14.6        8.1       13.4        8.3       15.1
    Selling, general and administrative
      expenses..........................        3.6        7.1        3.8        6.3        3.9        7.1
    Depreciation and amortization.......         .4         .7         .4         .7         .4         .7
                                          ---------  ---------  ---------  ---------  ---------  ---------
Operating income........................        1.4        2.8        2.1        3.5        3.5        6.4

                                                      THREE MONTHS ENDED
                                                          MARCH 31,
                                         ------------------------------------------
                                           1996         %        1997         %
                                         --------------------  --------------------
Net sales...............................$    14.8      100.0%  $    15.3      100.0%
Costs and expenses:
    Cost of sales.......................     11.0       74.3        11.2       73.2
    Operating and delivery expenses.....      2.0       13.5         2.2       14.4
    Selling, general and administrative
      expenses..........................      0.9        6.1         1.0        6.5
    Depreciation and amortization.......       .1         .7          .2        1.3
                                        ---------  ---------   ---------  ---------
Operating income........................       .8        5.4          .7        4.6


QUEENSBORO RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1996

     NET SALES. Net sales increased $0.5 million, or 3.4%, from $14.8 million for the three months ended March 31, 1996 to $15.3 million for the three months ended March 31, 1997. This increase was due to an 11.5% increase in shipments, partially offset by lower average realized prices.

     COST OF SALES. Cost of sales increased $0.2 million, or 1.8%, from $11.0 million for the three months ended March 31, 1996 to $11.2 million for the three months ended March 31, 1997. The increase in cost of sales was principally due to the increased quantity of raw material purchased. As a percentage of net sales, cost of sales decreased from 74.3% for the three months ended March 31, 1996 to 73.2% for the three months ended March 31, 1997. This percentage decrease is principally due to lower raw material costs.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.2 million, or 10.0%, from $2.0 million for the three months ended March 31, 1996 to $2.2 million for the three months ended March 31, 1997. This increase was attributable to sales expansion into new territories. As a percentage of net sales, operating and delivery expenses increased from 13.5% for the three months ended March 31, 1996 to 14.4% for the three months ended March 31, 1997.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.1 million, or 11.1%, from $0.9 million for the three months ended March 31, 1996 to $1.0 million for the three months ended March 31, 1997. As a percentage of net sales, selling, general and administrative expenses increased from 6.1% for the three months ended March 31, 1996 to 6.5% for the three months ended March 31, 1997. This percentage increase was primarily due to sales and marketing costs associated with the expansion into new territories.

     OPERATING INCOME. Operating income decreased $0.1 million, or 12.5%, from $0.8 million for the three months ended March 31, 1996 to $0.7 million for the three months ended March 31, 1997. The decrease in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income decreased from 5.4% for the three months ended March 31, 1996 to 4.6% for the three months ended March 31, 1997.

QUEENSBORO RESULTS FOR YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     NET SALES. Net sales declined $5.3 million, or 8.8%, from $60.3 million in 1995 to $55.0 million in 1996 primarily due to a 7% decrease in tons shipped and lower average realized prices. Decreased shipments to one of Queensboro's larger manufacturing customers accounted for approximately $1.5 million of the decline in net sales.

     COST OF SALES. Cost of sales decreased $7.0 million, or 15.3%, from $45.9 million in 1995 to $38.9 million in 1996. This decrease was primarily due to the decrease in net sales. As a percentage of net sales, cost of sales decreased from 76.1% in 1995 to 70.7% in 1996, primarily due to lower raw material costs.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.2 million, or 2.5%, from $8.1 million in 1995 to $8.3 million in 1996. As a percentage of net sales, operating and delivery expenses increased from 13.4% in 1995 to 15.1% in 1996, primarily due to the decline in net sales.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.1 million, or 2.6%, from $3.8 million in 1995 to $3.9 million in 1996. As a percentage of net sales, selling, general and administrative expenses increased from 6.3% in 1995 to 7.1% in 1996. This percentage increase was the result of lower net sales in 1996.

     OPERATING INCOME. Operating income increased $1.4 million, or 66.7%, from $2.1 million in 1995 to $3.5 million in 1996. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased from 3.5% in 1995 to 6.4% in 1996.

QUEENSBORO RESULTS FOR YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     NET SALES. Net sales increased $9.5 million, or 18.7%, from $50.8 million in 1994 to $60.3 million in 1995. This increase was primarily due to a 7% increase in tonnage shipped and higher average realized prices.

     COST OF SALES. Cost of sales increased $7.9 million, or 20.8%, from $38.0 million in 1994 to $45.9 million in 1995. The increase in cost of sales was a result of the increase in net sales. As a percentage of net sales, cost of sales increased from 74.8% in 1994 to 76.1% in 1995, primarily due to higher raw material costs.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.7 million, or 9.5%, from $7.4 million in 1994 to $8.1 million in 1995. The increase in operating and delivery expenses was a result of the increase in shipments. As a percentage of net sales, operating and delivery expenses decreased from 14.6% in 1994 to 13.4% in 1995, principally due to the ability to spread fixed operating costs over higher sales volumes.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.2 million, or 5.6%, from $3.6 million in 1994 to $3.8 million in 1995. As a percentage of net sales, selling, general and administrative expenses decreased from 7.1% in 1994 to 6.3% in 1995. This percentage decrease was a result of the increase in net sales without a commensurate increase in administrative costs.

     OPERATING INCOME. Operating income increased $0.7 million, or 50.0%, from $1.4 million in 1994 to $2.1 million in 1995. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased from 2.8% in 1994 to 3.5% in 1995.

QUEENSBORO LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1997, Queensboro's working capital was $15.6 million, compared to $13.8 million and $13.6 million, at December 31, 1996 and 1995, respectively. Queensboro's principal capital requirements are to fund its working capital and the purchase and improvement of facilities, machinery and equipment. Historically, these requirements have been met by income generated from operations and borrowings under bank credit facilities.

     Net cash provided by (used for) operating activities in 1994, 1995, 1996 and the three months ended March 31, 1997 was $(0.5) million, $0.6 million, $3.2 million and $(0.9) million, respectively. These changes were principally due to increased earnings, partially offset by Queensboro's increased working capital requirements for accounts receivable, inventories and accounts payable.

     Net cash used for investing activities was primarily attributable to capital expenditures and for 1994, 1995, 1996 and the three months ended March 31, 1997 was $0.9 million, $1.5 million, $2.0 million and $0.1 million, respectively. The individual components of these capital expenditures were not significant.

     Net cash provided by (used for) financing activities for 1994, 1995, 1996 and the three months ended March 31, 1997 was $1.4 million, $1.0 million, $(1.2) million and $1.0 million, respectively. Queensboro paid dividends in 1994, 1995, 1996 and first quarter 1997 of $0.1 million, $0.9 million, $0.8 million and $0.2 million, respectively. Borrowings in 1994, 1995 and first quarter 1997 were primarily made to fund capital expenditures and working capital requirements for accounts receivable, inventories and accounts payable. During 1996, Queensboro repaid a portion of the borrowings outstanding under its revolving bank credit facility. Prior to the Merger, Queensboro will borrow approximately $6.1 million to fund its portion of the S Corporation Distributions.

     Queensboro has a $10.0 million bank credit facility, secured by inventories and accounts receivable, which expires on June 30, 1998. At March 31, 1997, approximately $4.2 million of this revolving credit facility was available. Queensboro anticipates that its cash flows from operations will be sufficient to meet its working capital and debt service requirements for the next several years. Capital expenditure requirements are expected to be funded from cash provided by operations and supplemented as necessary with borrowings from banks or other lenders.

RESULTS OF OPERATIONS -- AFFILIATED

     Affiliated is a high-volume flat rolled steel processor, with operations in Granite City, Illinois and a newly-constructed facility in Butler, Indiana. These facilities are strategically located near primary steel producers. Affiliated purchases wide, coiled hot rolled, cold rolled and galvanized flat rolled steel from primary producers and pickles (hot rolled) and slits coils to narrower widths. Principal customers include manufacturers of consumer durables, commercial transportation equipment, appliances and furniture. Service areas include Missouri, Kansas, Texas, Oklahoma, Tennessee, Kentucky, Indiana, Mississippi, Alabama, Georgia, Iowa, Illinois and Nebraska. Affiliated has a broad geographic and customer mix, and has not experienced any significant seasonal trends.

     The following table sets forth the historical results of operations for Affiliated.


                                                                 FIFTY-TWO WEEKS ENDED
                                       --------------------------------------------------------------------------
                                       SEPTEMBER 3,              SEPTEMBER 2,              AUGUST 31,
                                           1994           %          1995           %         1996          %
                                       ------------------------  ------------------------  ----------------------
                                                                     (IN MILLIONS OF DOLLARS)
Net sales............................     $ 63.0          100.0%    $ 79.0          100.0%   $ 81.0         100.0%
Costs and expenses:
    Cost of sales....................       54.6           86.7       68.5           86.7      67.9          83.8
    Operating and delivery expenses..        4.3            6.8        5.1            6.5       5.9           7.3
    Selling, general and adminis-
      trative expenses...............        2.3            3.7        2.8            3.5       3.4           4.2
    Depreciation and amortization....         .3             .4         .3             .4        .3            .4
                                       ------------   ---------  ------------   ---------  ----------   ---------
Operating income.....................        1.5            2.4        2.3            2.9       3.5           4.3

                                               TWENTY-SIX WEEKS ENDED
                                       ----------------------------------------
                                       MARCH 2,             MARCH 1,
                                         1996        %        1997         %
                                       ------------------  --------------------
Net sales............................   $ 39.8     100.0%  $ 46.8        100.0%
Costs and expenses:
    Cost of sales....................     32.4      81.4     40.0         85.5
    Operating and delivery expenses..      3.3       8.3      4.4          9.4
    Selling, general and adminis-
      trative expenses...............      1.5       3.8      1.5          3.2
    Depreciation and amortization....       .2        .5       .3           .6
                                       -------- --------  --------   ---------
Operating income.....................      2.4       6.0       .6          1.3

The results of operations for the interim periods are unaudited and are not necessarily indicative of the results for the full year.

AFFILIATED RESULTS FOR THE TWENTY-SIX WEEKS ENDED MARCH 1, 1997 COMPARED TO THE TWENTY-SIX WEEKS ENDED MARCH 2, 1996

     NET SALES. Net sales increased $7.0 million, or 17.6%, from $39.8 million for the twenty-six weeks ended March 2, 1996 to $46.8 million for the twenty-six weeks ended March 1, 1997. This increase was primarily attributable to increased shipments from the new Butler facility, partially offset by a 2.7% decrease in average realized prices.

     COST OF SALES. Cost of sales increased $7.6 million, or 23.5%, from $32.4 million for the twenty-six weeks ended March 2, 1996 to $40.0 million for the twenty-six weeks ended March 1, 1997. As a percentage of net sales, cost of sales increased from 81.4% for the twenty-six weeks ended March 2, 1996 to 85.5% for the twenty-six weeks ended March 1, 1997. Cost of sales increased primarily because of the increased shipments as described above and to a lesser extent because of a 2.7% increase in average purchase prices.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $1.1 million, or 33.3%, from $3.3 million for the twenty-six weeks ended March 2, 1996 to $4.4 million for the twenty-six weeks ended March 1, 1997. As a percentage of net sales, operating and delivery expenses increased from 8.3% for the twenty-six weeks ended March 2, 1996 to 9.4% for the twenty-six weeks ended March 1, 1997. These increases on a dollar and percentage basis were principally due to the start-up and additional costs attributable to the new Butler facility.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were essentially unchanged from the twenty-six weeks ended March 2, 1996 to the twenty-six weeks ended March 1, 1997. As a percentage of net sales, selling, general and administrative expenses decreased from 3.8% for the twenty-six weeks ended March 2, 1996 to 3.2% for the twenty-six weeks ended March 1, 1997. This decrease was primarily attributable to the ability to generate additional net sales by the Butler facility without a commensurate increase in administrative costs.

     OPERATING INCOME. Operating income decreased $1.8 million, or 75.0%, from $2.4 million for the twenty-six weeks ended March 2, 1996 to $0.6 million for the twenty-six weeks ended March 1, 1997. As a percentage of net sales, operating income decreased from 6.0% for the twenty-six weeks ended March 2, 1996 to 1.3% for the twenty-six weeks ended March 1, 1997. The decrease in operating income was attributable to the decline in average realized prices and increased cost of raw materials and, to a lesser extent, the start-up expenses associated with the Butler facility. During the twenty-six weeks ended March 2, 1996, Affiliated enjoyed a period of higher operating income than any prior twenty-six week period in its history. The increased operating income, both in amount and as a percentage of sales, was due to the combination of a favorable short-term raw material purchasing environment coupled with stable sales prices.

AFFILIATED RESULTS FOR THE FIFTY-TWO WEEKS ENDED AUGUST 31, 1996 COMPARED TO THE FIFTY-TWO WEEKS ENDED SEPTEMBER 2, 1995

     NET SALES. Net sales increased $2.0 million, or 2.5%, from $79.0 million in 1995 to $81.0 million in 1996. Shipments increased 11% from 1995 to 1996, primarily due to the addition of a significant new customer in 1996.

     COST OF SALES. Cost of sales decreased $0.6 million, or 0.9%, from $68.5 million in 1995 to $67.9 million in 1996. Cost of sales decreased primarily due to an 11% decrease in average cost of raw materials, partially offset by the increased shipments. As a percentage of net sales, cost of sales decreased from 86.7% in 1995 to 83.8% in 1996.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.8 million, or 15.7%, from $5.1 million in 1995 to $5.9 million in 1996. As a percentage of net sales, operating and delivery expenses increased from 6.5% in 1995 to 7.3% in 1996.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.6 million, or 21.4%, from $2.8 million in 1995 to $3.4 million in 1996. As a percentage of net sales, selling, general and administrative expenses increased from 3.5% for 1995 to 4.2% 1996. This increase was primarily attributable to higher incentive compensation paid to management and certain key employees.

     OPERATING INCOME. Operating income increased $1.2 million, or 52.2%, from $2.3 million in 1995 to $3.5 million in 1996. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased from 2.9% in 1995 to 4.3% in 1996.

AFFILIATED RESULTS FOR THE FIFTY-TWO WEEKS ENDED SEPTEMBER 2, 1995 COMPARED TO THE FIFTY-TWO WEEKS ENDED SEPTEMBER 3, 1994

     NET SALES. Net sales increased $16.0 million, or 25.4%, from $63.0 million in 1994 to $79.0 million in 1995. Shipments increased by 20.2% and average realized sales prices increased by 4.6%. Increased shipments to two customers accounted for approximately one-half of the increased shipment volumes.

     COST OF SALES. Cost of sales increased $13.9 million, or 25.5%, from $54.6 million in 1994 to $68.5 million in 1995. The increase in cost of sales was a direct result of the increase in product shipments. Average cost of raw materials decreased by 0.5% compared to 1994 costs. As a percentage of net sales, cost of sales remained constant at 86.7% for both periods.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.8 million, or 18.6%, from $4.3 million in 1994 to $5.1 million in 1995. The increase in operating and delivery expenses was a direct result of the increase in product shipments. As a percentage of net sales, operating and delivery expenses declined from 6.8% in 1994 to 6.5% in 1995.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.5 million, or 21.7%, from $2.3 million in 1994 to $2.8 million in 1995. This increase was primarily attributable to higher incentive compensation paid to management and certain key employees. As a percentage of net sales, selling, general and administrative expenses decreased from 3.7% in 1994 to 3.5% in 1995.

     OPERATING INCOME. Operating income increased $0.8 million, or 53.3%, from $1.5 million in 1994 to $2.3 million in 1995. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased from 2.4% in 1994 to 2.9% in 1995.

AFFILIATED LIQUIDITY AND CAPITAL RESOURCES

     At March 1, 1997, Affiliated's working capital was $15.3 million, compared to a deficit of $0.3 million at August 31, 1996. The increase in working capital is principally due to the reclassification of Affiliated's revolving credit facility from current to long-term. Absent such reclassification, the working capital deficit would have been $0.2 million. Affiliated operated with minimal levels of working capital during 1996. Affiliated's principal capital requirements are to fund its working capital and the purchase and improvement of facilities, machinery and equipment. Historically, these requirements have been met by cash flow generated from operations and borrowings under bank credit facilities. During the year ended August 31, 1996, Affiliated incurred capital expenditures of $5.6 million, primarily associated with the construction of its new facility at Butler, Indiana. Construction financing for the facility was provided by a bank loan bearing interest at one percent over the bank's prime rate and is secured by the facility.

     Net cash provided by (used for) operating activities for the fifty-two weeks ended September 3, 1994, September 2, 1995 and August 31, 1996 was $(1.1) million, $2.1 million and $(0.9) million, respectively. Net cash provided by (used for) operating activities for the twenty-six weeks ended March 2, 1996 and March 1, 1997 was $(3.4) million and $(7.7) million, respectively. These changes were principally due to funding Affiliated's working capital requirements for accounts receivable, inventories and accounts payable.

     Net cash used for investing activities was primarily attributable to capital expenditures and for the fifty-two weeks ended September 3, 1994, September 2, 1995 and August 31, 1996 was $0.3 million, $0.6 million and $5.5 million, respectively. Net cash used for investing activities was primarily attributable to capital expenditures and for the twenty-six weeks ended March 2, 1996 and March 1, 1997 was $2.5 million and $0.2 million, respectively. Capital expenditures during the 1996 periods were primarily due to the construction of the Butler facility.

     Net cash provided by (used for) financing activities for the fifty-two weeks ended September 3, 1994, September 2, 1995 and August 31, 1996 was $1.4 million, $(1.5) million and $6.4 million, respectively. Net cash provided by financing activities for the twenty-six weeks ended March 2, and March 1, 1997 was $5.9 million and $7.9 million, respectively. Affiliated redeemed $0.5 million of its redeemable preferred stock during the fifty-two weeks ended September 3, 1994. Borrowings during the 1996 periods were to fund the capital expenditure requirements attributable to the construction of the Butler facility. Affiliated funds its working capital requirements for accounts receivable, inventories and accounts payable primarily through borrowings (repayments) under existing revolving bank credit facilities.

     Affiliated has a $16.0 million bank credit facility, secured by inventories, accounts receivable, equipment and the guarantees of certain stockholders, which expires August 1, 1997. At March 1, 1997, approximately $0.5 million was available for borrowings. Affiliated anticipates that its cash flows from operations will be sufficient to meet its working capital and debt service requirements for the next several years. Capital expenditure requirements are expected to be funded from cash provided by operations and supplemented as necessary with borrowings from banks or other lenders.

RESULTS OF OPERATIONS -- SOUTHERN ALLOY

     Southern Alloy is a specialty metal processor located in Salisbury, North Carolina, specializing in ferrous and non-ferrous continuous, centrifugal and static cast bar stock. Southern Alloy performs a number of metal processing services, including precision saw cutting, precision and semi-finished machining, drilling and milling operations. Southern Alloy provides products and services primarily to the fluid power, machine tools, pump and valve, power transmission and textile machinery industries. The market for Southern Alloy's products and services is principally the southeastern United States. Southern Alloy has a broad customer mix, and has not experienced any significant seasonal trends.

     The following table sets forth the historical results of operations for Southern Alloy.

                                                                                                  THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                            MARCH 31,
                                          ------------------------------------------  ------------------------------------------
                                              1995      %           1996      %              1996%                 1997%
                                          --------------------  --------------------  --------------------  --------------------
                                                                         (IN MILLIONS OF DOLLARS)
Net sales...............................  $    12.0      100.0% $    10.8      100.0% $     3.1      100.0% $     2.7      100.0%
Costs and expenses:
    Cost of sales.......................        7.7       64.2        7.1       65.7        2.0       64.5        1.7       63.0
    Operating and delivery..............         .9        7.5         .7        6.5         .2        6.5         .2        7.4
    Selling, general and administrative
      expenses..........................        2.8       23.3        2.9       26.9         .9       29.0         .7       25.9
    Depreciation and amortization.......         .1         .8         .1         .9         .1        3.2         --     --
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).................         .5        4.2         --         --        (.1)      (3.2)        .1        3.7


SOUTHERN ALLOY RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1996

     NET SALES. Net sales decreased $0.4 million, or 12.9%, from $3.1 million for the three months ended March 31, 1996 to $2.7 million for the three months ended March 31, 1997. This decrease resulted from a decline in value-added processing outsourced to Southern Alloy. Customers who were having capacity constraints in 1996 requested Southern Alloy to temporarily perform value-added processing. Customers began returning this processing to their respective internal operations in late 1996 and continuing into first quarter 1997 resulting in the work done by Southern Alloy returning to normal levels.

     COST OF SALES. Cost of sales decreased $0.3 million, or 15.0%, from $2.0 million for the three months ended March 31, 1996 to $1.7 million for the three months ended March 31, 1997. The decrease in the cost of sales was principally due to the decrease in net sales as described above. As a percentage of net sales, cost of sales decreased from 64.5% for the three months ended March 31, 1996 to 63.0% for the three months ended March 31, 1997.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses were essentially unchanged for the three months ended March 31, 1996 compared to the three months ended March 31, 1997. As a percentage of net sales, operating and delivery expenses increased from 6.5% for the three months ended March 31, 1996 to 7.4% for the three months ended March 31, 1997. This percentage increase was primarily due to spreading of fixed operating costs over a lower volume of net sales.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $0.2 million, or 22.2%, from $0.9 million for the three months ended March 31, 1996 to $0.7 million for the three months ended March 31, 1997. The decrease was due to a $0.2 million non-recurring non-cash charge for stock options granted during the three months ended March 31, 1996. As a percentage of net sales, selling, general and administrative expenses decreased from 29.0% for the three months ended March 31, 1996 to 25.9% for the three months ended March 31, 1997.

     OPERATING INCOME (LOSS). Operating income increased $0.2 million, or 200.0%, from a loss of $0.1 million for the three months ended March 31, 1996 to income of $0.1 million for the three months ended March 31, 1997. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased to 3.7% for the three months ended March 31, 1997.

SOUTHERN ALLOY RESULTS FOR YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     NET SALES. Net sales declined $1.2 million, or 10.0%, from $12.0 million in 1995 to $10.8 million in 1996. This decrease was expected as a significant portion of 1995 net sales was the result of temporary outsourcing of value-added processing by certain customers with short-term capacity constraints. In 1996, these customers returned this processing to their respective internal operations. Additionally, average realized sales prices for copper-based metals declined 8% from 1995 to 1996 due to significant competitive pressure.

     COST OF SALES. Cost of sales decreased $0.6 million, or 7.8%, from $7.7 million in 1995 to $7.1 million in 1996. This decrease was primarily due to the decrease in sales as described above. As a percentage of net sales, cost of sales increased from 64.2% in 1995 to 65.7% in 1996.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses decreased $0.2 million, or 22.2%, from $0.9 million in 1995 to $0.7 million in 1996. This decrease was primarily due to a reduction in the workforce to meet expected sales levels.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.1 million, or 3.6%, from $2.8 million in 1995 to $2.9 million in 1996. Reductions in incentive compensation of $0.2 million in 1996 were offset by a $0.2 million non-cash charge attributable to stock options granted during 1996. As a percentage of net sales, selling, general and administrative expenses increased from 23.3% in 1995 to 26.9% in 1996. This percentage increase was due to the decline in net sales.

     OPERATING INCOME. Operating income declined $0.5 million, or 100%, from $0.5 million in 1995 to break-even in 1996. The decrease in operating income was attributable to the factors discussed above.

SOUTHERN ALLOY LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1997, Southern Alloy's working capital deficit was $(0.4) million, compared to working capital of $0.3 million and $0.4 million, at December 31, 1996 and 1995, respectively. Southern Alloy's principal capital requirements are to fund its working capital and the purchase and improvement of facilities, machinery and equipment. Historically, these requirements have been met by income generated from operations and borrowings under bank credit facilities.

     Net cash provided by operating activities for 1995 and 1996 was $0.8 million and $0.3 million, respectively. These changes were principally due to increased earnings, partially offset by funding Southern Alloy's working capital requirements for accounts receivable, inventories and accounts payable. Net cash provided by operating activities for the three months ended March 31, 1997 was insignificant.

     Net cash used for financing activities for 1995 and 1996 was $0.7 million and $0.4 million, respectively. Southern Alloy paid dividends in 1995 and 1996 of $0.2 million and $0.1 million, respectively. Additionally, during 1996 Southern Alloy repurchased $0.2 million of its common stock. During 1995 Southern Alloy loaned $0.5 million to affiliates. Net cash provided by financing activities for the first three months ended March 31, 1997 was insignificant, with dividends paid of $0.8 million offset by borrowings repaid by affiliates of $0.8 million. Prior to the Merger, Southern Alloy will borrow approximately $0.1 million to fund its portion of the S Corporation Distributions.

     Southern Alloy has a $2.0 million bank credit facility, secured by inventories, accounts receivable, equipment and the guarantees of certain stockholders, which expires on July 31, 1997. At March 31, 1997, approximately $0.2 million of this revolving credit facility was available for borrowing. Southern Alloy anticipates that its cash flows from operations will be sufficient to meet its working capital and debt service requirements for the next several years. Capital expenditure requirements are expected to be funded from cash provided by operations and supplemented as necessary with borrowings from banks or other lenders.

RESULTS OF OPERATIONS -- UNI-STEEL

     Uni-Steel is a value-added metals processor/service center with three locations in Oklahoma. Uni-Steel's products include carbon structural, pressure vessel, high strength low alloy and alloy grades of steel sold to customers in Oklahoma, Missouri, Arkansas, Texas, New Mexico, Colorado and Kansas. Uni-Steel provides value-added metals processing products, and services including cutting-to-length, leveling, flame cutting, plasma cutting, shearing and sawing. Uni-Steel services customers in a wide variety of industries, including oil and gas, truck trailer, mining and construction industries. Uni-Steel has a broad geographic and customer mix, and has not experienced any significant seasonal trends.

     The following table sets forth the historical results of operations for Uni-Steel.

                                                         YEARS ENDED                               SIX MONTHS ENDED
                                                        SEPTEMBER 30,                                 MARCH 31,
                                          ------------------------------------------  ------------------------------------------
                                              1995      %           1996      %           1996      %           1997      %
                                          --------------------  --------------------  --------------------  --------------------
                                                                         (IN MILLIONS OF DOLLARS)
Net sales...............................  $    47.7      100.0% $    54.6      100.0% $    25.8      100.0% $    31.0      100.0%
Costs and expenses:
    Cost of sales.......................       38.0       79.7       43.4       79.5       20.5       79.5       24.7       79.7
    Operating and delivery..............        4.7        9.9        5.4        9.9        2.5        9.7        3.1       10.0
    Selling, general and administrative
      expenses..........................        2.8        5.9        2.9        5.3        1.4        5.4        1.6        5.2
    Depreciation and amortization.......         .5         .9         .5         .9         .3        1.1         .3         .9
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income........................        1.7        3.6        2.4        4.4        1.1        4.3        1.3        4.2

     The results of operations for 1995 and the interim periods are unaudited. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

UNI-STEEL RESULTS FOR SIX MONTHS ENDED MARCH 31, 1997 COMPARED TO THE SIX MONTHS ENDED MARCH 31, 1996

     NET SALES. Net sales increased $5.2 million, or 20.2%, from $25.8 million for the six months ended March 31, 1996 to $31.0 million for the six months ended March 31, 1997. This increase was primarily the result of expanding the plate steel product line in response to customer demand.

     COST OF SALES. Cost of sales increased $4.2 million, or 20.5%, from $20.5 million for the six months ended March 31, 1996 to $24.7 million for the six months ended March 31, 1997. This increase was primarily the result of the increased sales level. As a percentage of net sales, cost of sales increased from 79.5% for the six months ended March 31, 1996 to 79.7% for the six months ended March 31, 1997.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.6 million, or 24.0%, from $2.5 million for the six months ended March 31, 1996 to $3.1 million for the six months ended March 31, 1997. This increase was primarily attributable to the increased costs for additional warehouse space and personnel to accommodate the increased sales level. As a percentage of net sales, operating and delivery expenses increased from 9.7% for the six months ended March 31, 1996 to 10.0% for the six months ended March 31, 1997.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.2 million, or 14.3%, from $1.4 million for the six months ended March 31, 1996 to $1.6 million for the six months ended March 31, 1997. This increase was primarily attributable to increases in sales and marketing expenses necessary to support the increased level of sales. As a percentage of net sales, selling, general and administrative expenses decreased from 5.4% for the six months ended March 31, 1996 to 5.2% for the six months ended March 31, 1997.

     OPERATING INCOME. Operating income increased $0.2 million, or 18.2%, from $1.1 million for the six months ended March 31, 1996 to $1.3 million for the six months ended March 31, 1997. This increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income decreased from 4.3% for the six months ended March 31, 1996 to 4.2% for the six months ended March 31, 1997.

UNI-STEEL RESULTS FOR YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1995

     NET SALES. Net sales increased $6.9 million, or 14.5%, from $47.7 million in 1995 to $54.6 million in 1996. This increase was primarily the result of expanding the plate steel product line in response to customer demand.

     COST OF SALES. Cost of sales increased $5.4 million, or 14.2%, from $38.0 million in 1995 to $43.4 million in 1996. This increase was due to the increase in net sales. As a percentage of net sales, cost of sales decreased from 79.7% in 1995 to 79.5% in 1996.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $0.7 million, or 14.9%, from $4.7 million for the year ended September 30, 1995 to $5.4 million for the year ended September 30,

1996. This increase was primarily attributable to the increase in net sales. As a percentage of net sales, operating and delivery expenses remained constant at 9.9% for both periods.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.1 million, or 3.6%, from $2.8 million in 1995 to $2.9 million in 1996. As a percentage of net sales, selling, general and administrative expenses decreased from 5.9% in 1995 to 5.3% in 1996. This percentage decrease was primarily due to the increase in net sales without a commensurate increase in administrative costs.

     OPERATING INCOME. Operating income increased $0.7 million, or 41.2%, from $1.7 million in 1995 to $2.4 million in 1996. The increase in operating income was attributable to the factors discussed above. As a percentage of net sales, operating income increased from 3.6% in 1995 to 4.4% in 1996.

UNI-STEEL LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1997, Uni-Steel's working capital was $7.3 million, compared to $6.1 million at September 30, 1996. Uni-Steel's principal capital requirements are to fund its working capital and the purchase and improvement of facilities, machinery and equipment. Historically, these requirements have been met by income generated from operations and borrowings under bank credit facilities.

     Net cash provided by (used in) operating activities for the year ended September 30, 1996 and for the six months ended March 31, 1996 and 1997 was $0.2 million, $0.3 million and $(2.0) million, respectively. These changes were principally due to increased earnings, partially offset by funding Uni-Steel's working capital requirements for accounts receivable, inventories and accounts payable.

     Net cash used for investing activities, primarily for capital expenditures, for the year ended September 30, 1996 and for the six months ended March 31, 1996 and 1997 was $0.3 million, $0.1 million and $0.2 million, respectively.

     Net cash provided by (used for) financing activities for the year ended September 30, 1996 and for the six months ended March 31, 1996 and 1997 was $0.1 million, $(0.4) million and $2.0 million, respectively. During the year ended September 30, 1996, Uni-Steel repurchased $0.2 million of its capital stock, borrowed an additional $0.8 million under its revolving credit facility and repaid $0.4 million of long-term debt. During the six months ended March 31, 1996, Uni-Steel repurchased $0.2 million of its capital stock and repaid $0.2 million of long-term debt. During the six months ended March 31, 1997, Uni-Steel borrowed an additional $1.1 million under its revolving credit facility and $1.0 million in long-term debt.

     Uni-Steel has a $10.0 million revolving bank credit facility, secured by inventories and accounts receivable, which expires April 30, 1999. At March 31, 1997, $1.8 million was available for borrowings. Uni-Steel anticipates that its cash flows from operations will be sufficient to meet its working capital and debt service requirements for the next several years. Capital expenditure requirements are expected to be funded from cash provided by operations and supplemented as necessary with borrowings from banks or other lenders.

                                    BUSINESS

     Metals USA was founded to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly-fragmented metals processing industry. The Company believes that the metals processor/service center industry in the United States is consolidating and currently has as many as 3,500 participants collectively generating over $75 billion in annual revenues. The Company intends to play a major role in the consolidation of this industry by combining a broad-based group of metals processing and manufacturing companies. To be a leader in the consolidation of the metals processing industry, the Company will be required to acquire and deploy the capital-intensive equipment and technology necessary to meet rapidly changing customer requirements. Upon consummation of this Offering, Metals USA will acquire the eight Founding Companies, which have been in business an average of 40 years and had 1996 pro forma combined net sales of $387.0 million.

     The Company intends to capitalize on the trend of both primary metals producers and end-users of metal products to reduce in-house processing and outsource processing and inventory management requirements. The Company's metals processing business purchases metals from primary producers, who focus on large volume sales of unprocessed metals, and in most cases performs customized processing services to meet specifications provided by end-use customers. By providing these services, as well as offering inventory management and just-in-time delivery services, the Company enables its customers to reduce material costs, enhance quality, decrease capital required for raw materials inventory and processing equipment and save time, labor and other expenses. The Company believes that these "partnering" relationships with suppliers and customers enable it to reduce its customers' overall cost of their manufactured metal products. In addition to its metals processing capabilities, the Company manufactures higher-value components from processed metals, such as finished building products, and produces a number of finished components machined from specialty metals, such as bushings, pump parts and hydraulic cylinder parts. The Company intends to continue its focus on the metal building products industry, the single fastest growing segment of the metals processing industry.

     The eight Founding Companies sell to over 10,000 customers in businesses such as the machining, furniture, transportation equipment, power and process equipment, industrial/commercial construction, consumer durables and electrical equipment industries, and machinery and equipment manufacturers. The Company believes that its broad customer base and its wide array of metals processing capabilities, products and services, coupled with its broad geographic coverage of the United States, reduce the Company's susceptibility to economic fluctuations affecting any one industry or geographical area.

INDUSTRY OVERVIEW

     Companies operating in the metals industry can be generally characterized as: (i) primary metals producers, (ii) metals processors/service centers or
(iii) end-users. The Company believes that both primary metals producers and end-users are increasingly seeking to have their metals processing and inventory management requirements met by value-added metals processors/service centers. Primary metals producers, which manufacture and sell large volumes of steel, aluminum and specialty metals in standard sizes and configurations, generally sell only to those large end-users and metals processors/service centers who do not require processing of the products and who can tolerate relatively long lead times. Metals processors/service centers, which offer services ranging from precision, value-added preproduction processing in accordance with specific customer demands to storage and distribution of unprocessed metal products, function as intermediaries between primary metals producers and end-users, such as contractors and OEMs. End-users incorporate the processed metal into a product, in some cases without further modification.

     Historically, metals service centers provided few value-added services and were little more than distribution centers, linking metals producers with all but the largest end-users of metals. In the past two decades, however, the metals service center business has evolved significantly, and the most successful metals service centers have added processing capabilities, thereby offering an increasingly broad range of value-added services and products both to primary metals producers and end-users. This evolution has resulted from several trends in the primary metals industry as well as trends among end-users.

     The current trend among primary metals producers is to focus on their core competency of high-volume production of a limited number of standardized metal products. This change in focus has been driven by their need to develop and improve efficient, volume-driven production techniques in order to remain competitive. As a result, during the past two decades, most of the primary producers have sold their service centers, many of which are now independently owned, including several of the Founding Companies.

     At the same time, most end-users are no longer able to obtain processed products directly from primary metals producers and have recognized the economic advantages associated with outsourcing their customized metals processing and inventory management requirements. Outsourcing permits end-users to reduce total production cost by shifting the responsibility for preproduction processing to value-added metals processors/service centers, whose higher efficiencies in performing these processing services make the ownership and operation of the necessary equipment more financially feasible.

     Value-added metals processors/service centers have also benefitted from growing customer demand for inventory management and just-in-time delivery services. These services, which are not normally available from primary metals producers, enable end-users to reduce material costs, decrease capital required for inventory and equipment and save time, labor and other expenses. In response to customer expectations, the more sophisticated value-added metals processors/service centers have acquired specialized and expensive equipment to perform customized processing and have installed sophisticated computer systems to automate order entry, inventory tracking, management and sourcing and work-order scheduling. Additionally, some value-added metals processors/service centers have installed electronic data interchange ("EDI") between their computer systems and those of their customers to facilitate order entry, timely delivery and billing.

     These trends have resulted in value-added metals processors/service centers playing an increasingly important role in all segments of the metals industry. For example, the percentage of total flat-rolled steel shipments sold by service centers in the United States increased from approximately one-quarter in 1975 to approximately one-half in 1995. Metals processors/service centers now serve the needs of over 300,000 OEMs and fabricators nationwide.

INDUSTRY CONSOLIDATION

     Based on industry data, the Company believes that the metals processor/service center industry is highly fragmented, with as many as 3,500 participants. The Company believes that this industry is consolidating and that most companies are small, owner-operated businesses with limited access to capital for modernization and expansion. These owners traditionally have not had a viable exit strategy, leaving them with few attractive liquidity options. According to industry data, the metals processor/service center industry generates over $75 billion in annual net sales.

     The necessity for value-added metals processors/service centers to add specialized processing equipment, manage inventory on behalf of their customers and utilize sophisticated computer systems is requiring industry participants to make substantial capital investments in order to remain competitive. In addition, many customers are seeking to reduce their operating costs by limiting the number of suppliers with whom they do business, often eliminating those suppliers offering limited ranges of products and services. These trends have placed the substantial number of small, owner-operated businesses at a competitive disadvantage because their operations are limited as to product line, processing equipment, inventory and service area, and they have limited access to the capital resources necessary to increase their capabilities. As a result, smaller companies without access to capital for expansion and modernization are finding it increasingly difficult to compete as present industry trends continue, and the Company believes these businesses are potential acquisition candidates.

     To date, the primary acquirors in the metals processor/service center industry have been a few large metals service center companies that have acquired businesses on a service center-by-service center basis. Following an acquisition, the acquiror typically installs its operating systems, procedures and management and eliminates the acquired service center's separate identity, thereby effectively converting the business into a branch office. The Company believes that the sale of well-established businesses to these acquirors is not an attractive alternative for many owners, particularly those who do not wish to retire from the business. The Company, therefore, believes significant acquisition opportunities exist for a well-capitalized, national value-added metals processor/service center that employs a decentralized operating strategy and preserves the identity of the acquired businesses. The Company believes that this operating strategy and the highly fragmented nature of the metals industry should allow it to be a leader in the industry's consolidation.

STRATEGY

     The Company's objective is to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly fragmented metals processing industry. Management plans to achieve this goal by:

     EXPANDING THROUGH ACQUISITIONS. The Company believes that the metals processor/service center industry is highly fragmented and consolidating, with as many as 3,500 participants, collectively generating over $75 billion in annual net sales. The key elements of the Company's acquisition strategy are:

          ENTER NEW GEOGRAPHIC MARKETS. The Company intends to expand into geographic markets not currently served by the Founding Companies by acquiring well-established value-added metals processors/service centers that, like the Founding Companies, are leaders in their regional markets.

          EXPAND WITHIN EXISTING GEOGRAPHIC MARKETS. The Company also plans to acquire additional value-added metals processors/service centers in many of the markets in which it currently operates in order to expand the volume and scope of the Company's operations in a particular market. The Company also intends to pursue "tuck-in" acquisitions of smaller operations to increase utilization at existing facilities, thereby improving operating efficiencies and more effectively using its capital without a proportionate increase in administrative costs.

          ENTER COMPLEMENTARY PROCESSING AND SERVICES MARKETS. The Company intends to acquire companies offering complementary processes and services to those industries currently served by the Company as well as new industries. This will enable existing and future customers to obtain a broader range of value-added processes and services from the Company. The Company also intends to leverage its metals processing capabilities by acquiring leading companies who manufacture higher-value components from processed metals.

     OPERATING ON A DECENTRALIZED BASIS. The Company intends to manage the Founding Companies and subsequently acquired companies on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and growth of the business. The Company believes that, while maintaining strong operating and financial controls, a decentralized structure will retain the entrepreneurial culture present in each of the Founding Companies and will allow the Company to capitalize on the considerable local and regional market knowledge, goodwill, name recognition and customer relationships possessed by each Founding Company and subsequently acquired businesses.

     ACCELERATING INTERNAL SALES GROWTH. A key component of the Company's strategy is to accelerate internal sales growth at each Founding Company and at each subsequently acquired business. The key elements of this internal growth strategy are:

          EXPAND PRODUCTS AND SERVICES TO EXISTING CUSTOMERS. The Company believes it will be able to expand the products and services it offers to its existing customers by leveraging the specialized and diverse product, processing and marketing expertise of individual Founding Companies. Additionally, the Company believes that there are significant opportunities to accelerate internal growth by making capital investments in areas such as inventory management, logistics systems and processing equipment, thereby expanding the range of processes and services offered by the Company. The Company intends to develop and maintain long-term
     "partnering" relationships with customers in response to their demand for shorter production cycles, outsourcing, just-in-time delivery and other services that lower customers' total production costs.

          ADD NEW CUSTOMERS. The Company believes that there are numerous OEMs not currently served by the Company that could reduce their production costs by taking advantage of the Company's processing, inventory management and other services. Many of these OEMs currently perform in-house metals processing tasks and maintain significant inventories of metal. Through its well-trained, technically competent sales force, the Company believes that it can demonstrate to these OEMs the cost savings achievable through the Company's processing, inventory management and other services. The Company also intends to implement a Company-wide marketing program that will utilize professional marketing services and to adopt "best practices" among the Founding Companies to identify, obtain and maintain new customers. In addition, the Company intends to increase its visibility through trade shows, associations, publications and telemarketing.

     IMPROVING OPERATING MARGINS. The Company believes that the combination of the Founding Companies will provide significant opportunities to realize purchasing economies and increase the Company's profitability. The key components of this strategy are:

          INCREASE OPERATING EFFICIENCIES. The Company believes that the combination of the Founding Companies presents significant opportunities to achieve operating efficiencies and cost savings. The Company intends to use its increased purchasing power to gain volume discounts and to develop more effective inventory management systems. The Company expects measurable cost savings in such areas as vehicle leasing and maintenance, information systems and contractual relationships with key suppliers. Moreover, the Company intends to review its operating and training programs at the local and regional levels to identify those "best practices" that can be successfully implemented throughout its operations. As primary metals producers and end-users continue to follow the industry trend of outsourcing processing and distribution services to value-added metals processors/services centers, the Company expects to increase asset utilization, particularly of its metals processing machinery, and realize increased efficiencies and economies of scale.

          CENTRALIZE APPROPRIATE ADMINISTRATIVE FUNCTIONS. The Company believes that there are significant opportunities to improve operating margins by consolidating administrative functions such as financing, marketing, insurance, employee benefits, accounting and risk management.

ACQUISITION PROGRAM

     The Company believes it will be regarded by acquisition candidates as an attractive acquiror because of: (i) the Company's strategy for creating a national, comprehensive and professionally managed value-added metals processor/service center company; (ii) the Company's decentralized operating strategy which emphasizes an ongoing role for owners, management and key personnel of acquired businesses, as well as meaningful equity positions for these individuals which will enable them to participate in the Company's growth;
(iii) the Company's increased visibility and access to financial resources as a public company; and (iv) the potential for increased profitability of the acquired company due to purchasing economies, centralization of administrative functions, enhanced systems capabilities and access to increased marketing resources.

     The Company believes management of the Founding Companies will be instrumental in identifying and completing future acquisitions. Some of the Founding Companies have recently completed acquisitions, which have given them valuable acquisition experience. Moreover, several of the principals of the Founding Companies currently have leadership roles in industry trade associations, which has enabled these individuals to become personally acquainted with the owners of numerous acquisition targets across the country. The Company expects that the visibility of these individuals and the Company within the industry will increase the awareness of, and interest of acquisition candidates in, the Company and its acquisition program. Within the past several months, the Company has contacted the owners of a number of acquisition candidates, several of whom have expressed interest in having their businesses acquired by the Company. The Company currently has no agreements to effect any acquisitions other than the Founding Companies.

     As consideration for future acquisitions, the Company intends to use various combinations of its Common Stock, cash and notes. The consideration for each future acquisition will vary on a case-by-case basis, with the major factors in establishing the purchase price being historical operating results, future prospects of the target and the ability of the target to complement the services offered by the Company. Within 90 days following the completion of this Offering, the Company intends to register 8,000,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. The Company believes that it can structure acquisitions as tax-free reorganizations by using its Common Stock as consideration, which will be attractive to those targeted business owners with a low tax basis in the stock of their businesses.

PROCESSING SERVICES AND PRODUCTS

     The Company engages in preproduction processing of steel, aluminum and specialty metals and acts as an intermediary between primary metals producers and end-users. The Company purchases metals from primary producers, maintains an inventory of various metals to allow rapid fulfillment of customer orders and performs customized processing services to the specifications provided by end-users and other customers. By providing these services, as well as offering inventory management and just-in-time delivery services, the Company enables its customers to reduce overall production costs and decrease capital required for raw materials inventory and metals processing equipment.

     The Company buys steel and aluminum from integrated mills and mini-mills and specialty metals from foundries. The Company purchases its raw materials in anticipation of projected customer requirements based on interaction and feedback from customers, market conditions, historical usage and industry research. Primary producers typically find it more cost effective to focus on large volume production and sale of steel, aluminum and specialty metals in standard sizes and configurations to large volume purchasers. For example, flat-rolled steel is normally sold by mills in coils typically weighing between 40,000 and 50,000 pounds. The Company processes the metals to the precise thickness, length, width, shape, temper and surface quality specified by its customers. Value-added processes provided by the Company include:

      o SHEARING AND CUTTING TO LENGTH -- the cutting of metals into pieces and along the width of a coil to create sheets or plates.

      o METALLURGY -- the analysis and testing of the physical and chemical composition of metals.

      o BLANKING -- the process in which flat-rolled metal is cut into precise two dimensional shapes by passing it through a press employing a blanking die.

      o FLAME AND PLASMA CUTTING -- the cutting of metals to produce various shapes according to customer-supplied drawings.

      o LEVELING -- the flattening of metals to uniform tolerances for proper machining.

      o SLITTING -- the cutting of coiled metals to specified widths along the length of the coil.

      o PICKLING -- a chemical treatment to improve surface quality by removing the surface oxidation and scale which develops on the metal shortly after it is hot-rolled.

      o   TEE-SPLITTING -- the splitting of metal beams.

      o EDGE TRIMMING -- a process which removes a specified portion of the outside edges of coiled metal to produce uniform width and round or smooth edges.

      o CAMBERING -- the bending of structural steel to improve load-bearing capabilities.

     Additional capabilities of the Company include precision roll forming (the process by which metals are bent and stretched into various shapes), machining and applications engineering. Using these capabilities, the Company uses processed metals to manufacture higher-value components, such as finished building products, and machines specialty metals into such items as bushings, pump parts and hydraulic cylinder parts.

     Once an order is received, the appropriate inventory is selected and scheduled for processing in accordance with the customer's requirements and specified delivery date. Orders are monitored by the

Company's computer systems, including in certain locations, the use of bar coding to aid in, and reduce the cost of, tracking material. The Company's computer systems record the source of all metal shipped to customers. This enables the Company to identify the source of any metal which later is shown not to meet industry standards or that fails during or after manufacture. This capability is important to the Company's customers as it allows them to assign responsibility for non-conforming or defective metal to the mill or foundry that produced that metal. Many of the products and services provided by the Company can be ordered and tracked through EDI, a sophisticated electronic network that directly connects the Company's computer system to those of its customers.

     A majority of the Company's orders are filled within 24 hours. This is accomplished through the Company's special inventory management programs which permit the Company to deliver processed metals in accordance with the just-in-time inventory programs of its customers. The Company is required to carry sufficient inventory of raw materials to meet the short lead time and just-in-time delivery requirements of its customers.

     While the Company ships products throughout the United States, most of its customers are located within a 200-mile radius of the Company's facilities, thus enabling an efficient delivery system capable of handling a large number of short lead-time orders. The Company transports most of its products directly to its customers either through common or contract trucking companies or through its own trucks for short-distance and/or multi-stop deliveries.

     The following table sets forth information on processing and other services offered by each Founding Company:

                                     TEXAS                                              SOUTHERN                           SERVICE
                                     ALUM.    INTERSTATE    QUEENSBORO    AFFILIATED     ALLOY      UNI-STEEL    WILLIAMS  SYSTEMS
                                     -----    ----------    ----------    ----------    --------    ---------    --------  -------
Shearing and cutting to length.....    X           X             X             X            X           X            X       X
Metallurgy and traceability........    X           X             X             X            X           X            X       X
Blanking...........................    X                         X                          X           X                    X
Shearing/sawing....................                X             X                          X           X            X
Flame/plasma cutting...............                X             X                                      X            X
Leveling...........................                              X                                      X                    X
Slitting...........................    X                                       X                                             X
Pickling...........................                                            X
Tee-splitting......................                X             X                                      X
Edge trimming......................    X                                       X                                             X
Cambering..........................                X             X                                      X
Bar coding.........................                                                         X                                X
EDI................................                X             X                                      X                    X
Just-in-time.......................    X           X             X             X            X           X            X       X

     The following two case studies are examples of the types of value-added processes and services provided by two of the Founding Companies for their customers:

          Uni-Steel's largest customer is one of the world's largest elevator and escalator manufacturers. Uni-Steel sells a variety of steel products to this customer in customized lengths and performs the majority of its preproduction processing and just-in-time inventory management. Uni-Steel saws, shears, flame cuts, forms, punches and drills holes in the metal parts and delivers the product within 24 hours of ordering.

          Affiliated achieved substantial total production cost savings for a major manufacturer of electrical components. Until the fall of 1995, the customer bought all its steel directly from an integrated mill which required this customer to carry substantial amounts of inventory as well as its own processing equipment. Affiliated explained the benefits of its inventory management, processing, just-in-time delivery and other services. As an Affiliated customer, its steel inventory dropped from approximately two months' supply to an approximately three days' supply, and the customer realized a significant cash flow savings.

     The following table sets forth information with respect to the Founding Companies' 1996 and three months ended March 31, 1997 combined net sales by metals type:

                                            TWELVE MONTHS ENDED      THREE MONTHS ENDED
                                             DECEMBER 31, 1996         MARCH 31, 1997
                                           ---------------------    ---------------------
                                           NET SALES       %        NET SALES       %
                                           ---------   ---------    ---------   ---------
                                                      (IN MILLIONS OF DOLLARS)
Steel:
     Structural.........................    $  73.7         19.6%    $  18.3         17.4%
     Plate..............................       54.1         14.4        15.8         15.1
     Bar................................       30.4          8.1         6.1          5.8
     Hot-rolled sheet/coil..............       85.7         22.8        32.5         31.0
     Cold-rolled sheet/coil.............       30.1          8.0         4.8          4.6
     Galvanized sheet/coil..............        7.9          2.1         1.1          1.0
     Tubing.............................       16.9          4.5         5.3          5.0
     Fabricated products................       15.0          4.0         6.5          6.2
     Other..............................        6.4          1.7         1.6          1.6
                                           ---------   ---------    ---------   ---------
          Total.........................      320.2         85.2        92.0         87.7
                                           ---------   ---------    ---------   ---------

Stainless steel, alloys and specialty
  metals................................       15.4          4.1         3.3          3.1
Metal building products.................       40.2         10.7         9.7          9.2
                                           ---------   ---------    ---------   ---------
          Total.........................    $ 375.8        100.0%    $ 105.0        100.0%
                                           =========   =========    =========   =========

     The Founding Companies have quality control systems to ensure product quality and traceability throughout processing. Quality controls include periodic supplier audits, customer approved quality standards, inspection criteria and metals source traceability. Three of the Founding Companies' facilities are currently seeking ISO (International Standards Organization) 9002 certification. Management believes that the Company's emphasis on quality assurance is a distinct competitive advantage and is increasingly important to customers seeking to establish "partnering" relationships with their key suppliers.

SOURCES OF SUPPLY

     In recent years, steel and aluminum production in the United States has varied from period to period as mills attempt to match production to projected demand. Periodically, this has resulted in shortages of, or increased ordering lead times for, some steel or aluminum products as well as fluctuations in price. Typically, metals producers announce price changes only once or twice per year, often sufficiently in advance to allow the Company to order additional products prior to the effective date of a price increase or to defer purchases until effectiveness of a price decrease. The Company's purchasing decisions are based on its forecast of the availability of metal products, ordering lead times and pricing as well as its prediction of customer demand for specific products.

     The Company purchases steel and aluminum from domestic and foreign integrated mills and mini-mills and specialty metals from foundries. The Company's principal domestic steel suppliers are Nucor Corp., LTV Steel Co., Bethlehem Steel Corp. and National Steel Corp. Although most forms of steel and aluminum produced by mills can be obtained from a number of integrated mills or mini-mills, both domestically and internationally, there are a few products that are available from only a limited number of producers. Since most metals are shipped F.O.B. the mill, and the transportation of metals is a significant cost factor, the Company seeks to purchase metals to the extent possible from the nearest mill unless a more distant mill has a significantly lower price. The Company believes that, following the Mergers, it will purchase raw materials in sufficient quantities to permit it to realize purchasing economies and discounts from its suppliers. The Company believes it is not materially dependent on any one of its suppliers for raw materials and that its relationships with its suppliers are good.

SALES AND MARKETING; CUSTOMERS

     The Company believes that its commitment to consistent quality, service and just-in-time delivery has enabled it to develop and maintain long-term relationships with existing customers, while expanding its market penetration through the use of its sales and marketing program. The Company's sales and marketing program focuses on the identification of OEMs and other metals end-users that could achieve significant cost savings through the use of the Company's inventory management, processing, just-in-time delivery and other services. The typical target customer carries a significant inventory of unprocessed metal and performs most of its own processing. The Company uses a variety of methods to identify these target customers, including the utilization of databases, telemarketing, direct mail and participation in manufacturers' trade shows. Customer referrals and the knowledge of the Company's sales force about regional end-users also result in the identification of target customers. Once a target customer is identified, the Company's "outside" salespeople assume responsibility for visiting the appropriate person at the target, typically the purchasing manager or manager of operations. The Company's salesperson seeks to explain the potential cost savings achievable through the Company's services and the Company's commitment to service and quality.

     The Company employs a sales force consisting of "inside" and "outside" salespeople. "Inside" salespeople are primarily responsible for maintaining customer relationships, receiving and soliciting individual orders and responding to service and other inquiries by customers. Increasingly, these "inside" salespeople have been given responsibility for telemarketing to target customers. The Company's "outside" sales force is primarily responsible for identifying target customers and calling on them to explain the Company's services. The sales force is trained and knowledgeable about the characteristics and applications of various metals and applications as well as the manufacturing methods employed by the Company's customers. The Company believes that its high level of interaction with its customers provides it with meaningful feedback and information about sales opportunities. For example, Southern Alloy has shown customers that a component of a machine (such as hydraulic cylinder parts) would be less expensive and more effective if manufactured from Dura-Bar , a continuous cast iron product which is a registered trademark of Wells Manufacturing Company, Dura-Bar Division, because Dura-Bar has greater machinability and improved application performance characteristics.

     Nearly all sales by the Company are on a negotiated price basis. In some cases, sales are the result of a competitive bid process where a customer sends the Company and several competitors a list of products required, and the Company submits a bid on each product.

     The Company has a diverse customer base of more than 10,000 customers, with no single customer accounting for more than 4% of the Company's pro forma combined revenues in 1996. The Company believes that its long-term relationships with many of its customers contribute significantly to its success.

     The following table sets forth information with respect to the Founding Companies' 1996 and three months ended March 31, 1997 combined net sales by end-user industry base:

                                            TWELVE MONTHS ENDED      THREE MONTHS ENDED
                                             DECEMBER 31, 1996         MARCH 31, 1997
                                           ---------------------    ---------------------
                                           NET SALES       %        NET SALES       %
                                           ---------   ---------    ---------   ---------
                                                      (IN MILLIONS OF DOLLARS)
Machinists and fabricators..............    $  83.8         22.3%    $  22.6         21.5%
Wholesale distributors..................       57.5         15.3         9.4          8.9
Machinery and equipment manufacturers...       53.0         14.1        17.4         16.6
Industrial/commercial contractors.......       46.9         12.5        13.1         12.5
Consumer durables and electrical
  equipment manufacturers...............       38.3         10.2        15.3         14.6
Transportation equipment
  manufacturers.........................       31.9          8.5         8.1          7.7
Furniture manufacturers.................       27.4          7.3         6.2          5.9
Power and process equipment
  manufacturers.........................       12.8          3.4         7.0          6.7
Other...................................       24.2          6.4         5.9          5.6
                                           ---------   ---------    ---------   ---------
     Total..............................    $ 375.8        100.0%    $ 105.0        100.0%
                                           =========   =========    =========   =========

COMPETITION

     The Company is engaged in a highly-fragmented and competitive industry. Competition is based primarily on price, quality, service, timeliness and geographic proximity. The Company competes with a large number of other metals processors/service centers on a regional and local basis, some of which may have greater financial resources than the Company, and several of which are public companies. The Company also competes to a lesser extent with primary metals producers, who typically sell directly only to very large customers requiring regular shipments of large volumes of metals. The Company may also face competition for acquisition candidates from these public companies, most of whom have acquired a number of metals service center businesses during the past decade. Other smaller metals processors/service centers may also seek acquisitions from time to time.

     The Company believes that it will be able to compete effectively because of its significant number of locations, geographic dispersion, knowledgeable and trained sales force, integrated computer systems, modern equipment, broad-based inventory, combined purchasing volume and operational economies of scale. The Company intends to seek to differentiate itself from its competition in terms of service and quality by investing in systems and equipment and by offering a broad range of products and services as well as through its entrepreneurial culture and decentralized operating structure.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     The Company's operations are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety. In particular, the Company's operations are subject to extensive federal, state and local laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. Hazardous materials the Company uses in its operations include lubricants, cleaning solvents and hydrochloric acid used in its pickling operations at two facilities.

     The Company's management believes that the Company is in substantial compliance with all such laws and does not currently anticipate that the Company will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental or workplace health and safety requirements. However, some of the properties owned or leased by the Company are located in areas with histories of heavy industrial use, three of which are on or near sites listed on the CERCLA National Priority List. The Company believes that as many as three of the properties leased by the Founding Companies have been contaminated by pollutants which have migrated from neighboring facilities or have been deposited by prior occupants.

     Prior to entering into the agreements relating to the Mergers, the Company evaluated the properties owned or leased by the Founding Companies and engaged an independent environmental consulting firm to conduct or review assessments of environmental conditions at these properties. Although no environmental claims have been made against the Company and it has not been named as a potentially responsible party by the Environmental Protection Agency or any other party, it is possible that the Company could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws. If so, the Company could incur substantial litigation costs to prove that it is not responsible for the environmental damage. The Company has obtained limited indemnities from the stockholders of the Founding Companies (ranging from approximately $50,000 to $7.6 million per Founding Company) whose facilities are located at the contaminated sites. The Company believes that these indemnities will be adequate to protect it from a material adverse effect on its financial condition should the Company be found to be responsible for a share of the clean-up costs. The limited indemnities are subject to certain deductible amounts, however, and there can be no assurance that these limited indemnities will fully protect the Company.

MANAGEMENT INFORMATION SYSTEMS

     Each of the Founding Companies operates a management information system that is used to purchase, monitor and allocate inventory throughout its production facilities. The Company believes that these systems enable it to manage inventory costs effectively and to achieve appropriate inventory turnover rates. Many of these systems also include computerized order entry, sales analysis, inventory status, work-in-process status, bar-code tracking, invoicing and payment. These systems are designed to improve productivity for both the Company and its customers. Four of the Founding Companies use EDI, through which they offer their customers a paperless process for order entry, shipment tracking, customer billing, remittance processing and other routine matters. In addition, several of the Founding Companies have computer-aided drafting systems that control equipment used to perform some metals processing functions.

EMPLOYEES

     As of December 31, 1996, the Founding Companies employed a total of 1,071 persons. Of these employees, 176 were in administration, 238 were in sales and distribution and 657 were in processing and warehousing. Approximately 175 employees at three sites were members of one of four unions: the United Steelworkers of America; the International Association of Bridge, Structural, and Ornamental Ironworkers of America; the International Brotherhood of Teamsters; or the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers. The Company's relationship with these unions generally has been satisfactory, but occasional work stoppages have occurred. Within the last five years, one work stoppage occurred at one facility, which involved 28 employees and lasted 10 days. The Company currently is a party to four collective bargaining agreements which expire at various times. Collective bargaining agreements expiring in 1997, 1998 and 1999 cover 38, 126 and nine employees, respectively. Historically, the Founding Companies have succeeded in negotiating new collective bargaining agreements without a strike.

     From time to time, there are shortages of qualified operators of metals processing equipment. In addition, turnover among less skilled workers is relatively high. Following the Mergers, the Company intends to adopt "best practices" for its employee benefits programs and human relations functions.

FACILITIES AND VEHICLES

     The Company operates 13 metal processing facilities that are used to receive, warehouse, process and ship metals, only one of which is owned. These facilities utilize various metals processing and materials handling machinery. Texas Aluminum/Cornerstone operates four facilities where it processes metals into building products and operates 36 sales and distribution centers throughout the western, southwestern and southeastern United States. Southern Alloy has one facility located in Salisbury, North Carolina which has the capability of machining various specialty metals, such as continuous cast iron and bronze alloys, into components for manufacturing machinery and equipment. Many of the Company's facilities are capable of being utilized at higher capacities, if necessary. The Company is planning to expand three of its existing facilities over the next 12 months, with one expansion already under construction. The Company believes that its facilities after the planned expansions will be adequate for its expected needs over the next several years. See "Certain Transactions."

     The Company operates a fleet of owned or leased trucks and trailers as well as fork lifts and support vehicles. It believes these vehicles generally are well-maintained and adequate for the Company's current operations. The Company expects it will be able to purchase or lease vehicles at lower prices due to its combined purchasing and leasing volume.

RISK MANAGEMENT, INSURANCE AND LITIGATION

     The primary risks in the Company's operations are bodily injury, property damage and injured workers' compensation. Upon completion of this Offering, the Company intends to obtain and maintain liability insurance for bodily injury and third-party property damage and workers' compensation coverage which it considers sufficient to insure against these risks, subject to self-insured amounts.

     The Company is, from time to time, a party to litigation arising in the ordinary course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. The Company is not currently involved in any litigation that the Company believes will have a material adverse effect on its financial condition or results of operations.

SAFETY

     The Company is committed to continuing the Founding Companies' focus and emphasis on safety in the workplace. The Founding Companies currently have a variety of safety programs in place, which may include regular weekly or monthly field safety meetings, bonuses based on an employee's or a team's safety record and training sessions to teach proper safety work procedures. The Company plans to establish "best practices" throughout its operations to ensure that all employees comply with safety standards established by the Company, its insurance carriers and federal, state and local laws and regulations. In addition, the Company intends to continue to promote the Founding Companies' emphasis on an accident-free workplace.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Company's directors and executive officers upon completion of this Offering.

                    NAME              AGE               POSITION
-----------------------------------   --- -------------------------------------
Arthur L. French...................   57  Chairman of the Board, Chief
                                          Executive Officer and President
Arnold W. Bradburd.................   72  Vice-Chairman of the Board, Chairman
                                          and Chief Executive Officer of
                                            Interstate*
J. Michael Kirksey.................   41  Senior Vice President, Chief
                                          Financial Officer and Director
Stephen R. Baur....................   31  Senior Vice President and Chief
                                          Development Officer`
John A. Hageman....................   43  Senior Vice President, General
                                          Counsel and Secretary
Terry L. Freeman...................   46  Vice President and Corporate
                                          Controller
Keith E. St. Clair.................   40  Vice President and Treasurer
Mark Alper.........................   52  Vice President--Development`,
                                          President of Queensboro, Director*
Michael E. Christopher.............   36  Senior Vice President`, President of
                                          Texas Aluminum/Cornerstone, Director*
Craig R. Doveala...................   45  President of Service Systems,
                                          Director*
William B. Edge....................   38  President of Southern Alloy,
                                          Director*
Patrick A. Notestine...............   49  President of Affiliated, Director*
Lester G. Peterson.................   55  President of Williams, Director*
Richard A. Singer..................   51  Senior Vice President`, Chief
                                          Executive Officer of
                                            Uni-Steel, Director*
Steven S. Harter...................   34  Director
Tommy E. Knight....................   58  Director*
Richard H. Kristinik...............   57  Director*
T. William Porter..................   55  Director*

------------

* Election as a director of the Company effective as of the consummation of this Offering.

` Effective as of the consummation of this Offering.

     Arthur L. French has served as Chairman of the Board, Chief Executive Officer and President of the Company since December 1996 and has been involved in the organization of the Company, the acquisition of the Founding Companies and this Offering. From 1989 through 1996, Mr. French served as Executive Vice President and a director of Keystone International, Inc. ("Keystone"), a publicly-traded manufacturer of industrial valves and controls, with responsibility for domestic and international operations. From 1966 to 1989, Mr. French held various positions with Fisher Controls International, Inc., a control valve and instrumentation manufacturer, and served as its President and Chief Operating Officer and a director prior to joining Keystone.

     Arnold W. Bradburd will become Vice-Chairman of the Board of the Company upon consummation of this Offering. He has been employed by Interstate since 1974, serving as Chairman of the Board and Chief Executive Officer since 1979, and will continue in that capacity after consummation of this Offering. Mr. Bradburd has served as National Secretary of the Association of Steel Distributors and as Chairman of SSCI.

     J. Michael Kirksey has served as Senior Vice President and Chief Financial Officer and a director of the Company since March 1997. From 1995 through February 1997, Mr. Kirksey was Director -- Business Development and Acquisitions of Keystone. From 1993 to 1995, Mr. Kirksey was Vice President of Finance of Keystone for European operations based in Brussels, Belgium, and from 1989 to 1993, he was

Vice President and Controller of Keystone. From 1976 to 1989, Mr. Kirksey was a certified public accountant with Arthur Andersen LLP.

     Stephen R. Baur will become Senior Vice President and Chief Development Officer of the Company upon consummation of this Offering. Since July 1996, Mr. Baur has been a Senior Vice President of Notre. From November 1995 to June 1996, he was a consultant to a venture capital firm. From July 1988 through September 1995, he was a certified public accountant with Arthur Andersen LLP.

     John A. Hageman has served as Vice President, General Counsel and Secretary of the Company since April 1997. From 1987 through March 1997, Mr. Hageman was Senior Vice President of Legal Affairs, General Counsel and Secretary of Physician Corporation of America, a publicly-traded health maintenance organization. From 1981 to 1987, Mr. Hageman was a partner with Klenda, Mitchell, Austerman & Zuercher, a law firm in Wichita, Kansas.

     Terry L. Freeman has served as Vice President and Corporate Controller of the Company since April 1997. From February 1997 through March 1997, Mr. Freeman served as Controller of Maxxam Inc. ("Maxxam"), a publicly-traded aluminum, forest products operations and real estate investment and development company. From May 1994 to February 1997, he was Assistant Controller of Maxxam, and from June 1990 to May 1994, he was Director -- Financial Reporting of Maxxam. From December 1984 to June 1990, he was a certified public accountant with Deloitte & Touche LLP. From August 1980 to December 1984, Mr. Freeman was a certified public accountant with Arthur Andersen LLP.

     Keith E. St. Clair has served as Vice President and Treasurer of the Company since April 1997. From 1987 through March 1997, he served as Corporate Controller of Gundle/SLT Environmental, Inc.
("Gundle/SLT"), a publicly-traded manufacturer and installer of synthetic lining systems. From 1980 through 1986, Mr. St. Clair was a certified public accountant with Arthur Andersen LLP.

     Mark Alper will become Vice President -- Development and a director of the Company upon consummation of this Offering. He has been an employee of Queensboro since 1971 and President since 1995. Mr. Alper will continue in that capacity after consummation of this Offering.

     Michael E. Christopher will become a Senior Vice President and a director of the Company upon consummation of this Offering. He has been Executive Vice President of Texas Aluminum since 1987 and President of Cornerstone since 1995, and will become President of Texas Aluminum/Cornerstone upon consummation of this Offering. Mr. Christopher currently serves as Vice President of the Board of Directors of the National Patio Enclosure Association.

     Craig R. Doveala will become a director of the Company upon consummation of this Offering. He has been President of Service Systems since 1990, and will continue in that capacity after consummation of this Offering.

     William B. Edge will become a director of the Company upon consummation of this Offering. He has been President of Southern Alloy since 1990, and will continue in that capacity after consummation of this Offering.

     Patrick A. Notestine will become a director of the Company upon consummation of this Offering. He has been President of Affiliated since 1988, and will continue in that capacity after consummation of this Offering.

     Lester G. Peterson will become a director of the Company upon consummation of this Offering. He has been President of Williams since 1981, and will continue in that capacity after consummation of this Offering. Mr. Peterson is a member of the Wisconsin Board of the SSCI.

     Richard A. Singer will become Senior Vice President and a director of the Company upon consummation of this Offering. He has been President and Chief Executive Officer of Uni-Steel since 1972, and will continue as Chief Executive Officer after consummation of this Offering.

     Steven S. Harter has been a director of the Company since July 1996. Mr. Harter is the President of Notre. Prior to becoming the President of Notre, Mr. Harter was Senior Vice President of Notre Capital Ventures, Ltd. From April 1989 to June 1993, Mr. Harter was Director of Mergers and Acquisitions for

Allwaste, Inc., a publicly-traded environmental services company. From May 1984 to April 1989, Mr. Harter was a certified public accountant with Arthur Andersen LLP. Mr. Harter also serves as a director of Coach USA, Inc. and Comfort Systems USA, Inc.

     Tommy E. Knight will become a director of the Company upon consummation of this Offering. Mr. Knight was President and Chief Executive Officer of Brown and Root, Inc., a subsidiary of Halliburton Company, and one of the largest international construction firms in the world, from June 1992 until his retirement in December 1996. Prior to that time, he served in a variety of other capacities with Brown and Root, Inc. since joining Brown and Root, Inc. in 1964.

     Richard H. Kristinik will become a director upon consummation of this Offering. Mr. Kristinik is the Chairman of the Board of Directors and Chief Executive Officer of Coach USA, Inc. and has served in that capacity since March 1996. Prior to that time, Mr. Kristinik was a partner with Arthur Andersen LLP from 1973 to March 1996, serving in its Houston office for all those years, except for the period from 1979 to 1984, when he served as Managing Partner of the Tulsa office, and the period from 1985 to 1989, when he served as Managing Partner of the Denver office.

     T. William Porter will become a director of the Company upon consummation of this Offering. Mr. Porter has been a partner with Porter & Hedges, L.L.P., a law firm, since 1981 and currently serves as a director of Gundle/SLT and ITEQ, Inc., a manufacturer of specialized process equipment.

     Effective upon consummation of this Offering, the Board of Directors will be divided into three classes of five, five and four directors, respectively, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders in 1998, 1999 and 2000, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. The Company's Certificate of Incorporation permits the holders of the Restricted Common Stock to elect one director. Mr. Harter is the director elected by the holders of the Restricted Common Stock. All officers serve at the discretion of the Board of Directors.

     The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee. Effective upon consummation of this Offering, the members of the Audit Committee will be Messrs. Harter, Kristinik and Porter and the members of the Compensation Committee will be Messrs. Knight, Harter and Porter. The members of the Executive Committee and the Nominating Committee will be selected following the consummation of this Offering. The Executive Committee will include at least one outside director and the Nominating Committee will include three members, two of whom will be directors from the Founding Companies.

DIRECTORS COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries will not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries will receive a fee of $2,000 for attendance at each Board of Directors' meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors' meeting). In addition, under the Company's 1997 Non-Employee Directors' Stock Plan, each non-employee director will automatically be granted an option to acquire 10,000 shares of Common Stock upon such person's initial election as a director, and an annual option to acquire 5,000 shares at each annual meeting of the Company's stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. Each non-employee director also may elect to receive shares of Common Stock or credits representing "deferred shares" in lieu of cash directors' fees. See " -- 1997 Non-Employee Directors' Stock Plan." Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

     The Company was incorporated in July 1996, has conducted no operations, other than those associated with this Offering, and generated no net sales to date and will not pay any of its executive officers any compensation prior to the consummation of this Offering. The Company anticipates that during 1997 its most highly compensated executive officers (other than those employed by a Founding Company) will be Messrs. French, Kirksey, Baur and Hageman.

     Each of Messrs. French and Kirksey will enter into an employment agreement with the Company upon consummation of this Offering providing for an annual base salary of $150,000. Messrs. Hageman and Baur will enter into employment agreements with the Company upon consummation of this Offering providing for an annual base salary of $130,000 and $100,000, respectively. Each employment agreement will be for a term of three years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each of these agreements will provide that, in the event of a termination of employment by the Company without cause, the employee will be entitled to receive from the Company an amount equal to one year's salary, payable in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the initial three-year term, if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during such initial term. The non-competition provisions of the employment agreement do not apply to a termination without such notice. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during such initial term. In such event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination. Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

     Each of Messrs. Bradburd, Christopher, Alper, Doveala, Edge, Notestine, Peterson and Singer will enter into an employment agreement with his Founding Company providing for an annual base salary of $150,000. Each employment agreement will be for a term of five years, and unless terminated or not renewed by the Founding Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each of these agreements will provide that, in the event of a termination of employment by the Founding Company without cause during the first three years of the employment term (the "Initial Term"), the employee will be entitled to receive from the Founding Company an amount equal to his then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment with cause during the final two years of the initial five-year term of the employment agreement, the employee will be entitled to receive an amount equal to his then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the Initial Term, if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during the Initial Term. The non-competition provisions of the employment agreement do not apply to a termination without such notice. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment agreement and receive in one lump sum two times the amount he would receive pursuant to a termination without cause during the Initial Term. In such event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination. Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

1997 LONG-TERM INCENTIVE PLAN

     No stock options were granted to, or exercised by or held by any executive officer in 1996. In April 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term

Incentive Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options or non-qualified stock options ("NQSOs"), (ii) stock appreciation rights; (iii) restricted or deferred stock, (iv) dividend equivalents and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock.

     The Compensation Committee will administer the Plan and select the individuals who will receive awards and establish the terms and conditions of those awards. The maximum number of shares of Common Stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 2,500,000 shares or 13% of the aggregate number of shares of Common Stock outstanding. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     At the closing of this Offering, NQSOs to purchase a total of 705,000 shares of Common Stock will be granted as follows: 200,000 shares to Mr. French, 100,000 shares to Mr. Kirksey, 100,000 shares to Mr. Baur, 75,000 shares to Mr. Hageman, 50,000 shares to Mr. Freeman, 50,000 shares to Mr. St. Clair and 130,000 shares to other key employees of the Company. In addition, at the consummation of this Offering, options to purchase 1,426,024 shares will be granted to the employees of the Founding Companies. Each of the foregoing options will have an exercise price equal to the initial public offering price per share. These options will vest at the rate of 20% per year, commencing on the first anniversary of this Offering and will expire at the earlier of ten years from the date of grant or three months following termination of employment.

1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in April 1997, provides for (i) the automatic grant to each non-employee director serving at the consummation of this Offering of an option to purchase 10,000 shares, (ii) the automatic grant to each non-employee director of an option to purchase 10,000 shares upon such person's initial election as a director, and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. All options will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and are immediately vested and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. The Directors' Plan also permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     In connection with the formation of the Company, Metals USA issued to Notre a total of 3,367,914 shares of Common Stock for an aggregate cash consideration of $35,375. Mr. Harter is the President of Notre and a director of the Company. In April 1997, Notre exchanged 3,122,914 shares of Common Stock for 3,122,914 shares of Restricted Common Stock. See "Description of Capital Stock." Notre has agreed to advance whatever funds are necessary to effect the Mergers and this Offering. As of March 31, 1997, Notre had incurred expenses on behalf of the Company in the aggregate amount of $1.1 million, all of which is on a non-interest-bearing basis. All of Notre's advances will be repaid from the net proceeds of this Offering.

     From December 1996 through April 1997, the Company issued a total of 695,000 shares of Common Stock (as adjusted for a 135.81-to-one stock split) at $.01 per share to various members of management, as follows: Mr.
French -- 260,000 shares, Mr. Kirksey -- 120,000 shares, Mr. Baur -- 120,000 shares, Mr. Freeman -- 60,000 shares, Mr. St. Clair -- 60,000 shares and Mr. Hageman -- 75,000 shares. The Company also issued 690,500 shares of Common Stock at $0.01 per share to other employees of and consultants to the Company, including a total of 405,000 shares of Common Stock to persons who will become directors of the Company upon consummation of this Offering. The Company also granted options to purchase 10,000 shares of Common Stock under the Directors' Plan, effective upon the consummation of this Offering, to Mr. Harter, a director of the Company, and to Messrs. Knight, Kristinik and Porter, who will become directors of the Company upon the closing of this Offering.

     Simultaneously with the closing of this Offering, Metals USA will acquire by merger all of the issued and outstanding stock of the Founding Companies, at which time each Founding Company will become a wholly-owned subsidiary of the Company. The aggregate consideration to be paid by Metals USA in the Mergers consists of $40.2 million in cash and 10,128,609 shares of Common Stock. In addition, prior to the Mergers certain of the Founding Companies will make the S Corporation Distributions of $18.6 million and distribute certain real estate and non-operating assets and liabilities having a net book value of $4.1 million.

     The consummation of each Merger is subject to customary conditions. These conditions include, among others, the continuing accuracy on the closing date of the Mergers of the representations and warranties of the Founding Companies and the principal stockholders thereof and of Metals USA, the performance by each of them of all covenants included in the agreements relating to the Mergers and the nonexistence of a material adverse change in the results of operations, financial condition or business of each Founding Company.

     There can be no assurance that the conditions to closing of the Mergers will be satisfied or waived or that the acquisition agreements will not be terminated prior to consummation. If any of the Mergers is terminated for any reason, the Company does not intend to consummate this Offering on the terms described herein.

     The following table sets forth the consideration to be paid by Metals USA for each of the Founding Companies. These amounts do not include any S Corporation Distributions or other distributions of real estate and non-operating assets and liabilities. (In thousands of dollars, except share amounts.)

                                                      SHARES OF
                                         CASH        COMMON STOCK
                                       ---------     ------------
     Texas Aluminum/Cornerstone......  $  11,264       2,383,874
     Interstate......................      3,060       1,917,814
     Queensboro......................      3,806       1,587,810
     Affiliated......................      5,695       1,022,230
     Uni-Steel.......................      7,601       1,112,988
     Southern Alloy..................      3,286         648,525
     Williams........................      2,900         712,574
     Service Systems.................      2,608         742,794
                                       ---------     ------------
          Total......................  $  40,220      10,128,609
                                       =========     ============

     In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain officers, directors and holders of more than 5% of the outstanding shares of the Company, together with trusts for which they act as trustees, will receive cash and shares of Common Stock of the Company as follows. These amounts do not include any S Corporation Distributions or other distributions of real estate and non-operating assets and liabilities. (In thousands of dollars, except share amounts.)

                                                      SHARES OF
                NAME                     CASH        COMMON STOCK
-------------------------------------  ---------     ------------
     Michael E. Christopher..........  $   2,707         598,837
     Arnold W. Bradburd..............      3,060       1,917,814
     Mark Alper......................        878         366,137
     Patrick A. Notestine............      1,943         348,703
     Richard A. Singer...............      2,989         437,706
     William B. Edge.................         46          66,997
     Lester G. Peterson..............      1,740         427,544
     Craig R. Doveala................      1,087         309,497
                                       ---------     ------------
          Total......................  $  14,450       4,473,235
                                       =========     ============

     Pursuant to the agreements to be entered into in connection with the Mergers, the stockholders of the Founding Companies have agreed not to compete with the Company for five years, commencing on the date of consummation of this Offering.

     Certain of the Founding Companies have incurred indebtedness which has been personally guaranteed by their stockholders or by entities controlled by its stockholders. At March 31, 1997, the aggregate amount of indebtedness of these Founding Companies that was subject to personal guarantees was approximately $40.7 million. The Company intends to use the net proceeds from this Offering, together with borrowings available from the Company's revolving credit facility (see "Use of Proceeds"), to repay substantially all of the indebtedness of the Founding Companies.

LEASES OF REAL PROPERTY BY FOUNDING COMPANIES

     Following the Mergers, Interstate will lease its facilities located in Philadelphia and Pittsburgh, Pennsylvania and Baltimore, Maryland from Warehouse Real Estate Associates ("WREA"), a partnership controlled by Mr. Bradburd, who will become Vice-Chairman of the Company upon consummation of this Offering, and his wife. The lease provides for a total annual rental of $233,000 with an initial term of five years beginning upon the consummation of this Offering. Interstate has an option to renew the lease for an additional five-year term at the then applicable current market rate. At the conclusion of the second five-year lease term, Interstate has agreed to purchase the real estate from WREA for an amount equal to the average of three independent appraisals. Additionally, Interstate will pay all utility, taxes and insurance costs on the leased premises. The Company believes that the rent to be paid under the lease does not exceed fair market value.

     Following the Mergers, Queensboro will lease certain real property located in Wilmington, North Carolina from The Alper Company, a partnership of which Mr. Alper, who will become a director of the Company upon the consummation of the Offering, is a controlling person. The lease for the real property expires in 2012 and provides for an annual rental of $177,200. The rent will be adjusted every five years in accordance with the Consumer Price Index ("CPI").
Queensboro will pay for all utilities, taxes and insurance on each of the leased properties. The Company believes that the rent for the properties does not exceed fair market value.

     Following the Mergers, Service Systems will lease certain real property located in Horicon, Wisconsin from an entity owned in part by Mr. Doveala, who will become a director of the Company upon consummation of this Offering. The lease for the real property expires in 2011 and provides for an annual rental of $420,000. The rental rate will be adjusted every five years in accordance with the CPI. Additionally, Service Systems will pay for all utilities, taxes and insurance on the leased premises. The Company believes that the rent for the property does not exceed fair market value. The entity financed the purchase and construction of the real property using industrial revenue bonds. These bonds, amounting to $2.5 million, were guaranteed by Service Systems and because of certain favorable financing terms, these guarantees will continue.

     Following the Mergers, Texas Aluminum will lease certain real property located in Jackson, Mississippi from an entity controlled by Mr. Christopher, who will become a Senior Vice President and director of the Company upon consummation of this Offering. The lease for the real property expires in 2012 and provides for rental of $3,500 per month. The rent will be adjusted every three years in accordance with the CPI. Additionally, Texas Aluminum will pay for all utilities, taxes and insurance on the leased premises. Texas Aluminum will also continue to lease from a number of entities owned by Mr. Christopher and/or related affiliates the following facilities, which are used for manufacturing and distribution services: (i) a warehouse in Lafayette, Louisiana for a term of 15 years at an annual rental of $24,000, (ii) three warehouses in Houston, Texas, each for terms of 15 years and an aggregate monthly rental of $27,280, (iii) a facility in Las Vegas for $16,500 per month for a term of 15 years, (iv) a facility in Atlanta, Georgia for $6,000 per month for a term of 15 years, (v) a facility in Beaumont, Texas for $2,500 per month for a term of 15 years, (vi) a building in Weslaco, Texas for $2,500 per month for a term of 15 years, and (vii) a building in Oklahoma City, Oklahoma for $7,000 per month for a term of 15 years. The Company believes that the rent for each of these properties does not exceed fair market value.

     Following the Mergers, Uni-Steel will lease certain real property located in Enid, Oklahoma from Garfield Development, LLC, an entity owned in part by Mr. Singer, who will become a director of the Company upon consummation of this Offering. The lease for the real property has a five-year term with two five-year renewal options and provides for an annual rental of $115,000. The rent rate will be adjusted every five years in accordance with the CPI. The Company believes that the rent for the properties does not exceed fair market value.

     Following the Mergers, Williams will continue to lease certain real property located in Milwaukee, Wisconsin from PP&W, L.L.P., an entity owned in part by Mr. Peterson, who will become a director of the Company upon the consummation of the Offering. The lease for the rental property expires on December 31, 2011, and provides for an annual rental of $278,050, which rental shall increase to $458,950 upon completion of improvements currently underway. The rent will be adjusted every five years in accordance with the CPI. Additionally, Williams will pay for all utilities, taxes and insurance on the leased premises. The Company believes that the rent for the properties does not exceed fair market value.

OTHER TRANSACTIONS

     Upon consummation of this Offering, Interstate will purchase certain equipment from WREA for $530,000. WREA is controlled by Mr. Bradburd, who will become Vice-Chairman of the Company upon consummation of this Offering. The Company believes that the purchase price for the equipment does not exceed the fair market value thereof. Interstate has guaranteed bank loans to WREA. The balance of the loans guaranteed was $769,000 and $694,000 at December 31, 1995 and 1996, respectively. These guarantees will be released prior to the consummation of this Offering.

     Queensboro provides administrative services to Southern Metals Recycling, Inc. ("Southern"), an entity owned in part by Mr. Alper, who is to become a director of the Company upon the consummation of the Offering. In its last fiscal year, Queensboro provided services and billed Southern $344,000 for these services. The Company believes that the fees charged for such services represent the fair market value of such services. Queensboro will continue to charge market-based fees for providing administrative services to Southern following the Offering.

     An entity owned in part by Mr. Christopher leases equipment to Texas Aluminum/Cornerstone under several leases totaling $96,000 per year. The leases expire December 31, 2011. Mr. Christopher will become a director of the Company upon the consummation of this Offering.

     Texas Aluminum/Cornerstone holds two promissory notes from EmC Industries, LLC ("EmC") having balances as of December 31, 1996, in the amounts of $128,884 and $330,000, which are payable monthly and are due on May 1, 2001, and March 1, 2007, respectively. In November 1996, Texas Aluminum/Cornerstone sold certain machinery and equipment to EmC resulting in a gain of $242,000. Texas Aluminum/Cornerstone is leasing this machinery from EmC for $72,000 per year through December 2001. EmC is owned in part by Mr. Christopher, who will become a director and officer of the Company upon consummation of this Offering. The indebtedness was in each case incurred in connection with the sale of equipment to EmC. The largest aggregate amount of indebtedness in each case at any time in the past three fiscal years on the notes is $142,795 and $330,000, respectively. The rates of interest charged on the loans are 8% and 7.5%, respectively. Texas Aluminum/Cornerstone holds a promissory note in the original principal amount of $120,279 from EmC issued June 1, 1996. The note was issued in connection with the sale of equipment to EmC and earns interest at a rate of 8%. The note is payable monthly and matures on May 1, 2001. The largest aggregate amount of indebtedness outstanding on the note at any time in the past three fiscal years is $120,279 and the amount outstanding as of December 31, 1996 was $108,866. Additionally, Texas Aluminum/Cornerstone leases certain roll-former machines from EmC for a monthly rental of $14,000.

COMPANY POLICY

     Any future transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal, and must be approved in advance by a majority of disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of the Common Stock, after giving effect to the Mergers and this Offering, by (i) each person known to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each Company director and person who has consented to be named as a director ("named directors"); (iii) each named executive officer; and (iv) all executive officers, directors and named directors as a group. All persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

                                        SHARES BENEFICIALLY
                                       OWNED AFTER OFFERING
                                       ---------------------
                                         NUMBER      PERCENT
                                       -----------   -------
Notre Capital Ventures II, L.L.C.....    3,367,914     16.2%
Steven S. Harter(1)..................    3,377,914     16.3
Arnold W. Bradburd...................    1,917,814      9.2
Michael E. Christopher...............      598,837      2.9
Mark Alper...........................      366,137      1.8
Patrick A. Notestine.................      348,703      1.7
Richard A. Singer....................      437,706      2.1
Lester G. Peterson...................      427,544      2.1
Craig R. Doveala.....................      309,497      1.5
Arthur L. French(2)..................      223,846      1.1
J. Michael Kirksey(3)................      120,000     *
Stephen R. Baur(4)...................      120,000     *
William B. Edge......................       66,997     *
John A. Hageman......................       60,000     *
Terry L. Freeman.....................       60,000     *
Keith E. St. Clair(5)................       60,000     *
Richard H. Kristinik(6)(7)...........       27,692     *
T. William Porter(2)(6)..............       23,846     *
Tommy E. Knight(6)...................       20,000     *
All executive officers, directors and
  named directors as a group
  (18 persons).......................    8,566,533     41.2%
------------

 * Less than 1%

(1) Includes 10,000 shares of Common Stock issuable upon the exercise of options granted under the Directors' Plan and 3,367,914 shares of Common Stock issued to Notre. Mr. Harter is the President of Notre.

(2) Includes 3,846 shares of Common Stock issuable on conversion of a convertible note issued by Notre which is convertible into Common Stock of the Company owned by Notre.

(3) Includes 12,000 shares of Common Stock held by Mr. Kirksey's minor children and of which he is custodian.

(4) Includes 10,000 shares of Common Stock held by Mr. Baur's minor children and of which he is custodian.

(5) Includes 4,000 shares of Common Stock held by Mr. St. Clair's minor children and of which he is custodian.

(6) Includes 10,000 shares of Common Stock issuable upon the exercise of options granted under the Directors' Plan.

(7) Includes 7,692 shares of Common Stock issuable on conversion of a convertible note issued by Notre which is convertible into Common Stock of the Company owned by Notre.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 58,122,914 shares of capital stock, consisting of 50,000,000 shares of Common Stock, 3,122,914 shares of Restricted Common Stock and 5,000,000 shares of Preferred Stock ("Preferred Stock"). Upon completion of the Mergers and this Offering, the Company will have outstanding 20,782,023 shares of Common Stock, including 3,122,914 shares of Restricted Common Stock and no shares of Preferred Stock. The following discussion is qualified in its entirety by reference to the Restated Certificate of Incorporation of Metals USA, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK AND RESTRICTED COMMON STOCK

     The holders of Common Stock are each entitled to one vote for each share held on all matters to which they are entitled to vote, including the election of directors. The holders of Restricted Common Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors and to 0.55 of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Upon consummation of this Offering, the Board of Directors will be classified into three classes as nearly equal in number as possible, with the term of each class expiring on a staggered basis. The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. Cumulative voting for the election of directors is not permitted. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock and Restricted Common Stock entitled to vote for the election of directors, provided, however, that only the holders of the Restricted Common Stock may remove the director such holders are entitled to elect.

     Subject to the rights of any then outstanding shares of Preferred Stock, holders of Common Stock and Restricted Common Stock are entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock and Restricted Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. Holders of Common Stock and holders of Restricted Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. Shares of Restricted Common Stock are not subject to any redemption provisions but are convertible into Common Stock, on the occurrence of certain events. All outstanding shares of Common Stock and Restricted Common Stock are, and the shares of Common Stock to be issued pursuant to this Offering and the Mergers will be upon payment therefor, fully paid and non-assessable.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holder (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986, as amended)), (ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock, or (iii) in the event any person offers to acquire 15% or more of the total number of outstanding shares of Common Stock. After July 1, 1998, the Board of Directors may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the originally outstanding shares of Restricted Common Stock have been previously converted into shares of Common Stock.

     The Common Stock has been approved for listing on The New York Stock Exchange under the symbol "MUI," subject to official notice of issuance. The Restricted Common Stock will not be listed on any exchange.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock and Restricted Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and
(b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     Pursuant to the Company's Certificate of Incorporation and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

     Additionally, the Certificate of Incorporation of the Company provides that directors and officers of the Company shall be, and at the discretion of the Board of Directors non-officer employees and agents may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of the Company, and further permits the advancing of expenses incurred in defense of claims.

     The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof. The Company's Bylaws provide that a special meeting of stockholders may be called only by the Chief Executive Officer, by a majority of the Board of Directors or by a majority of the Executive Committee of the Board of Directors. The Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting. To amend or repeal the Company's Bylaws, an amendment or repeal thereof must first be approved by the Board of Directors or by affirmative vote of the holders of at least 66 2/3% of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

     The Company's Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of the Company (the "Business Procedure"). The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Company's Bylaws. If the Chairman of the Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Company's Bylaws. If the Chairman of the Board of Directors determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the Company's Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Company's Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York, 525 Washington Blvd., Jersey City, New Jersey 07303.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Mergers and completion of this Offering, the Company will have outstanding 20,782,023 shares of Common Stock. The 5,900,000 shares sold in this Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction unless acquired by affiliates of the Company. None of the remaining outstanding shares of Common Stock or Restricted Common Stock have been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from the Company or the date on which they were acquired from an affiliate, the holder of such restricted securities (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock (approximately 207,820 shares upon completion of this Offering) or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for a least three months prior to the sale is entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     The Company and its officers, directors and certain stockholders who beneficially own 14,882,023 shares in the aggregate have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, except that the Company may issue Common Stock in connection with acquisitions or in connection with the Plan and the Directors' Plan (the "Plans") or upon conversion of shares of the Restricted Common Stock. See "Underwriting." In addition, all of the stockholders of the Founding Companies and the Company's officers, certain directors and certain stockholders, which beneficially own 14,882,023 shares of Common Stock, have agreed with the Company that they will not sell any of their shares for a period of one year after the closing of this Offering. These stockholders, however, have the right, in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others, subject to certain exceptions, to require the Company to include their shares in the registration, subject to the right of the Company to exclude some or all of the shares in the offering upon the advice of the managing underwriter. In addition, certain of such stockholders have certain limited demand registration rights to require the Company to register shares held by them following the second anniversary of the closing of this Offering.

     Within 90 days after the closing of this Offering, the Company intends to register 8,000,000 shares of its Common Stock under the Securities Act for use by the Company in connection with future acquisitions. Upon such registration, these shares will generally be freely tradeable after their issuance. In some instances, however, the Company may contractually restrict the sale of shares issued in connection with future acquisitions. The piggyback registration rights described above do not apply to the registration statement relating to these 8,000,000 shares.

     Prior to this Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and complete any additional acquisitions for Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives, Alex. Brown & Sons Incorporated, Bear, Stearns & Co. Inc. and Sanders Morris Mundy Inc. (together, the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                        NUMBER OF
            UNDERWRITERS                  SHARES
-------------------------------------   ----------
Alex. Brown & Sons Incorporated......
Bear, Stearns & Co. Inc. ............
Sanders Morris Mundy Inc.............
                                        ----------
     Total...........................    5,900,000
                                        ==========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $     per share. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $     per share to certain other dealers. After commencement of the initial public offering, the offering price and other selling terms may be changed by the Representatives.

     The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 885,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to 5,900,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 5,900,000 shares are being offered.

     The Underwriting Agreement contains covenants of indemnity and contribution between the Underwriters and the Company regarding certain liabilities, including liabilities under the Securities Act.

     To facilitate the Offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this Offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

     The Company has agreed that it will not sell or offer any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, except for shares issued (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Plans, and (iii) upon conversion of shares of Restricted Common Stock. Further, the Company's directors, officers and certain stockholders who beneficially own 14,882,023 shares in the aggregate have agreed not to directly or indirectly sell or offer for sale or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     A principal of Sanders Morris Mundy Inc., one of the Representatives, is an investor in Notre. In April 1997, that principal purchased a note from Notre which is convertible into shares of Common Stock upon consummation of this Offering. The shares of Common Stock beneficially owned by that principal represent less than 1% of the Common Stock to be outstanding after the consummation of this Offering.

     Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Founding Companies in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant by the Company and the Representatives.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed on for the Company by Bracewell & Patterson, L.L.P., Houston, Texas. Certain legal matters related to this Offering will be passed on for the Underwriters by Piper & Marbury, L.L.P., Baltimore, Maryland.

                                    EXPERTS

     The financial statements of Metals USA, Texas Aluminum/Cornerstone, Uni-Steel, and Southern Alloy included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements of Affiliated at August 31, 1996, and for the fifty-two weeks then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at September 2, 1995, and for each of the two fifty-two week periods then ended, by Rubin, Brown, Gornstein & Co. LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. The financial statements of Interstate as of December 31, 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of Queensboro included elsewhere in this Prospectus have been audited by McGladrey & Pullen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement (which term shall encompass any and all amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the SEC. The address of this web site is (http://www.sec.gov). Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of the prescribed fees.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
   METALS USA, INC. UNAUDITED PRO FORMA
        Introduction to Unaudited Pro Forma Combined Financial Statements . F-2
        Unaudited Pro Forma Combined Balance Sheet ........................ F-3
        Unaudited Pro Forma Combined Statement of Operations .............. F-4
        Notes to Unaudited Pro Forma Combined Financial Statements ........ F-6

   METALS USA, INC
        Report of Independent Public Accountants .......................... F-11
        Balance Sheets .................................................... F-12
        Statements of Operations .......................................... F-13
        Statements of Stockholders' Equity ................................ F-14
        Statements of Cash Flows .......................................... F-15
        Notes to Financial Statements ..................................... F-16

   FOUNDING COMPANIES
     TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
        Report of Independent Public Accountants .......................... F-19
        Combined Balance Sheets ........................................... F-20
        Combined Statements of Income ..................................... F-21
        Combined Statements of Stockholders' Equity and Members' Equity ... F-22
        Combined Statements of Cash Flows ................................. F-23
        Notes to Combined Financial Statements ............................ F-24

     INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
        Independent Auditors' Report ...................................... F-35
        Combined Balance Sheets ........................................... F-36
        Combined Statements of Income ..................................... F-37
        Combined Statements of Stockholders' Equity and Partners' Capital . F-38
        Combined Statements of Cash Flows ................................. F-39
        Notes to Combined Financial Statements ............................ F-40

     QUEENSBORO STEEL CORPORATION
        Independent Auditors' Report ...................................... F-44
        Balance Sheets .................................................... F-45
        Statements of Income .............................................. F-46
        Statements of Stockholders' Equity ................................ F-47
        Statements of Cash Flows .......................................... F-48
        Notes to Financial Statements ..................................... F-49

     AFFILIATED METALS COMPANY
        Report of Independent Auditors .................................... F-55
        Report of Independent Auditors .................................... F-56
        Balance Sheets .................................................... F-57
        Statements of Operations .......................................... F-58
        Statements of Stockholders' Equity ................................ F-59
        Statements of Cash Flows .......................................... F-60
        Notes to Financial Statements ..................................... F-61

                                                                            PAGE
                                                                            ----
     SOUTHERN ALLOY OF AMERICA, INC .......................................
        Report of Independent Public Accountants .......................... F-67
        Balance Sheets .................................................... F-68
        Statements of Operations .......................................... F-69
        Statements of Stockholders' Equity ................................ F-70
        Statements of Cash Flows .......................................... F-71
        Notes to Financial Statements ..................................... F-72

     UNI-STEEL, INC .......................................................
        Report of Independent Public Accountants .......................... F-77
        Balance Sheets .................................................... F-78
        Statements of Income .............................................. F-79
        Statements of Stockholders' Equity ................................ F-80
        Statements of Cash Flows .......................................... F-81
        Notes to Financial Statements ..................................... F-82

                                     F-1(a)

                    METALS USA, INC. AND FOUNDING COMPANIES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to the acquisitions by Metals USA, Inc. ("Metals USA") of the outstanding capital stock of Affiliated, Interstate, Texas Aluminum/Cornerstone, Queensboro, Southern Alloy, Uni-Steel, Service Systems and Williams (together, the
"Founding Companies"). These acquisitions (the "Mergers") will occur simultaneously with and as a condition to the consummation of Metals USA's initial public offering (the "Offering") and will be accounted for using the purchase method of accounting.

     The unaudited pro forma combined balance sheet gives effect to the Mergers and the Offering as if they had occurred on March 31, 1997. The unaudited pro forma combined statements of operations give effect to the Mergers and the Offering as if they had occurred on January 1, 1996.

     Metals USA has preliminarily analyzed the savings that it expects to be realized from reductions in salaries and certain benefits to the owners and reductions in lease cost resulting from renegotiations of certain leases. To the extent the owners of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits and the reduction in lease cost has been confirmed by lease agreements, these reductions have been reflected in the pro forma combined statement of operations. In addition, the Company has a five-year revolving credit facility of $150.0 million which will be available upon the closing of the Offering. Based on terms of the Credit Facility, the Company believes that its interest expense will be reduced. This reduction in interest expense has been reflected in the pro forma combined statements of operations. The refinancing of outstanding indebtedness with the new credit facility has been reflected in the pro forma combined balance sheet. With respect to other potential cost savings, Metals USA has not and cannot quantify these savings until completion of the combination of the Founding Companies. It is anticipated that these savings will be offset by costs related to Metals USA's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Metals USA.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what Metals USA's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of Metals USA's financial position or results of operations of Metals USA for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                                METALS USA, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1997
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                    TEXAS                                             OTHER
                                                                  AIUMINUM/                  SOUTHERN               FOUNDING
                                       AFFILIATED   INTERSTATE   CORNERSTONE    QUEENSBORO    ALLOY     UNI-STEEL   COMPANIES
                                       ----------   ----------   ------------   ----------   --------   ---------   ---------
               ASSETS
Cash.................................   $ --         $    384      $    884      $      6     $--        $     7     $     1
Accounts receivable..................     11,772        6,662         4,782         8,681      1,409       7,935       7,263
Inventory............................     13,077       12,920        11,998         8,897      1,137      11,349      10,849
Prepaid expenses.....................        316          176            30           166        124          38         157
Deferred income taxes................         22       --               836        --          --            123       --
Other................................         23       --            --             1,092        168          17       --
                                       ----------   ----------   ------------   ----------   --------   ---------   ---------
   Total current assets..............     25,210       20,142        18,530        18,842      2,838      19,469      18,270
Property & equipment, net............      7,884        3,331         4,442         4,641        324       3,137       4,264
Goodwill.............................     --           --             1,634        --          --            339       --
Other................................         79        1,111         1,673           222         36       1,662          95
                                       ----------   ----------   ------------   ----------   --------   ---------   ---------
   Total assets......................   $ 33,173     $ 24,584      $ 26,279      $ 23,705     $3,198     $24,607     $22,629
                                       ==========   ==========   ============   ==========   ========   =========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.....................   $  9,261     $  2,146      $  4,242      $  2,421     $1,624     $ 3,089     $ 7,532
Accrued liabilities..................        377          487         1,098           410         72         363         441
Income taxes payable.................     --           --               424        --          --             77       --
Notes payable........................     --           11,600        --            --          1,504       8,200       2,552
Current portion of long-term debt....        371           93         1,264        --             38         365       4,761
Payable to stockholders..............     --           --            --            --          --          --          --
Other................................     --           --            --               425      --             36       --
                                       ----------   ----------   ------------   ----------   --------   ---------   ---------
   Total current liabilities.........     10,009       14,326         7,028         3,256      3,238      12,130      15,286
Long-term debt.......................     19,927          700        13,648         9,790         37       1,116       2,281
Deferred income taxes................     --           --               181        --          --            762       --
Other................................     --           --               273           424      --          --            330
                                       ----------   ----------   ------------   ----------   --------   ---------   ---------
   Total liabilities.................     29,936       15,026        21,130        13,470      3,275      14,008      17,897

Stockholders' equity:
 Preferred stock.....................        178       --               369        --          --          --          --
 Common stock........................     --               38         1,506           974         20         100         362
 Additional paid-in capital..........         50           72           189           870        608       5,268         842
 Retained earnings...................      3,154       11,101         3,369         8,391       (705)      6,392       3,528
 Treasury stock......................       (145)      (1,653)         (284)       --          --         (1,161)      --
                                       ----------   ----------   ------------   ----------   --------   ---------   ---------
   Total stockholders' equity........      3,237        9,558         5,149        10,235        (77)     10,599       4,732
                                       ----------   ----------   ------------   ----------   --------   ---------   ---------
Total liabilities and stockholders'
 equity..............................   $ 33,173     $ 24,584      $ 26,279      $ 23,705     $3,198     $24,607     $22,629
                                       ==========   ==========   ============   ==========   ========   =========   =========

                                                                              POST
                                       METALS     PRO FORMA                  MERGER         AS
                                         USA     ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   ADJUSTED
                                       -------   -----------   ---------   -----------   --------
               ASSETS
Cash.................................  $     8    $     (14)   $  1,276     $  17,203    $18,479
Accounts receivable..................    --            (224)     48,280        --         48,280
Inventory............................    --           6,696      76,923        --         76,923
Prepaid expenses.....................    --          --           1,007        --          1,007
Deferred income taxes................    --          --             981        --            981
Other................................    1,177       --           2,477        (1,177)     1,300
                                       -------   -----------   ---------   -----------   -------
   Total current assets..............    1,185        6,458     130,944        16,026    146,970
Property & equipment, net............    --          (1,070)     26,953        --         26,953
Goodwill.............................    --         113,545     115,518        --        115,518
Other................................    --          (1,102)      3,776          (448)     3,328
                                       -------   -----------   ---------   -----------   -------
   Total assets......................  $ 1,185    $ 117,831    $277,191     $  15,578   $292,769
                                       =======   ===========   =========   ===========   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.....................  $ --       $     (34)   $ 30,281     $  --        $30,281
Accrued liabilities..................    1,143           29       4,420        (1,143)     3,277
Income taxes payable.................    --          --             501        --            501
Notes payable........................    --         (23,856)      --           --          --
Current portion of long-term debt....    --          (6,892)      --           --          --
Payable to stockholders..............    --          40,220      40,220       (40,220)     --
Other................................    --          --             461        --            461
                                       -------   -----------   ---------   -----------   -------
   Total current liabilities.........    1,143        9,467      75,883       (41,363)    34,520
Long-term debt.......................    --          48,527      96,026       (10,356)    85,670
Deferred income taxes................    --           4,509       5,452        --          5,452
Other................................    --          --           1,027        --          1,027
                                       -------   -----------   ---------   -----------   -------
   Total liabilities.................    1,143       62,503     178,388       (51,719)   126,669
Stockholders' equity:
 Preferred stock.....................    --            (547)      --           --          --
 Common stock........................       41       (2,892)        149            59        208
 Additional paid-in capital..........    6,450       96,899     111,248        67,238    178,486
 Retained earnings...................   (6,449)     (41,375)    (12,594)      --         (12,594)
 Treasury stock......................    --           3,243       --           --          --
                                       -------   -----------   ---------   -----------   -------
   Total stockholders' equity........       42       55,328      98,803        67,297    166,100
                                       -------   -----------   ---------   -----------   -------
Total liabilities and stockholders'
 equity..............................  $ 1,185    $ 117,831    $277,191     $  15,578   $292,769
                                       =======   ===========   =========   ===========  ========

                                METALS USA, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1996
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                       TEXAS                                                 OTHER
                                                                     ALUMINUM/                    SOUTHERN                 FOUNDING
                                        AFFILIATED    INTERSTATE    CORNERSTONE     QUEENSBORO     ALLOY      UNI-STEEL    COMPANIES
                                        ----------    ----------    ------------    ----------    --------    ---------    ---------
Net sales............................    $ 84,587      $ 66,806       $ 40,651       $ 54,996     $10,815      $56,726      $61,201
Costs and expenses:
   Cost of sales.....................      72,952        47,902         27,146         38,912       7,084       45,069       48,999
   Operating and delivery............       5,604         8,243          6,386          8,355         709        5,696        6,178
   Selling, general & administrative
     expenses........................       3,296         5,391          3,539          3,870       2,850        3,018        3,361
   Depreciation and amortization.....         417           550            568            405         126          535          421
                                        ----------    ----------    ------------    ----------    --------    ---------    ---------
Operating income.....................       2,318         4,720          3,012          3,454          46        2,408        2,242
Interest expense.....................       1,164           936            682            587         168          561          753
Other................................          78            10             (8)           (77)       (108)        (193)         (15)
                                        ----------    ----------    ------------    ----------    --------    ---------    ---------
Income before tax....................       1,076         3,774          2,338          2,944         (14)       2,040        1,504
Taxes................................         402        --                456         --           --             770        --
                                        ----------    ----------    ------------    ----------    --------    ---------    ---------
Net income...........................    $    674      $  3,774       $  1,882       $  2,944     $   (14)     $ 1,270      $ 1,504
                                        ==========    ==========    ============    ==========    ========    =========    =========
Earnings per share...................
Shares used in computing pro forma
 earnings per share(1)...............

                                        METALS      PRO FORMA      PRO FORMA
                                          USA      ADJUSTMENTS        1996
                                       ---------   ------------    ----------
Net sales............................  $  --         $ 11,256      $ 387,038
Costs and expenses:
   Cost of sales.....................     --            7,437        295,501
   Operating and delivery............     --              (14)        41,157
   Selling, general & administrative
     expenses........................      3,636       (4,919)        24,042
   Depreciation and amortization.....     --            3,318          6,340
                                       ---------   ------------    ----------
Operating income.....................     (3,636)       5,434         19,998
Interest expense.....................     --             (148)         4,703
Other................................     --             (125)          (438)
                                       ---------   ------------    ----------
Income before tax....................     (3,636)       5,707         15,733
Taxes................................     --            5,854          7,482
                                       ---------   ------------    ----------
Net income...........................  $  (3,636)    $   (147)     $   8,251
                                       =========   ============    ==========
Earnings per share...................                                    .42
                                                                   ==========
Shares used in computing pro forma
 earnings per share(1)...............                             19,458,715
                                                                  ==========

     (1) Includes (i) 3,367,914 shares issued to Notre, (ii) 1,385,500 shares issued to management of and consultants to Metals USA, (iii) 10,128,609 shares issued to owners of the Founding Companies and (iv) 4,576,692 of the 5,900,000 shares sold in the Offering necessary to pay the $40,220 cash portion of the Merger consideration, retire $10,356 of outstanding indebtedness and pay the $4,000 of estimated Offering expenses. The 1,323,308 shares excluded reflects the net cash proceeds to Metals USA.

                                METALS USA, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1997
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                       TEXAS                                                 OTHER
                                                                     ALUMINUM/                    SOUTHERN                 FOUNDING
                                        AFFILIATED    INTERSTATE    CORNERSTONE     QUEENSBORO     ALLOY      UNI-STEEL    COMPANIES
                                        ----------    ----------    ------------    ----------    --------    ---------    ---------
Net sales............................    $ 26,710      $ 16,137       $  9,685       $ 15,302     $ 2,671      $16,671      $17,812
Costs and expenses:
   Cost of sales.....................      22,632        11,770          6,288         11,166       1,735       13,315       14,072
   Operating and delivery............       2,533         2,116          1,411          2,248         176        1,623        1,674
   Selling, general & administrative
     expenses........................         698         1,353          1,268          1,029         657          840          929
   Depreciation and amortization.....         174            95            197            120          43          121          138
                                        ----------    ----------    ------------    ----------    --------    ---------    ---------
Operating income.....................         673           803            521            739          60          772          999
Interest expense.....................         437           195            242             99          17          177          217
Other................................           2            (2)           (38)        --           --             (38)           4
                                        ----------    ----------    ------------    ----------    --------    ---------    ---------
Income before tax....................         234           610            317            640          43          633          778
Taxes................................          90        --                108         --           --             263        --
                                        ----------    ----------    ------------    ----------    --------    ---------    ---------
Net income...........................    $    144      $    610       $    209       $    640     $    43      $   370      $   778
                                        ==========    ==========    ============    ==========    ========    =========    =========
Earnings per share...................
Shares used in computing pro forma
 earnings per share(1)...............

                                        METALS      PRO FORMA
                                          USA      ADJUSTMENTS     PRO FORMA
                                       ---------   ------------    ----------
Net sales............................  $  --         $    395      $ 105,383
Costs and expenses:
   Cost of sales.....................     --              272         81,250
   Operating and delivery............     --             (124)        11,657
   Selling, general & administrative
     expenses........................      2,813       (3,383)         6,204
   Depreciation and amortization.....     --              791          1,679
                                       ---------   ------------    ----------
Operating income.....................     (2,813)       2,839          4,593
Interest expense.....................     --             (112)         1,272
Other................................     --           --                (72 )
                                       ---------   ------------    ----------
Income before tax....................     (2,813)       2,951          3,393
Taxes................................     --            1,185          1,646
                                       ---------   ------------    ----------
Net income...........................  $  (2,813)    $  1,766      $   1,747
                                       =========   ============    ==========
Earnings per share...................                              $     .09
                                                                   ==========
Shares used in computing pro forma
 earnings per share(1)...............                              19,458,715
                                                                   ==========


     (1) Includes (i) 3,367,914 shares issued to Notre, (ii) 1,385,500 shares issued to management of and consultants to Metals USA, (iii) 10,128,609 shares issued to owners of the Founding Companies and (iv) 4,576,692 of the 5,900,000 shares sold in the Offering necessary to pay the $40,220 cash portion of the Merger consideration, retire $10,356 of outstanding indebtedness and pay the $4,000 of estimated Offering expenses. The 1,323,308 shares excluded reflects the net cash proceeds to Metals USA.

                    METALS USA, INC. AND FOUNDING COMPANIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  GENERAL:

     Metals USA, Inc. ("Metals USA") was founded to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly-fragmented metals processing industry. Metals USA has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to consummation of this Offering.

     The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements where indicated. The periods included in these financial statements for the individual Founding Companies are as of and for the three months ended March 31, 1997 and for the twelve months ended December 31, 1996. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 80.

2.  ACQUISITION OF FOUNDING COMPANIES:

     Concurrently with and as a condition to the consummation of this Offering, Metals USA will acquire all of the outstanding capital stock of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting.

     The following table sets forth the consideration to be paid (a) in cash and
(b) in shares of Common Stock to the common stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares is determined using an estimate of the fair value. The estimated purchase price for the acquisitions and related allocations of the excess purchase price are based upon preliminary estimates and are subject to certain purchase price adjustments at and following closing. The table does not reflect the distributions totaling $18,572 from the Founding Companies that are S Corporations that represent substantially all of the previously taxed undistributed earnings and tax payments on current earnings of such Founding Companies ("S Corporation Distributions") or $4,123 of other distributions of real estate and non-operating assets and liabilities. However, these amounts are reflected in the pro forma adjustments as further described in
Note 3.

                                                         SHARES
                                         CASH        OF COMMON STOCK
                                       ---------     ---------------
Texas Aluminum/Cornerstone...........  $  11,264         2,383,874
Interstate...........................      3,060         1,917,814
Queensboro...........................      3,806         1,587,810
Affiliated...........................      5,695         1,022,230
Uni-Steel............................      7,601         1,112,988
Southern Alloy.......................      3,286           648,525
Williams.............................      2,900           712,574
Service Systems......................      2,608           742,794
                                       ---------     ---------------
     Total...........................  $  40,220        10,128,609
                                       =========     ===============

                    METALS USA, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS AS OF MARCH 31, 1997:

        (a) Records the borrowings assumed to be required to fund the S Corporation Distributions of $18,572.

        (b) Records the distribution of real estate and nonoperating assets and liabilities in connection with the Mergers.

        (c) Records the purchase of the Founding Companies by Metals USA consisting of $40.2 million in cash and 10,128,609 shares of Common Stock valued at $9.75 per share (or $98.8 million) for a total estimated purchase price of $139.0 million resulting in excess purchase price over the fair value of assets acquired of $115.5 million, the issuance of 676,000 shares of Common Stock to management and consultants and the refinancing of the outstanding indebtedness. See Note 2.

        (d) Records the deferred income tax liability attributable to the temporary differences between the financial reporting and tax basis of assets and liabilities held in S Corporations.

        (e) Records the cash proceeds from the issuance of shares of Common Stock net of estimated offering costs (based on an assumed initial public offering price of $13 per share and includes the payment of accrued offering costs of $1.1 million incurred through March 31,
              1997). Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

        (f) Records the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Mergers and the reduction of certain debt obligations with the proceeds from this Offering.

     The following table summarizes unaudited pro forma combined balance sheet adjustments:

                                                          ADJUSTMENT
                                          ------------------------------------------      PRO FORMA
                                             (A)        (B)        (C)        (D)        ADJUSTMENTS
                                          ---------  ---------  ---------  ---------     -----------
                 ASSETS
Cash and cash equivalents...............  $  --      $     (21) $       7  $  --          $     (14)
Accounts receivable.....................     --           (224)    --         --               (224)
Inventory...............................     --             (4)     6,700     --              6,696
                                          ---------  ---------  ---------  ---------     -----------
    Total current assets................     --           (249)     6,707     --              6,458
Property & equipment, net...............     --         (3,570)     2,500     --             (1,070)
Goodwill, net...........................     --         --        112,716        829        113,545
Other...................................     --         (1,102)    --         --             (1,102)
                                          ---------  ---------  ---------  ---------     -----------
Total assets............................  $  --      $  (4,921) $ 121,923  $     829      $ 117,831
                                          =========  =========  =========  =========     ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable........................  $  --      $     (34) $  --      $  --          $     (34)
Accrued liabilities.....................     --             29     --         --                 29
Income taxes payable....................     --         --         --         --             --
Notes payable...........................     --           (793)   (23,063)    --            (23,856)
Current maturities of long-term debt....     --         --         (6,892)    --             (6,892)
Payable to stockholder..................     --         --         40,220     --             40,220
                                          ---------  ---------  ---------  ---------     -----------
    Total current liabilities...........     --           (798)    10,265     --              9,467
Long-term debt, net of current
  maturities............................     18,572     --         29,955     --             48,527
Deferred income taxes...................     --         --          3,680        829          4,509
                                          ---------  ---------  ---------  ---------     -----------
    Total liabilities...................     18,572       (798)    43,900        829         62,503
Stockholders' equity:
    Preferred Stock.....................     --         --           (547)    --               (547)
    Common stock........................     --         (1,751)    (1,141)    --             (2,892)
    Additional paid-in capital..........     --         --         96,899     --             96,899
    Retained earnings...................    (18,572)    (2,527)   (20,276)    --            (41,375)
    Treasury stock......................     --            155      3,088     --              3,243
                                          ---------  ---------  ---------  ---------     -----------
        Total stockholders' equity......    (18,572)    (4,123)    78,023     --             55,328
                                          ---------  ---------  ---------  ---------     -----------
Total liabilities and stockholders'
  equity................................  $  --      $  (4,921) $ 121,923  $     829      $ 117,831
                                          =========  =========  =========  =========     ===========

                                                                   POST MERGER
                                             (E)        (F)        ADJUSTMENTS
                                          ---------  ---------     -----------
                 ASSETS
Cash and cash equivalents...............  $  67,331  $ (50,128)     $  17,203
Other...................................     (1,177)    --             (1,177)
                                          ---------  ---------     -----------
    Total current assets................     66,154    (50,128)        16,026
Property & equipment, net...............     --         --             --
Other...................................     --           (448)          (448)
                                          ---------  ---------     -----------
Total assets............................  $  66,154  $ (50,576)     $  15,578
                                          =========  =========     ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued liabilities.....................  $  (1,143) $  --          $  (1,143)
Payable to stockholder..................     --        (40,220)       (40,220)
                                          ---------  ---------     -----------
    Total current liabilities...........     (1,143)   (40,220)       (41,363)
Long-term debt, net of current
  maturities............................     --        (10,356)       (10,356)
                                          ---------  ---------     -----------
    Total liabilities...................     (1,143)   (50,576)       (51,719)
Stockholders' equity:
    Common stock........................         59     --                 59
    Additional paid-in capital..........     67,238     --             67,238
    Retained earnings...................     --         --             --
    Treasury stock......................     --         --             --
                                          ---------  ---------     -----------
        Total stockholders' equity......     67,297     --             67,297
                                          ---------  ---------     -----------
Total liabilities and stockholders'
  equity................................  $  66,154  $ (50,576)     $  15,578
                                          =========  =========     ===========

                    METALS USA, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

4.  UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:
      TWELVE MONTHS ENDED DECEMBER 31, 1996

        (a) Reflects the reduction in certain related party rental and lease expenses which has been agreed prospectively.

        (b) Reflects the $3,558 reduction in salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively and the reversal of the $3,636 non-cash compensation charge related to the issuance of 400,000 shares of common stock to management of and consultants to the Company offset by a $400 charge for recurring salary expenses of management.

        (c) Reflects the amortization of goodwill to be recorded as a result of these Mergers over a 40-year estimated life plus additional depreciation expense due to the allocation of a portion of the excess purchase price to property and equipment.

        (d) Reflects the anticipated reduction in interest expense of $1,010 due to refinancing of the outstanding indebtedness in conjunction with the Mergers, net of the additional interest expense of $656 on the borrowings required to fund the S Corporation Distributions.

        (e) Reflects the pre-acquisition results of operations for Cornerstone Patio (acquired August 1996), Cornerstone Aluminum (acquired February 1997) and Williams (acquired March 1996) as if the acquisitions were completed as of January 1, 1996.

        (f) Reflects the incremental provision for federal and state income taxes for all entities being combined and other statements of operations adjustments.

     The following table summarizes unaudited pro forma combined statements of operations adjustments:

                                                                                                           PRO FORMA
                                          (A)        (B)        (C)        (D)        (E)        (F)      ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------  ---------   -----------
Net sales............................  $  --      $  --      $  --      $  --      $  11,256  $  --        $  11,256
Costs and expenses:
Cost of sales........................     --         --         --         --          7,437     --            7,437
Operating and delivery...............       (514)    --         --         --            500     --              (14)
Selling, general and
  administrative.....................     --         (6,794)    --         --          1,875     --           (4,919)
Depreciation and amortization........     --         --          3,121     --            197     --            3,318
                                       ---------  ---------  ---------  ---------  ---------  ---------   -----------
Income from operations...............        514      6,794     (3,121)    --          1,247     --            5,434
Other (income) expense:
    Interest (income) expense........     --         --         --           (354)       206     --             (148)
    Other (income) expense...........     --         --         --         --           (125)    --             (125)
                                       ---------  ---------  ---------  ---------  ---------  ---------   -----------
Income before income taxes...........        514      6,794     (3,121)       354      1,166     --            5,707
Provision for income taxes...........     --         --         --         --            459      5,395        5,854
                                       ---------  ---------  ---------  ---------  ---------  ---------   -----------
Net income...........................  $     514  $   6,794  $  (3,121) $     354  $     707  $  (5,395)   $    (147)
                                       =========  =========  =========  =========  =========  =========   ===========

                    METALS USA, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

4.  UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS
    (CONTINUED):
      THREE MONTHS ENDED MARCH 31, 1997

        (a) Reflects the reduction in certain related party rental and lease expenses which has been agreed prospectively.

        (b) Reflects the $813 reduction in salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively and the reversal of the $2,813 non-cash compensation charge related to the issuance of 309,500 shares of common stock to management of and consultants to the Company offset by a $175 charge for recurring salary expenses of management.

        (c) Reflects the amortization of goodwill to be recorded as a result of these Mergers over a 40-year estimated life plus additional depreciation expense due to the allocation of a portion of the excess purchase price to property and equipment.

        (d) Reflects the anticipated reduction in interest expense of $276 due to refinancing of the outstanding indebtedness in conjunction with the Mergers, net of the additional interest expense of $134 on the borrowings required to fund the S Corporation Distributions and the borrowings required to fund the Cornerstone Aluminum acquisition.

        (e) Reflects the pre-acquisition results of Cornerstone Aluminum (acquired February 1997) as if the acquisition was completed as of January 1, 1997.

        (f) Reflects the incremental provision for federal and state income taxes for all entities being combined and other statements of operations adjustments.

     The following table summarizes unaudited pro forma combined statements of operations adjustments:

                                                                                                           PRO FORMA
                                          (A)        (B)        (C)        (D)        (E)        (F)      ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------  ---------   -----------
Net sales............................  $  --      $  --      $  --      $  --      $     395  $  --        $     395
Costs and expenses:
Cost of sales........................     --         --         --         --            272     --              272
Operating and delivery...............       (140)    --                                   16     --             (124)
Selling, general and
  administrative.....................     --         (3,451)    --         --             68     --           (3,383)
Depreciation and amortization........     --         --            760     --             31     --              791
                                       ---------  ---------  ---------  ---------  ---------  ---------   -----------
Income from operations...............        140      3,451       (760)    --              8     --            2,839
Other (income) expense:
    Interest (income) expense........     --         --         --           (142)        30     --             (112)
    Other (income) expense...........     --         --         --         --         --         --           --
                                       ---------  ---------  ---------  ---------  ---------  ---------   -----------
Income before income taxes...........        140      3,451       (760)       142        (22)    --            2,951
Provision for income taxes...........     --         --         --         --         --          1,185        1,185
                                       ---------  ---------  ---------  ---------  ---------  ---------   -----------
Net income...........................  $     140  $   3,451  $    (760) $     142  $     (22) $  (1,185)   $   1,766
                                       =========  =========  =========  =========  =========  =========   ===========

                    METALS USA, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

5.  SUBSEQUENT EVENTS:

  COMMON STOCK

     During the second quarter of 1997, the Company issued a total of 676,000 shares of Common Stock to management of and consultants to the Company at a price of $.01 per share. As a result, the Company has recorded a non-recurring, non-cash compensation charge of $6,145 in the second quarter of 1997, representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale as if the companies were combined. Due to the non-recurring nature of these charges, these amounts have been excluded from the pro forma combined statement of operations.

  NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128") which simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic
EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules.

     The implementation of SFAS No. 128 in 1997 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Metals USA, Inc.

     We have audited the accompanying balance sheet of Metals USA, Inc. as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metals USA, Inc. as of December 31, 1996, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
May 2, 1997

                                METALS USA, INC.
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           DECEMBER 31,       MARCH 31,
                                               1996             1997
                                           -------------    -------------
                                                             (UNAUDITED)
                 ASSETS
CASH AND CASH EQUIVALENTS...............      $     5          $     8
DEFERRED OFFERING COSTS.................           83            1,177
                                           -------------    -------------
          Total assets..................      $    88          $ 1,185
                                           =============    =============
  LIABILITIES AND STOCKHOLDERS' EQUITY

ACCRUED LIABILITIES AND AMOUNTS DUE TO
  STOCKHOLDER...........................      $    49          $ 1,143
                                           -------------    -------------
STOCKHOLDERS' EQUITY:
     Preferred stock, $.01 par,
      5,000,000 authorized, none issued
      and outstanding...................       --               --
     Common stock, $.01 par, 53,122,914
      shares authorized, 3,767,914 and
      4,077,414 shares issued and
      outstanding at December 31, 1996
      and March 31, 1997,
      respectively......................           38               41
     Additional paid in capital.........        3,637            6,450
     Retained deficit...................       (3,636)          (6,449)
                                           -------------    -------------
          Total stockholders' equity....           39               42
                                           -------------    -------------
          Total liabilities and
              stockholders' equity......      $    88          $ 1,185
                                           =============    =============

       Reflects a 135.81-for-one stock split effective on April 21, 1997.

   The accompanying notes are an integral part of these financial statements.

                                METALS USA, INC.
                            STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                               FOR THE PERIOD
                                               FROM INCEPTION          THREE MONTHS
                                           (JULY 3, 1996) THROUGH         ENDED
                                              DECEMBER 31, 1996       MARCH 31, 1997
                                           -----------------------    --------------
                                                                       (UNAUDITED)
REVENUES................................           $    --               $     --
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................             3,636                  2,813
                                           -----------------------    --------------
LOSS BEFORE INCOME TAXES................            (3,636)                (2,813)
INCOME TAX EXPENSE......................                --                     --
                                           -----------------------    --------------
NET LOSS................................           $(3,636)              $ (2,813)
                                           =======================    ==============

   The accompanying notes are an integral part of these financial statements.

                                METALS USA, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                              COMMON STOCK        ADDITIONAL                    TOTAL
                                           -------------------     PAID-IN      RETAINED    STOCKHOLDERS'
                                            SHARES      AMOUNT     CAPITAL      DEFICIT        EQUITY
                                           ---------    ------    ----------    --------    -------------
Initial Capitalization (July 3, 1996)...     135,810     $  1       $--         $  --          $     1
     Issuance of Notre Shares...........   3,232,104       33            1         --               34
     Issuance of Management Shares......     400,000        4        3,636         --            3,640
     Net loss...........................      --         --          --           (3,636)       (3,636)
                                           ---------    ------    ----------    --------    -------------
BALANCE, December 31, 1996..............   3,767,914       38        3,637        (3,636)           39
     Issuance of Management Shares
       (unaudited)......................     309,500        3        2,813         --            2,816
     Net loss (unaudited)...............      --         --          --           (2,813)       (2,813)
                                           ---------    ------    ----------    --------    -------------
BALANCE, March 31, 1997 (unaudited).....   4,077,414     $ 41       $6,450      $ (6,449)      $    42
                                           =========    ======    ==========    ========    =============

   The accompanying notes are an integral part of these financial statements.

                                METALS USA, INC.
                            STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS OF DOLLARS)

                                           FOR THE PERIOD
                                           FROM INCEPTION        THREE MONTHS
                                       (JULY 3, 1996) THROUGH       ENDED
                                         DECEMBER 31, 1996      MARCH 31, 1997
                                       ----------------------   --------------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.............................         $ (3,636)            $ (2,813)
     Adjustments to reconcile net
       loss to net cash provided by
       (used in) operating
       activities--
     Compensation expense related to
       issuance of management
       shares........................            3,636                2,813
                                       ----------------------   --------------
          Net cash provided by (used
             in) operating
             activities..............        --                     --
                                       ----------------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Issuance of stock...............                5                    3
                                       ----------------------   --------------
          Net cash provided by
             financing activities....                5                    3
                                       ----------------------   --------------
NET INCREASE IN CASH.................                5                    3
CASH, beginning of period............        --                           5
                                       ----------------------   --------------
CASH, end of period..................         $      5             $      8
                                       ======================   ==============
Supplemental Cash Flow Information:
Contribution of services in exchange
for stock............................         $     34             $--
                                       ======================   ==============

   The accompanying notes are an integral part of these financial statements.

                                METALS USA, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  BUSINESS AND ORGANIZATION

     Metals USA, Inc., a Delaware corporation, ("Metals" or the "Company") was founded in July 1996 to become a leading national value-added metals processor service center to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly fragmented metals processing industry. Metals intends to acquire eight businesses (the "Mergers"), complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase, similar companies to expand its national operations.

     Metals has not conducted any operations, and all activities to date have related to the Offering and the Mergers. Cash of $5 was generated from the initial capitalization of the Company and subsequent sales of common stock to certain members of management (see Note 3). All expenditures to date have been funded by Notre Capital Ventures II, L.L.C. ("Notre") on behalf of the Company. As of December 31, 1996 and March 31, 1997, costs of approximately $83 and $1,177, respectively, have been incurred by Notre in connection with the Offering. Metals has treated these costs as deferred offering costs. Metals is dependent upon the Offering to execute the pending Mergers and to repay Notre. There is no assurance that the pending Mergers discussed below will be completed or that Metals will be able to generate future operating revenues.

2.  INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of Metals USA at March 31, 1997, and the results of its operations and cash flows for the three months ended March 31, 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  STOCKHOLDERS' EQUITY

Common Stock and Preferred Stock

     Metals effected a 135.81-for-one stock split on April 21, 1997 for each share of common stock ("Common Stock") then outstanding. In addition, the Company increased the number of authorized shares of Common Stock to 50,000,000 and the authorized shares of Restricted Common Stock to 3,122,914. The Company also authorized 5,000,000 shares of $.01 par value preferred stock, which may be designated in the future. The effects of the Common Stock split and the increase in the shares of authorized Common Stock have been retroactively reflected on the balance sheet and in the accompanying notes.

     In connection with the organization and initial capitalization of Metals, the Company issued 135,810 shares of Common Stock at $.01 per share to Notre. Notre incurred $34 of expenses on behalf of the Company for which the Company issued 3,232,104 additional shares to Notre in December 1996.

     In December 1996, 400,000 shares of Common Stock were sold to management at $.01 per share. During the first and second quarters of 1997, the Company issued a total of 985,500 shares of Common Stock to management of and consultants to the Company at a price of $.01 per share. As a result, the Company has recorded a non-recurring, non-cash compensation charge of $3,636 in 1996 and $2,813 and

                                METALS USA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

$6,145 in the first and second quarters of 1997, respectively, representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale as if the companies were combined.

Restricted Common Stock

     In April 1997, Notre exchanged 3,122,914 shares of Common Stock for an equal number of shares of restricted voting common stock ("Restricted Common Stock"). The holder of Restricted Common Stock is entitled to elect one member of the Company's Board of Directors and to 0.55 of one vote for each share held on all other matters on which they are entitled to vote.

     Each share of Restricted Common Stock will automatically convert into Common Stock on a share-for-share basis (a) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined)), (b) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, or (c) in the event any person offers to acquire 15% or more of the total number of outstanding shares of Common Stock.

     After July 1, 1998, the Corporation may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Restricted Common Stock have been converted into shares of Common Stock.

Long-Term Incentive Plan

     In April 1997, the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"), which provides for the granting or awarding of incentive or non-qualified stock options, stock appreciation rights, restricted or deferred stock, dividend equivalents and other incentive awards to directors, officers, key employees and consultants to the Company. The number of shares authorized and reserved for issuance under the Plan is the greater of 2,500,000 shares or 13% of the aggregate number of shares of Common Stock outstanding. The terms of the option awards will be established by the Compensation Committee of the Company's Board of Directors. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under this Plan. The Company expects to grant non-qualified stock options to purchase a total of 705,000 shares of Common Stock to key employees of the Company at the initial public offering price upon consummation of the Offering. In addition, the Company expects to grant options to purchase a total of 1,426,024 shares of Common Stock to certain employees of the Founding Companies at the initial public offering price per share. These options will vest at the rate of 20% per year, commencing on the first anniversary of the Offering and will expire ten years from the date of grant or three months following termination of employment.

Non-Employee Directors Stock Plan

     The Company's 1997 Non-Employee Directors' Stock Plan (the "Director's Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in April 1997, provides for (i) the automatic grant to each non-employee director serving at the consummation of this Offering of an option to purchase 10,000 shares, (ii) the automatic grant to each non-employee director of an option to purchase 10,000 shares upon such person's initial election as a director, and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. All options will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and are immediately vested and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. The Director's Plan also permits non-employee directors to elect to receive, in lieu of cash

                                METALS USA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.

4.  NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 123,
"Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

     In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share
("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

5.  EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

     Wholly-owned subsidiaries of Metals USA have signed definitive agreements to acquire by merger eight companies ("Founding Companies") to be effective with the Offering. The companies to be acquired are Texas Aluminum/Cornerstone group of companies, Interstate Steel Supply Co., Queensboro Steel Corporation, Affiliated Metals Company, Uni-Steel Incorporated, Southern Alloy of America, Inc., Williams Steel & Supply Co., Inc. and Steel Service Systems, Inc. The aggregate consideration that will be paid by Metals to acquire the Founding Companies is approximately $40,220 in cash and 10,128,609 shares of Common Stock.

     The Company has obtained a commitment for an unsecured $150,000 revolving credit facility which will be available upon the closing of the Offering. The facility is intended to be used for working capital, acquisitions, capital expenditures and refinancing of debt not paid out of the proceeds of this Offering.

     On May 7, 1997, Metals filed a registration statement on Form S-1 for the sale of its Common Stock. An investment in shares of Common Stock offered by this Prospectus involves a high degree of risk, including, among others, absence of a combined operating history, risks relating to the Company's acquisition strategy, risks relating to acquisition financing, reliance on key personnel and a substantial portion of the proceeds from the offering payable to affiliates of the Founding Companies. For a more thorough discussion of risk factors, see "Risk Factors" included elsewhere in this Prospectus.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Texas Aluminum Industries, Inc.:

     We have audited the accompanying combined balance sheets of Texas Aluminum Industries, Inc., and the affiliated Cornerstone Companies (collectively the Companies), as of June 30, 1995 and December 31, 1996, and the related combined statements of income, stockholders' equity and members' equity and cash flows for the years ended June 30, 1994 and 1995, and December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Texas Aluminum Industries, Inc. and the affiliated Cornerstone Companies as of June 30, 1995 and December 31, 1996, and the results of their combined operations and their combined cash flows for the years ended June 30, 1994 and 1995, and December 31, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
April 18, 1997

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
                            COMBINED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                      JUNE 30,     DECEMBER 31,       MARCH 31,
                                        1995           1996             1997
                                      --------     -------------     -----------
                                                                     (UNAUDITED)
               ASSETS
Current assets:
     Cash............................ $    359        $   156          $   884
     Accounts and notes receivable,
       net of allowance of
       $519, $677 and $851...........    3,432          4,221            4,675
     Accounts and notes receivable
       from affiliates...............      993             81              107
     Inventory.......................    8,193         10,878           11,998
     Prepaid expenses................       47             38               30
     Deferred income taxes...........      591            754              836
                                      --------     -------------     -----------
          Total current assets.......   13,615         16,128           18,530
Property and equipment, net..........    3,712          4,058            4,442
Notes receivable from affiliates.....    --               465              446
Other assets.........................      715            576            1,227
Goodwill.............................      690            822            1,634
                                      --------     -------------     -----------
               Total assets.......... $ 18,732        $22,049          $26,279
                                      ========     =============     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of notes
       payable....................... $    593        $   683          $ 1,199
     Current portion of notes payable
       and capital lease obligations
       to affiliates.................       54             77               65
     Accounts payable................    3,882          5,540            4,242
     Income taxes payable............      269            396              424
     Accrued liabilities.............    1,416          1,158            1,098
                                      --------     -------------     -----------
          Total current
             liabilities.............    6,214          7,854            7,028
Notes payable, less current
  portion............................    7,879          6,004           11,183
Notes payable and capital lease
  obligations payable to affiliates,
  less current portion...............      368          1,419            2,465
Deferred income taxes................      249            163              181
Other long-term liabilities..........       41            274              273
                                      --------     -------------     -----------
               Total liabilities.....   14,751         15,714           21,130
                                      --------     -------------     -----------
Commitments and contingencies
Stockholders' equity:
     Preferred stock.................      379            369              369
     Common stock....................    1,517          1,501            1,506
     Members' equity.................    --                 1                1
     Additional paid-in capital......      198            188              188
     Retained earnings...............    2,199          4,560            3,369
          Less: treasury stock, at
             cost....................     (312)          (284)            (284)
                                      --------     -------------     -----------
          Total stockholders'
             equity..................    3,981          6,335            5,149
                                      --------     -------------     -----------
               Total liabilities and
                  stockholders'
                  equity............. $ 18,732        $22,049          $26,279
                                      ========     =============     ===========

    The accompanying notes are an integral part of these combined financial statements.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
                         COMBINED STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                                              THREE MONTHS ENDED
                                       YEAR ENDED JUNE 30,     YEAR ENDED         MARCH 31,
                                       --------------------   DECEMBER 31,   --------------------
                                         1994       1995          1996         1996       1997
                                       ---------  ---------   ------------   ---------  ---------
                                                                                 (UNAUDITED)
Net sales............................  $  26,105  $  34,706     $ 40,651     $   7,620  $   9,685
Costs and expenses:
     Cost of sales...................     17,991     23,893       27,146         5,261      6,288
     Operating and delivery..........      5,621      5,863        6,386         1,417      1,411
     Selling, general and
       administrative................      1,654      2,810        3,539           855      1,268
     Depreciation and amortization...        346        517          568           142        197
                                       ---------  ---------   ------------   ---------  ---------
Operating income (loss)..............        493      1,623        3,012           (55)       521
Other (income) expense:
     Interest expense................        444        837          682           184        242
     Other income....................       (169)      (143)          (8)          (30)       (38)
                                       ---------  ---------   ------------   ---------  ---------
Income (loss) before income taxes....        218        929        2,338          (209)       317
Provision (benefit) for income
  taxes..............................         93        277          456          (102)       108
                                       ---------  ---------   ------------   ---------  ---------
Net income (loss)....................  $     125  $     652     $  1,882     $    (107) $     209
                                       =========  =========   ============   =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
        COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND MEMBERS' EQUITY
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                         COMMON STOCK
                                      ------------------  CORNERSTONE  MEMBERS' PREFERRED   PAID-IN   RETAINED   TREASURY
                                      CLASS A   CLASS B     COMMON      EQUITY    STOCK     CAPITAL   EARNINGS     STOCK     TOTAL
                                      --------  --------  -----------  -------  ---------  --------  --------  ---------  ---------
Balance, June 30, 1993...............   $363     $1,239      $--        $--       $414       $254    $ 1,422     $(315)   $   3,377
    Purchase of 6,757 shares of Class
      B common stock at $16 per
      share..........................   --        --         --         --       --          --        --         (108)        (108)
    Purchase of 315 shares of
      preferred stock at $100 per
      share..........................   --        --         --         --       --          --        --          (31)         (31)
    Cancellation of treasury stock...   --          (74)     --         --         (21)       (44)     --          139       --
    Net income.......................   --        --         --         --       --          --          125     --             125
                                      --------  --------  -----------  -------  ---------  --------  --------  ---------  ---------
Balance, June 30, 1994...............    363      1,165      --         --         393        210      1,547      (315)       3,363
    Purchase of 2,142 shares of Class
      B common stock at $16 per
      share..........................   --        --         --         --       --          --        --          (34)         (34)
    Purchase of 97 shares of
      preferred stock at $100 per
      share..........................   --        --         --         --       --          --        --          (10)         (10)
    Cancellation of treasury stock...   --          (21)     --         --         (14)       (12)     --           47       --
    Issuance of Cornerstone Metals
      Corporation common stock.......   --        --             5      --       --          --        --        --               5
    Issuance of Cornerstone Building
      Products, Inc. common stock....   --        --             5      --       --          --        --        --               5
    Net income.......................   --        --         --         --       --          --          652     --             652
                                      --------  --------  -----------  -------  ---------  --------  --------  ---------  ---------
Balance, June 30, 1995...............    363      1,144         10      --         379        198      2,199      (312)       3,981
    Purchase of 249 shares of Class B
      common stock at $16 per
      share..........................   --        --         --         --       --          --        --           (4)          (4)
    Purchase of 37 shares of
      preferred stock at $100 per
      share..........................   --        --         --         --       --          --        --           (4)          (4)
    Issuance of Cornerstone Patio
      Concepts L.L.C. members'
      equity.........................   --        --         --            1     --          --        --        --               1
    Cancellation of treasury stock...   --          (16)     --         --         (10)       (10)     --           36       --
    Adjustment to conform fiscal year
      ends...........................   --        --         --         --       --          --          579     --             579
    Distributions to stockholders....   --        --         --         --       --          --         (100)    --            (100)
    Net income.......................   --        --         --         --       --          --        1,882     --           1,882
                                      --------  --------  -----------  -------  ---------  --------  --------  ---------  ---------
Balance, December 31, 1996...........    363      1,128         10         1       369        188      4,560      (284)       6,335
    Issuance of Cornerstone Aluminum
      Company, Inc. common stock
      (unaudited)....................   --        --             5      --       --          --        --        --               5
    Distributions to stockholders
      (unaudited)....................   --        --         --         --       --          --       (1,400)    --          (1,400)
    Net income (unaudited)...........   --        --         --         --       --          --          209     --             209
                                      --------  --------  -----------  -------  ---------  --------  --------  ---------  ---------
Balance, March 31, 1997
  (unaudited)........................   $363     $1,128      $  15      $  1      $369       $188    $ 3,369     $(284)   $   5,149
                                      ========  ========  ===========  =======  =========  ========  ========  =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                            YEAR ENDED         YEAR ENDED     THREE MONTHS ENDED
                                             JUNE 30,         DECEMBER 31,        MARCH 31,
                                       --------------------   ------------   --------------------
                                         1994       1995          1996         1996       1997
                                       ---------  ---------   ------------   ---------  ---------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................  $     125  $     652     $  1,882     $    (107) $     209
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
    Adjustment to conform fiscal year
      ends...........................     --         --              579        --         --
    Provision for bad debts..........        456        501          718            90         97
    Depreciation and amortization....        346        517          763           142        197
    (Gain) loss on sale of property
      and equipment..................        (11)        11         (266)            1         (2)
    Deferred income taxes............        (95)      (111)        (249)         (108)       (64)
    Changes in operating assets and
      liabilities, net of business
      acquisitions --
      Accounts and notes
         receivable..................     (1,196)      (100)        (783)          280       (209)
      Accounts and notes receivable
         from affiliates.............        124       (654)        (167)       --            (26)
      Inventory......................       (341)    (1,166)      (1,970)         (164)      (285)
      Other assets...................        (17)       (82)         (29)          (27)       (42)
      Accounts payable...............         39        393        1,476            96     (1,300)
      Accounts payable to
         affiliates..................         11        161       --            --         --
      Income taxes payable...........        (18)       171          127          (123)        28
      Accrued liabilities............        373        309         (269)          (89)       (60)
                                       ---------  ---------   ------------   ---------  ---------
         Net cash provided by (used
           in) operating activities..       (204)       602        1,812            (9)    (1,457)
                                       ---------  ---------   ------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets.......        104         71          611        --         --
  Purchases of property..............       (438)      (606)        (739)          (74)      (121)
  Collections on notes receivable....        129        109          445           114          5
  Purchase of businesses, net of
    acquired cash....................     --         (2,500)        (150)       --         (1,300)
                                       ---------  ---------   ------------   ---------  ---------
         Net cash provided by (used
           in) investing activities..       (205)    (2,926)         167            40     (1,416)
                                       ---------  ---------   ------------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on notes payable........      2,566      2,518       --            --         --
  Principal payments on notes payable
    and capital leases...............     (1,745)      (322)        (746)          (98)      (157)
  Borrowings on revolving credit
    facility.........................      5,498      1,403        3,692         1,120      5,214
  Payments on revolving credit
    facility.........................     (6,005)    (1,299)      (5,160)         (948)    (1,100)
  Payments made to former ESOP
    members..........................        (92)       (63)         (89)          (12)       (11)
  Borrowings on notes payable to
    affiliates.......................     --            650        1,020           100      1,400
  Principal payments on notes payable
    to affiliates....................     --           (452)        (800)         (100)      (350)
  Issuance of common stock and
    members' equity..................     --             10            1        --              5
  Distribution to stockholders.......     --         --             (100)       --         (1,400)
                                       ---------  ---------   ------------   ---------  ---------
         Net cash provided by (used
           in) financing activities..        222      2,445       (2,182)           62      3,601
                                       ---------  ---------   ------------   ---------  ---------
NET INCREASE (DECREASE) IN CASH......       (187)       121         (203)           93        728
CASH, BEGINNING OF PERIOD............        425        238          359           147        156
                                       ---------  ---------   ------------   ---------  ---------
CASH, END OF PERIOD..................  $     238  $     359     $    156     $     240  $     884
                                       =========  =========   ============   =========  =========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
  Interest...........................  $     441  $     526     $    699     $     186  $     190
  Income taxes.......................        207        217          584            78        166
Non-cash investing and financing
  activities:
  Purchase of assets through
    assumption of debt...............  $  --      $      19     $    820     $  --      $   1,700
  Purchase of treasury stock through
    assumption of debt...............        102         35           32             4     --
  Sale of assets by issuing note
    receivable.......................     --         --              330        --         --

    The accompanying notes are an integral part of these combined financial statements.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of Texas Aluminum Industries, Inc. ("Texas Aluminum"), a Texas corporation, Cornerstone Metals Corporation ("CMC"), a Nevada Corporation, Cornerstone Building Products, Inc. ("CBP"), a Nevada corporation, and Cornerstone Patio Concepts, L.L.C. ("CPC"), a Nevada limited liability corporation. CMC, CBP and CPC are collectively referred to herein as "Cornerstone". Texas Aluminum and Cornerstone are under common control and ownership and are presented herein on a combined basis. Texas Aluminum and Cornerstone are collectively referred to as "Texas Aluminum/Cornerstone." Texas Aluminum/Cornerstone produces and distributes aluminum and steel building products consisting of windows, doors, insulated wall panels, canopies and awnings. These products are used by commercial and residential contractors in the construction of sun rooms, solariums, walkways, canopies and coverings, aluminum support structures, as well as for facia coverings for retail buildings. Texas Aluminum/Cornerstone's products are produced in five manufacturing plants. The products are marketed and sold to contractors, architects and wholesale distributors through 36 sales and distribution outlets across the United States, primarily concentrated in the Sunbelt.

     Texas Aluminum has historically reported on a June 30 fiscal year end, whereas Cornerstone has historically reported on a December 31 year end. For purposes of combined presentation, Texas Aluminum began reporting on a calendar year end basis effective January 1, 1996. Cornerstone began operations on April 1, 1995 as further discussed below. Accordingly, the year ended June 30, 1994 includes the operations of Texas Aluminum, the year ended June 30, 1995 includes the operations of Texas Aluminum for the twelve months ended June 30, 1995 combined with the operations of Cornerstone for the nine months ended December 31, 1995, and the year ended December 31, 1996 includes Texas Aluminum and Cornerstone for the twelve months ended December 31, 1996. The net sales and net income of Texas Aluminum for the period from July 1, 1995 through December 31, 1995 were $15,547 and $579, respectively. The net sales and net income of Cornerstone for the period from July 1, 1995 through December 31, 1995 were $3,671 and $165, respectively. The net income of Texas Aluminum for this transition period is included in the accompanying statements of stockholders' equity as an adjustment to retained earnings in order to conform the fiscal years of these combined companies.

     Intercompany transactions and ending balances among Texas Aluminum, CMC, CBP and CPC have been eliminated except for certain transactions and balances for the year ended June 30, 1995 which could not be eliminated due to the combining of year ends (See Note 12).

     Texas Aluminum/Cornerstone and its stockholders expect to enter into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of the Companies' outstanding shares of capital stock will be exchanged for cash and shares of Metals USA common stock concurrently with the consummation of the initial public offering (the "Offering") of Metals USA common stock.

     BUSINESS COMBINATIONS

     CMC and CBP are both S Corporations, as defined by the Internal Revenue Code, and were acquired April 1, 1995. Accordingly, the financial statements for 1995 include the nine-month period from the date of acquisition through December 31, 1995. CPC, a Limited Liability Corporation, was acquired in August, 1996. The aggregate consideration paid for CMC and CBP was $2,500 in cash and $828 in notes payable to the seller. The consideration paid for CPC was $150 in cash and $415 in notes payable to the seller. The accompanying combined balance sheet as of December 31, 1996, includes allocations of the respective purchase prices which resulted in goodwill recognized of $887.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     The following summarizes the assets acquired and liabilities assumed.

                                        JUNE 30,       DECEMBER 31,
                                          1995             1996
                                        ---------      -------------
Fair value of assets acquired, net of
  cash acquired......................    $  2,615         $   607
Goodwill and other intangibles.......         713             174
Liabilities assumed..................      --                (216)
Notes issued to sellers..............        (828)           (415)
                                        ---------      -------------
Cash paid, net of cash acquired......    $  2,500         $   150
                                        =========      =============

     The results of operations for CPC are included in the combined income statement from the date of acquisition.

     The following presents the unaudited results of operations for Texas Aluminum/Cornerstone for the years ended June 30, 1995 and December 31, 1996, as if CPC had been acquired as of April 1, 1995, the effective date Cornerstone began operations.

                                        JUNE 30,      DECEMBER 31,
                                          1995            1996
                                        --------      ------------
Unaudited pro forma sales............   $ 36,503        $ 42,041
Unaudited pro forma income before
  income taxes.......................        734           1,957

     In February 1997, the owners of Cornerstone, through a newly formed corporation, Cornerstone Aluminum Company, Inc. ("CAC"), acquired the business and assets of Amalgamated Building Components, Inc. CAC paid $1,300 in cash and issued $1,700 in notes payable to the former owner. CAC is headquartered in Tucson, Arizona with three additional locations in the western and southwestern United States.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of Texas Aluminum/Cornerstone at March 31, 1997, and the results of its operations and cash flows for the three months ended March 31, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS

     Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method for Texas Aluminum and the first-in, first-out ("FIFO") method for Cornerstone.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash equivalents approximate their fair value. The carrying amount of notes receivable approximates fair value at the applicable balance sheet dates. The fair value of such notes receivable was based on expected cash flows discounted using current rates at which similar loans would be made to borrowers with similar credit ratings. The fair value of the notes payable is estimated based on interest rates for the same or similar debt offered to Texas Aluminum/Cornerstone having the same or similar remaining maturities and collateral requirements. The carrying amounts of notes payable approximate fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Texas Aluminum/Cornerstone to concentrations of credit risk, consist principally of cash deposits and, trade accounts and notes receivable. Texas Aluminum/Cornerstone places its cash with several financial institutions limiting the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade accounts and notes receivable are within the home improvement and general construction industry. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Texas Aluminum/Cornerstone periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES

     Texas Aluminum accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109"). Under SFAS 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The principal items resulting in the differences are different depreciation methods, use of the allowance method for bad debts, and different inventory capitalization methods. Valuation allowances are established when necessary to reduce deferred assets to the amount to be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

     Cornerstone, with the consent of its stockholders, elected to be taxed under sections of the federal and state income tax laws which provide that, in lieu of corporate income taxes, the stockholders separately account for Cornerstone's items of income, deductions, losses and credits on their individual income tax returns. The financial statements will not include a provision for income taxes (credits) as long as the S Corporation election remains in effect. As long as Cornerstone's S Corporation income tax election remains in effect, Cornerstone may, from time to time, pay dividends to its stockholders in amounts sufficient to enable the stockholders to pay the taxes due on their share of Cornerstone's items of income, deductions, losses, and credits which have been allocated to them for reporting on their individual income tax returns.

     GOODWILL AND OTHER INTANGIBLES

     Goodwill represents the excess of the consideration paid over the fair market value of assets acquired and is being amortized on the straight-line method over 40 years. Other intangibles include covenants not to

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

compete, trademarks, patents and consulting agreements, which are being amortized over their respective lives ranging from 5-15 years. Accumulated amortization totaled $23 and $65 as of June 30, 1995 and December 31, 1996, respectively.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Texas Aluminum/Cornerstone adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                      ESTIMATED       JUNE 30,     DECEMBER 31,
                                     USEFUL LIVES       1995           1996
                                    --------------    --------     ------------
Land.............................                     $    423       $    410
Buildings and improvements.......    5 - 30 years        1,645          1,835
Machinery and equipment..........    7 - 10 years        6,102          6,162
Automobiles and trucks...........    3 - 10 years          643            643
                                                      --------     ------------
                                                         8,813          9,050
Less: accumulated depreciation...                       (5,101)        (4,992)
                                                      --------     ------------
     Total.......................                     $  3,712       $  4,058
                                                      ========     ============

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  SUMMARY OF LONG-TERM FINANCING ARRANGEMENTS

     Notes payable to non-affiliates consist of the following:

                                       JUNE 30,   DECEMBER 31,    MARCH 31,
                                         1995         1996           1997
                                       --------   ------------   ------------
                                                                 (UNAUDITED)
Revolving credit facility with
  interest at prime plus .25%
  maturing on October 29, 1998,
  secured by inventory, trade
  accounts and notes receivable, and
  equipment and personally guaranteed
  by stockholders....................  $  3,128     $  2,753       $  4,678
Revolving credit facility with
  interest at prime plus .5%,
  maturing on May 15, 1998, secured
  by inventory, trade accounts
  receivable and equipment, and
  personally guaranteed by
  stockholders.......................     1,405          311          2,470
Term loan payable to a bank in
  quarterly installments of $63 plus
  monthly payments of interest at
  7.86%, due October 29, 1998,
  secured by inventory, trade
  accounts and notes receivable, and
  equipment and personally guaranteed
  by stockholders....................     2,175        1,800          1,738
Term loan payable to a bank in
  monthly installments of $17 plus
  monthly payments of interest at
  prime plus .5%, due June 30, 2000,
  secured by inventory, trade
  accounts and notes receivable and
  equipment, and personally
  guaranteed by stockholders.........       900          700            650
Notes payable to individuals in
  annual installments of $240 plus
  accrued interest, beginning
  February 10, 1997 and maturing on
  February 10, 2002, secured by
  certain property...................     --          --              1,689
Note payable to individuals in
  monthly installments of $13
  including interest, maturing on
  July 1, 1998, at which time the
  note can be extended 20 months at
  prime plus 2%......................       795          701            737
Note payable to individual in annual
  installments of $100 plus accrued
  interest at 8%, beginning August 5,
  1997 and maturing on August 5,
  2000, unsecured....................     --             314            314
Note payable to individuals in annual
  installments of $25 including
  interest, beginning August 5, 1997
  and maturing on August 5, 2000,
  unsecured..........................     --             100            100
Other long-term debt.................        69            8              6
                                       --------   ------------   ------------
                                          8,472        6,687         12,382
Less: current portion................      (593)        (683)        (1,199)
                                       --------   ------------   ------------
                                       $  7,879     $  6,004       $ 11,183
                                       ========   ============   ============

     The maximum credit available under the Texas Aluminum revolving credit facility was increased from $4,000 to $7,000 in February 1997 and the due dates of the revolver and the term loan were extended to October 29, 1998. The maximum credit available under the Cornerstone revolving credit facility was increased from $2,000 to $3,000 in February 1997 and the due dates of the revolver and the term loan were extended to May 15, 1998 and June 30, 2000, respectively. The terms of the loan agreements, which provide the revolvers and the term loans to Texas Aluminum/Cornerstone, include certain restrictive covenants of which Texas Aluminum/Cornerstone was in compliance as of December 31, 1996. The prime rate of interest at June 30, 1995 and December 31, 1996 was 9% and 8.25%, respectively.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Notes payable and capital lease obligations to affiliates consists of the following:

                                       JUNE 30,   DECEMBER 31,    MARCH 31,
                                         1995         1996          1997
                                       --------   ------------   -----------
                                                                 (UNAUDITED)
Notes payable to former employee
  stock ownership plan and trust
  members payable in annual
  installments including interest at
  7% and 9%, through October 1999,
  secured by treasury stock (See Note
  7).................................  $    172     $     90       $    80
Capital lease obligation to an
  affiliated company with monthly
  installments payable through
  December 2011 (See Note 12)........     --             806           800
Note payable to an affiliated company
  in monthly installments of interest
  only at 8%, maturing on July 31,
  2000, unsecured....................       100       --            --
Note payable to stockholders,
  accruing interest at prime, due
  October 31, 1998 and February 25,
  1999, unsecured....................       150          250         1,650
Note payable to an affiliated
  corporation in monthly installments
  of interest only at 8.5%, paid in
  the first quarter 1997,
  unsecured..........................     --             350        --
                                       --------   ------------   -----------
                                            422        1,496         2,530
Less: current portion................       (54)         (77)          (65)
                                       --------   ------------   -----------
                                       $    368     $  1,419       $ 2,465
                                       ========   ============   ===========

     Texas Aluminum/Cornerstone's long-term notes payable and capital lease obligations are subject to mandatory redemption as follows:

                                                           AFFILIATES
             YEAR ENDING            NON-        --------------------------------
            DECEMBER 31,         AFFILIATES     NOTES PAYABLE      CAPITAL LEASE
            -------------        -----------    --------------     -------------
  1997.........................    $     683       $     49           $    96
  1998.........................        5,541            191                96
  1999.........................          325            100                96
  2000.........................          138        --                     96
  2001.........................      --                 350                96
  Thereafter...................      --             --                    960
                                 -----------    --------------     -------------
                                   $   6,687       $    690           $ 1,440
                                 ===========    ==============
Less: amounts representing
interest.......................                                          (634)
                                                                   -------------
Present value of capital lease
  obligations..................                                       $   806
                                                                   =============

4.  INVENTORIES

     Inventories consist of the following:

                                        JUNE 30,      DECEMBER 31,
                                          1995            1996
                                        --------      ------------
Aluminum coil and roll-formed
aluminum.............................   $  2,325        $  3,430
Aluminum extrusions..................      2,246           3,163
Steel coil and roll-formed steel.....        242             358
Miscellaneous purchased and
manufactured goods...................      3,380           3,927
                                        --------      ------------
                                        $  8,193        $ 10,878
                                        ========      ============

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     The replacement cost of Texas Aluminum's inventory exceeds the historical cost of the inventory, computed using the LIFO method of valuation, as reported in the accompanying financial statements. If the FIFO method had been used for all inventories, their carrying value would have been $11,818 and $14,314 at June 30, 1995 and December 31, 1996, respectively. Additionally, net income would have been $286, $1,219 and $1,837 for the years ended June 30, 1994 and 1995 and December 31, 1996, respectively.

5.  DETAIL OF ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                        JUNE 30,      DECEMBER 31,
                                          1995            1996
                                        --------      ------------
Accrued salaries and benefits........   $    683        $    425
Accrued ad valorem and sales taxes...        337             447
Other................................        396             286
                                        --------      ------------
                                        $  1,416        $  1,158
                                        ========      ============

6.  INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                     YEAR ENDED
                                       ---------------------------------------
                                              JUNE 30,
                                       ----------------------     DECEMBER 31,
                                          1994        1995            1996
                                       ----------  ----------     ------------
Federal:
     Current.........................  $      165  $      338       $    578
     Deferred........................         (84)        (99)          (196)
                                       ----------  ----------     ------------
                                               81         239            382
                                       ----------  ----------     ------------
State:
     Current.........................          23          50            107
     Deferred........................         (11)        (12)           (33)
                                       ----------  ----------     ------------
                                               12          38             74
                                       ----------  ----------     ------------
          Total provision............  $       93  $      277       $    456
                                       ==========  ==========     ============

     The provision for income taxes differs from an amount computed at the statutory rates as follows:

                                                     YEAR ENDED
                                       --------------------------------------
                                              JUNE 30,
                                       ----------------------    DECEMBER 31,
                                          1994        1995           1996
                                       ----------  ----------    ------------
Federal income tax at statutory
  rates..............................  $       76  $      325      $    818
State income taxes...................          12          38            74
Effect of S Corporation income.......      --             (89)         (454)
Nondeductible expenses (mainly meals
  and entertainment).................           5           3            18
                                       ----------  ----------    ------------
                                       $       93  $      277      $    456
                                       ==========  ==========    ============

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     The significant items giving rise to the deferred tax assets and (liabilities) as of June 30, 1995 and December 31, 1996 are as follows:

                                        JUNE 30,     DECEMBER 31,
                                          1995           1996
                                        --------     ------------
Deferred tax assets --
     Allowance for doubtful
       accounts......................   $    199       $    220
     UNICAP inventory................        380            402
     Other accrued expenses..........         82            197
                                        --------     ------------
          Total deferred tax
             assets..................        661            819
                                        --------     ------------
Deferred tax liabilities --
     Bases differences in property
       and equipment.................       (249)          (163)
     Other...........................        (70)           (65)
                                        --------     ------------
          Total deferred income tax
             liabilities.............       (319)          (228)
                                        --------     ------------
          Net deferred tax assets....   $    342       $    591
                                        ========     ============

7.  COMPANY STOCK

     Texas Aluminum has three classes of stock which include Class A voting common stock, Class B non-voting common stock and cumulative, participating preferred stock. The cumulative, participating preferred stock includes a conversion right which can be exercised by the holder in the event of the sale or transfer of more than fifty percent of the common stock or assets of the corporation or the consolidation, merger or other reorganization or similar transfer of a majority of the corporation's assets or common stock. The conversion option allows the holder to convert a preferred share into two shares of Class A voting common stock.

     Texas Aluminum and Cornerstone's capital structure consists of:

                                        JUNE 30,      DECEMBER 31,
                                          1995            1996
                                        --------      ------------
Texas Aluminum:
     Preferred stock, cumulative and
       participating, authorized
       100,000 shares, $100 par
       value; 3,790 and 3,693 shares
       issued and outstanding........   $    379        $    369
     Common stock Class A voting,
       authorized 5,000,000 shares,
       no par value; 159,570 shares
       issued and outstanding........        363             363
     Common stock Class B non-voting,
       authorized 5,000,000 shares,
       $10 par value; 114,441 and
       112,827 shares issued and
       outstanding...................      1,144           1,128
     Treasury stock, 15,326 and
       13,961 shares of Class B
       common stock, respectively,
       and 667 and 608 shares of
       preferred stock shares,
       respectively..................       (312)           (284)
Cornerstone:
     CMC common stock, authorized
       1,000 shares, no par value;
       1,000 shares issued and
       outstanding...................          5               5
     CBP common stock, authorized
       1,000 shares, no par value;
       1,000 shares issued and
       outstanding...................          5               5
     CPC members' equity.............         --               1

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Treasury stock transactions are a result of employees exercising their put options on shares awarded through the employee stock ownership plan. Texas Aluminum cancels treasury stock and the corresponding Class B common stock or preferred stock when the related note payable is fully paid (See Note 8).

8.  EMPLOYEE BENEFIT PLANS

  401(K) DEFERRED PROFIT SHARING PLAN AND TRUST

     Texas Aluminum adopted a 401(k) salary deferral/savings plan effective July 1, 1989, for the benefit of all its employees. Employees electing to participate in the plan may contribute up to 15% of annual compensation, limited to the maximum amount that can be deducted for income tax purposes each year.

     Texas Aluminum, at its discretion, has the option to match the employee's contribution each plan year. Texas Aluminum elected to make contributions of $24, $23 and $22 for the years ended June 30, 1994 and 1995 and December 31, 1996, respectively.

  EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

     Texas Aluminum had an employee stock ownership plan and trust. Under the provisions of this plan, Texas Aluminum made annual contributions to the plan which were invested in stock and other qualifying securities of Texas Aluminum for the benefit of Texas Aluminum's employees. Effective July 1, 1989, the ESOP was frozen. As a result, all participants' accounts became fully vested on that date.

     Under the provisions of the plan, employees received a put option which required Texas Aluminum to purchase their shares at fair market value. Additionally, Texas Aluminum had the right of first refusal for any shares sold by the employee. The plan provided for Texas Aluminum purchases of employee shares to be paid in cash and with the issuance of a note payable.

     In January 1997, Texas Aluminum terminated the plan and gave its employees the option to receive a cash distribution, roll their account balances into an IRA account, or have the account distributed in Texas Aluminum stock.

     Texas Aluminum's practice has generally been to purchase shares from employees at $16 per share for the Class B non-voting common stock and $100 per share for the cumulative, participating preferred stock. The distribution under the termination is based on these prices. Management believes that these prices approximate fair value and has obtained valuations from independent appraisers to assist them in their determination. In March 1997, Gene C. Elkins, a shareholder of Texas Aluminum, purchased the shares tendered by employees who opted for a cash distribution. The remaining employees received shares of Texas Aluminum stock. The put options were terminated upon the execution of these transactions.

9.  COMMITMENTS

  OPERATING LEASE AGREEMENTS

     Texas Aluminum/Cornerstone is obligated under certain long-term non-cancelable lease agreements for office space, warehouse space and equipment as summarized below:

             YEAR ENDING
            DECEMBER 31,
            -------------
1997.................................  $   1,706
1998.................................      1,358
1999.................................      1,044
2000.................................        480
2001 and thereafter..................        322
                                       ---------
                                       $   4,910
                                       =========

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Texas Aluminum/Cornerstone paid approximately $1,300, $1,700 and $1,700 in rent expense during the years ended June 30, 1994 and 1995 and December 31, 1996, respectively, under operating leases. Certain of these leases are with affiliated individuals and companies (see Note 12).

10.  DIVESTITURE OF A RETAIL DIVISION

     On June 30, 1993, Texas Aluminum divested its retail division under a licensing agreement, whereby the Company transferred certain assets and existing sales in exchange for $100 and the licensing agreement. The license grants the licensee the right to sell certain proprietary products under the name of Air Vent and/or Air Vent Awning Company. In accordance with the agreement, Texas Aluminum is entitled to receive monthly license fees of $9 beginning on August 1, 1993, and continuing for a five-year period. These fees are included in other income in the accompanying statements of income.

     Under the terms of the agreement, the licensee has agreed to purchase the merchandise used to market and install the products exclusively from Texas Aluminum. During the term of the agreement, Texas Aluminum has agreed not to compete with the licensee in the retail market in the state of Texas.

     As part of the license agreement, Texas Aluminum granted an option for the sale of the stock of Air Vent Awning Company for a purchase price of $100. This option has a one year term and is extendable up to four successive one-year terms. Consideration for these options is $5 per quarter which shall be applied towards the purchase price.

11.  LICENSING AGREEMENT

     Texas Aluminum entered into a licensing agreement in July 1992, whereby it is required to pay licensing fees to a third party on the sale of certain products. Texas Aluminum has capitalized $94 in costs incurred in connection with obtaining the licensing agreement which are being amortized over the life of the agreement. The unamortized balance of capitalized licensing costs was $78 and $66 as of June 30, 1995 and December 31, 1996, respectively. Total licensing fees paid for the years ended June 30, 1994 and 1995, and December 31, 1996 were $36, $43 and $64, respectively.

12.  RELATED-PARTY TRANSACTIONS

     Texas Aluminum/Cornerstone has various transactions with affiliated individuals and companies as follows:

     FACILITY AND EQUIPMENT LEASES

     Texas Aluminum/Cornerstone leases certain facilities and equipment from affiliated individuals and companies. Lease payments made to these affiliated individuals and companies during the years ended June 30, 1994 and 1995 and December 31, 1996 were $306, $541 and $697, respectively.

     In June 1996, Texas Aluminum sold certain equipment with a net book value of $143 to an affiliated company. This equipment is being leased to Cornerstone for $48 per year through December 2011. Also in June 1996, Cornerstone sold certain equipment with a net book value of $120 to the same affiliated company. This equipment is being leased to Texas Aluminum for $48 per year through December 2011. These leases are being accounted for as capital leases. In November 1996, Texas Aluminum sold certain machinery and equipment to this affiliated company resulting in a gain of $242. Texas Aluminum is leasing this machinery from the affiliated company for $72 per year through December 2001. The resulting gain has been deferred and will be recognized over the term of the lease.

     NOTES RECEIVABLE

     Texas Aluminum/Cornerstone has unsecured notes receivable from an affiliated corporation of $546 as of December 31, 1996, which is included in accounts and notes receivable from affiliates. This note accrues interest at 8% and is due June 1, 2001.

     Texas Aluminum/Cornerstone believes the related party transactions are on terms no more or less favorable than what could have been obtained from third parties.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     INTERCOMPANY ELIMINATIONS

     The balance sheet as of June 30, 1995 and the statement of income for the year ended June 30, 1995, include certain intercompany balances and transactions between Texas Aluminum and Cornerstone which have not been eliminated due to the conforming of year ends, as follows:

Affiliated receivables...............  $     993
Affiliated management fee expense....  $      60

13.  SUBSEQUENT EVENTS (UNAUDITED)

     In May 1997, Texas Aluminum/Cornerstone and its shareholders entered into a definitive agreement with a wholly-owned subsidiary of Metals USA, which, among other things, calls for the merger of Texas Aluminum/Cornerstone with the Metals USA subsidiary.

     Prior to the merger, Cornerstone will make cash distributions of approximately $2,000 which represents Cornerstone's estimated S Corporation accumulated adjustment account. Cornerstone expects to fund this $2,000 distribution through short-term borrowings.

     Certain transactions occurred subsequent to year end as follows:

          i) Texas Aluminum/Cornerstone made a cash distribution of $1,400 to its stockholders to cover their tax liabilities due to Cornerstone's S Corporation status.

          ii)  Discretionary bonuses totalling $1,600 were made to stockholders.

          iii) A stockholder and an affiliated entity purchased the shares of Texas Aluminum's common and preferred stock which were tendered by the Company's employees upon termination of the ESOP plan (See Note 8).

          iv) Two stockholders made loans to the Company totalling $1,400 to help fund potential future acquisitions.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Interstate Steel Supply Company and Affiliates

     We have audited the accompanying combined balance sheets of Interstate Steel Supply Company and Affiliates as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity and partners' capital and cash flows for each of the three years in the period ended December 31, 1996. The individual companies and partnership which comprise the Company are under common ownership and common management (see Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the combined financial position of Interstate Steel Company and Affiliates at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                         DELOITTE & TOUCHE LLP

April 11, 1997
Philadelphia, Pennsylvania

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
                            COMBINED BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           DECEMBER 31,
                                       --------------------     MARCH 31,
                                         1995       1996          1997
                                       ---------  ---------    -----------
                                                               (UNAUDITED)
               ASSETS
Current assets:
     Cash and cash equivalents.......  $      83  $     168      $   384
     Accounts receivable -- trade,
       less allowance of $225, $300
       and $351......................      7,864      6,821        6,662
     Inventories.....................      8,755     11,403       12,920
     Prepaid expenses and other
       current assets................         69        191          176
                                       ---------  ---------    -----------
          Total current assets.......     16,771     18,583       20,142
Property and equipment, net..........      3,447      3,325        3,331
Other assets.........................        987      1,116        1,111
                                       ---------  ---------    -----------
          Total assets...............  $  21,205  $  23,024      $24,584
                                       =========  =========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................  $   1,401  $   1,866      $ 2,146
     Accrued liabilities.............        941      1,051          487
     Lines of credit.................     11,100     10,100       11,600
     Current portion of long-term
       debt..........................         93         94           93
                                       ---------  ---------    -----------
          Total current
             liabilities.............     13,535     13,111       14,326
Long-term debt.......................        817        723          700
                                       ---------  ---------    -----------
          Total liabilities..........     14,352     13,834       15,026
                                       ---------  ---------    -----------
Stockholders' equity:
     Common stock; 200,000 shares,
       $1.00 par value authorized,
       35,500 issued and
       outstanding...................         36         36           36
     Common stock; 2,000 shares, no
       par value authorized, 2,000
       issued and outstanding........          2          2            2
     Additional paid-in capital......         72         72           72
     Retained earnings...............      6,739      9,072        9,350
     Partners' capital...............      1,502      1,506        1,596
     Treasury stock..................     (1,498)    (1,498)      (1,498)
                                       ---------  ---------    -----------
          Total stockholders'
             equity..................      6,853      9,190        9,558
                                       ---------  ---------    -----------
          Total liabilities and
             stockholders' equity....  $  21,205  $  23,024      $24,584
                                       =========  =========    ===========

    The accompanying notes are an integral part of these combined financial statements.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
                         COMBINED STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                                         THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,           MARCH 31,
                                       -------------------------------  --------------------
                                         1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
Net sales............................  $  49,299  $  61,375  $  66,806  $  15,673  $  16,137
Costs and expenses:
     Cost of sales...................     37,283     44,868     47,902     10,967     11,770
     Operating and delivery..........      6,197      7,916      8,243      2,032      2,116
     Selling, general and
       administrative expenses.......      4,187      5,279      5,391      1,306      1,353
     Depreciation and amortization...        483        561        550        135         95
                                       ---------  ---------  ---------  ---------  ---------
     Operating income................      1,149      2,751      4,720      1,233        803
Other (income) expense:
     Interest expense, net...........        792        908        936        220        195
     Other, net......................         (1)         1         10     --             (2)
                                       ---------  ---------  ---------  ---------  ---------
Income before income taxes...........        358      1,842      3,774      1,013        610
Provision for income taxes...........     --         --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------
Net income...........................  $     358  $   1,842  $   3,774  $   1,013  $     610
                                       =========  =========  =========  =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
                           (IN THOUSANDS OF DOLLARS)

                                              COMMON STOCK
                                           ------------------    ADDITIONAL
                                           $1 PAR     NO PAR       PAID-IN      RETAINED     TREASURY     PARTNERS'
                                            VALUE      VALUE       CAPITAL      EARNINGS       STOCK      CAPITAL     TOTAL
                                           -------    -------    -----------    ---------    ---------    --------    ------
January 1, 1994.........................    $  36      $   2        $  72        $ 5,688      $(1,498)     $1,116     $5,416
Dividends and distributions.............     --         --          --              (228)       --            (80)      (308)
Net income..............................     --         --          --               239        --            119        358
                                           -------    -------    -----------    ---------    ---------    --------    ------
Balance, December 31, 1994..............       36          2           72          5,699       (1,498)      1,155      5,466
Dividends and distributions.............     --         --          --              (705)       --          --          (705)
Contributions...........................     --         --          --             --           --            250        250
Net income..............................     --         --          --             1,745        --             97      1,842
                                           -------    -------    -----------    ---------    ---------    --------    ------
Balance, December 31, 1995..............       36          2           72          6,739       (1,498)      1,502      6,853
Dividends and distributions.............     --         --          --            (1,437)       --          --        (1,437)
Net income..............................     --         --          --             3,770        --              4      3,774
                                           -------    -------    -----------    ---------    ---------    --------    ------
Balance, December 31, 1996..............       36          2           72          9,072       (1,498)      1,506      9,190
Dividends and distributions
  (unaudited)...........................     --         --          --              (242)       --          --          (242)
Net income (unaudited)..................     --         --          --               520        --             90        610
                                           -------    -------    -----------    ---------    ---------    --------    ------
Balance, March 31, 1997 (unaudited).....    $  36      $   2        $  72        $ 9,350      $(1,498)     $1,596     $9,558
                                           =======    =======    ===========    =========    =========    ========    ======

    The accompanying notes are an integral part of these combined financial statements.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                            THREE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,           MARCH 31,
                                          -------------------------------  --------------------
                                            1994       1995       1996       1996       1997
                                          ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income..........................  $     358  $   1,842  $   3,774  $   1,013  $     610
    Adjustments to reconcile net income
      to net cash provided by (used in)
      operating activities:
         Depreciation and
           amortization.................        483        561        550        135         95
         Loss (gain) on sale of
           assets.......................          2         10     --         --             (6)
         Changes in operating assets and
           liabilities:
             Accounts receivable, net...       (695)      (768)     1,041        428        159
             Inventories................     (1,272)    (1,315)    (2,648)    (4,542)    (1,517)
             Prepaid expenses and other
               assets...................        112          6       (121)       (81)        15
             Accounts payable and
               accrued liabilities......         (3)       158        575      1,829       (284)
             Other assets...............       (119)      (178)      (129)         5          5
                                          ---------  ---------  ---------  ---------  ---------
             Net cash provided by (used
               in) operating
               activities...............     (1,134)       316      3,042     (1,213)      (923)
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property and
      equipment.........................       (571)      (533)      (428)       (34)       (95)
    Proceeds from sales of property and
      equipment.........................         10          6     --         --         --
    Other, net..........................         11     --         --         --         --
                                          ---------  ---------  ---------  ---------  ---------
             Net cash used in investing
               activities...............       (550)      (527)      (428)       (34)       (95)
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) on
      line-of-credit....................      1,225        750     (1,000)     1,493      1,500
    Principal payments on long-term
      obligations.......................       (239)      (259)       (93)      (116)       (24)
    Proceeds from issuance of long-term
      obligations.......................        900     --         --         --         --
    Distributions to shareholders and
      partners..........................       (308)      (564)    (1,436)       (45)      (242)
    Capital contributions...............     --            250     --         --         --
                                          ---------  ---------  ---------  ---------  ---------
             Net cash provided by (used
               in) financing
               activities...............      1,578        177     (2,529)     1,332      1,234
                                          ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................       (106)       (34)        85         85        216
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD................................        223        117         83         83        168
                                          ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD................................  $     117  $      83  $     168  $     168  $     384
                                          =========  =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for interest..............  $     847  $     964  $     930  $     185  $     189

    The accompanying notes are an integral part of these combined financial statements.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Interstate Steel Supply Company and Affiliates ("Interstate") is comprised of the following companies under common control and ownership; Interstate Steel Supply Company (a Pennsylvania Subchapter "S" corporation) and its affiliates, Interstate Steel Supply Company of Pittsburgh (a Pennsylvania Subchapter "S" corporation), Interstate Steel Processing Company
(a Pennsylvania Subchapter "S" corporation), Interstate Steel Supply Company of Maryland (a Maryland Subchapter "S" corporation) and Warehouse Real Estate Associates (a Pennsylvania partnership). All intercompany transactions and balances have been eliminated in the accompanying combined financial statements.

     Interstate is a carbon structural steel service center with operations in Baltimore, MD, Philadelphia and Pittsburgh, PA. Interstate services customers primarily in the Northeast and Midatlantic regions of United States, ranging from Virginia to Maine and west through Eastern Ohio. Interstate supplies structural steel for steel buildings, bridges, shopping malls, shipbuilding, railroad switch and gear manufacturers and electric power generating plants. Approximately one-half of net sales include value-added processing services such as saw cutting, shearing, flame cutting, cambering and tee-splitting.

     Interstate (exclusive of Warehouse Real Estate Associates, see Note 8) and its shareholders expect to enter into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of Interstate's outstanding shares of capital stock will be exchanged for cash and shares of Metals USA common stock concurrently with the consummation of the initial public offering (the "Offering") of Metals USA common stock.

     RECLASSIFICATIONS

     Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform to the 1996 presentation. These reclassifications have no effect on previously reported net income or stockholders' equity.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of Interstate at March 31, 1997, and the result of its operations and cash flows for the three months ended March 31, 1996, and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS

     Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation for buildings and equipment are based upon the estimated useful lives of the various classes of assets, using the straight-

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

line and the declining balance method, respectively. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease using the straight-line method.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash equivalents approximate their fair value. The fair value of the line-of-credit facilities and long-term debt are estimated based on interest rates for the same or similar debt offered to Interstate having the same or similar remaining maturities and collateral requirements. The carrying amounts of the line-of-credit facility and long-term debt approximates their fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Interstate to concentrations of credit risk, consist principally of cash deposits and, trade account and note receivables. Concentrations of credit risk with respect to trade accounts receivable are within the Northeast and Midatlantic United States. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Interstate periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES

     Interstate elected to be taxed under sections of the federal and state income tax laws which provide that, in lieu of corporation income taxes, the stockholders separately account for Interstate's items of income, deductions, losses and credits on their individual income tax returns. The financial statements will not include a provision for income taxes (credits) as long as the S Corporation election remains in effect. As long as Interstate's S Corporation income tax election remains in effect, Interstate may, from time-to-time, pay dividends to its stockholders in amounts sufficient to enable the stockholders to pay the taxes due on their share of Interstate's items of income, deductions, losses, and credits which has been allocated to them for reporting on their individual income tax returns. Taxes on partnership income accrue to the partners and, accordingly, are not reflected in the financial statements.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Interstate adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

2.  INVENTORIES

     Interstate utilizes the LIFO method of inventory accounting. If the first-in first-out, ("FIFO") method had been used for all inventories, their carrying value would have been $11,466 and $13,487 at December 31, 1995 and 1996, respectively. Additionally, net income would have been $1,030, $2,475 and $3,146 for the years ended December 31, 1994, 1995 and 1996, respectively. During the years ended December 31, 1994 and 1996, Interstate recorded favorable adjustments to cost of goods sold of approximately $90 and $627, respectively. The adjustments were due to the lower costs associated with the reduced quantities (for certain items) that prevailed in prior periods compared to the cost prevailing in 1994 and 1996.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                           DECEMBER 31,
                                         ESTIMATED     --------------------
                                        USEFUL LIVES     1995       1996
                                        ------------   ---------  ---------
Land.................................        --        $     488  $     488
Buildings............................       40 years       3,694      3,725
Machinery and equipment..............     5-25 years       2,539      2,753
Automobiles and trucks...............      3-7 years       1,034      1,105
Office equipment and furniture.......     3-10 years         678        739
Leasehold improvements...............     3-10 years         333        333
                                                       ---------  ---------
                                                           8,766      9,143
Less: accumulated amortization.......                     (5,319)    (5,818)
                                                       ---------  ---------
                                                       $   3,447  $   3,325
                                                       =========  =========

4.  LINE-OF-CREDIT

     Interstate has unsecured $14,500 demand line-of-credit facilities with two banks. The line-of-credit facilities bear interest at rates between 6.75% and 8.25% at December 31, 1996. The line-of-credit agreements require Interstate to meet and maintain certain nonfinancial covenants, including the maintenance of life insurance policies on the sole stockholder of Interstate Steel Supply Company in the amount of $3,000, with Interstate Steel Supply Company as the designated beneficiary.

5.  LONG-TERM DEBT

                                           DECEMBER 31,
                                       --------------------
                                         1995       1996
                                       ---------  ---------
Note payable to bank, interest at
  prime plus 0.25% (8.50% at
  December 31, 1996), payable in
  monthly installments of $6
  (plus interest); matures in 2006;
  secured by certain buildings and
  equipment..........................  $     769  $     694
Note payable to PIDC, interest at
  7.0%, payable in installments of
  $2; matures in 2006................        141        123
                                       ---------  ---------
                                             910        817
Less: current maturities.............        (93)       (94)
                                       ---------  ---------
                                       $     817  $     723
                                       =========  =========

     Long-term debt consists of notes payable issued by Warehouse Real Estate Associates to purchase premises and equipment and to make improvements at the facilities leased to the two operating companies; the buildings and equipment are collateral. At December 31, 1996, future principal payments of long-term debt are as follows:

1997.................................  $      94
1998.................................         95
1999.................................         97
2000.................................         98
2001.................................        100
Thereafter...........................        333
                                       ---------
                                       $     817
                                       =========

6.  EMPLOYEE BENEFIT PLANS

     Interstate maintains profit-sharing plans which provide for voluntary Company contributions at the discretion of the Board of Directors of up to 15% of the salaries of eligible employees. Contributions of $260, $405 and $472 have been charged to operations for the years ended December 31, 1994, 1995 and 1996, respectively.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

7.  MAJOR CUSTOMERS AND SUPPLIERS

     During 1996, Interstate had two customers, each of which accounted for approximately 10% of net sales. Interstate did not have any major customers that accounted for more than 10% of net sales in 1995 or 1994.

     Interstate primarily acquires structural and plate steel, its most significant inventory, from three suppliers. Those suppliers made up 19%, 17%, and 10%, respectively, in purchases for the fiscal year ending December 31, 1996. The same suppliers accounted for 10%, 13.5%, and 20%, respectively, in total steel purchased for the year ended December 31, 1995.

8.  SUBSEQUENT EVENT (UNAUDITED)

     In May 1997, Interstate and its shareholders entered into a definitive agreement with a wholly-owned subsidiary of Metals USA., which among other things calls for the merger of Interstate with the Metals USA subsidiary.

     Prior to the merger, Interstate will make a cash distribution of approximately $5,250 which represents Interstate's estimated S Corporation accumulated adjustment account. Had these distributions been made at December 31, 1996, the effect on Interstate's balance sheet would have been to increase liabilities by $5,250, and decrease stockholder's equity by $5,250. Interstate anticipates funding this distribution by using its existing credit facilities or issuing a note payable to the stockholder.

     As described in Note 1, Warehouse Real Estate Associates will not be a party to the merger. Following the sale of equipment described below, approximately $1,800 of property and equipment, debt of $817 and other obligations of approximately $133 which are included in the combined balance sheet at December 31, 1996 will remain with Warehouse Real Estate Associates. Concurrent with the merger, Interstate will enter into agreements with Warehouse Real Estate Associates to purchase certain equipment from Interstate Steel Supply Company in exchange for an existing note receivable, having a carrying value of $530 at December 31, 1996. The value of the equipment approximates the value of the note. Additionally, Interstate will enter into a 10 year lease with Warehouse Real Estate Associates where Interstate will lease certain real property for an annual lease payment of $233. This annual lease amount will remain in effect for five years. At the end of year five the annual rental will be redetermined. Interstate has agreed to purchase the real estate at the end of year ten for the then appraised fair market value of such property.

     Interstate Steel Supply Company will dividend a life insurance policy to its sole stockholder, which had a book value at December 31, 1996 of approximately $1,060.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Queensboro Steel Corporation
Wilmington, North Carolina

     We have audited the accompanying balance sheets of Queensboro Steel Corporation as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Queensboro Steel Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          McGladrey & Pullen, LLP

Wilmington, North Carolina
February 25, 1997, except for Note 11 as to
                which the date is April 18, 1997

                          QUEENSBORO STEEL CORPORATION
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           DECEMBER 31,
                                       --------------------    MARCH 31,
                                         1995       1996         1997
                                       ---------  ---------   -----------
                                                              (UNAUDITED)
               ASSETS
Current assets:
     Cash............................  $       5  $       5     $     6
     Accounts receivable:
          Trade, less allowance of
             $20, $20 and $20........     10,249      8,390       8,538
          Other......................        108        173         143
     Inventories.....................      6,217      8,574       8,897
     Costs and estimated earnings in
       excess of billings on
       uncompleted contracts.........        406        971       1,092
     Prepaid expenses and other
       current assets................        184        165         166
                                       ---------  ---------   -----------
          Total current assets.......     17,169     18,278      18,842
Property and equipment, net..........      3,085      4,638       4,641
Other assets.........................        281        307         222
                                       ---------  ---------   -----------
          Total assets...............  $  20,535  $  23,223     $23,705
                                       =========  =========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................  $   2,857  $   3,007     $ 2,421
     Accrued liabilities.............        517        625         410
     Billings in excess of costs and
       estimated earnings on
       uncompleted contracts.........        228        842         425
     Current portion of long-term
       debt..........................         10     --          --
                                       ---------  ---------   -----------
          Total current
             liabilities.............      3,612      4,474       3,256
Long-term debt.......................      8,884      8,551       9,790
Deferred compensation................        359        410         424
                                       ---------  ---------   -----------
          Total liabilities..........     12,855     13,435      13,470
                                       ---------  ---------   -----------
Stockholders' equity:
     Capital stock, 200,000 shares
       authorized:
       Class A voting, $10 par value,
          18,666 shares issued and
          outstanding................        187        187         187
       Class B non-voting, $10 par
          value, 78,666 shares issued
          and outstanding............        787        787         787
     Additional paid-in capital......        870        870         870
     Retained earnings...............      5,758      7,944       8,391
     Unrealized gain on securities...         78     --          --
                                       ---------  ---------   -----------
          Total stockholders'
             equity..................      7,680      9,788      10,235
                                       ---------  ---------   -----------
          Total liabilities and
             stockholders' equity....  $  20,535  $  23,223     $23,705
                                       =========  =========   ===========

   The accompanying notes are an integral part of these financial statements.

                          QUEENSBORO STEEL CORPORATION
                              STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                                         THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,           MARCH 31,
                                       -------------------------------  --------------------
                                         1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
Net sales............................  $  50,795  $  60,322  $  54,996  $  14,778  $  15,302
Costs and expenses:
     Cost of sales...................     37,996     45,945     38,912     10,979     11,166
     Operating and delivery..........      7,408      8,080      8,355      2,001      2,248
     Selling, general and
       administrative expenses.......      3,656      3,839      3,870        941      1,029
     Depreciation and amortization...        369        362        405         87        120
                                       ---------  ---------  ---------  ---------  ---------
     Operating income................      1,366      2,096      3,454        770        739
Other (income) expense:
     Interest expense................        465        612        587        125        108
     Other income....................        (63)       (67)       (77)       (11)        (9)
                                       ---------  ---------  ---------  ---------  ---------
Net income...........................  $     964  $   1,551  $   2,944  $     656  $     640
                                       =========  =========  =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                          QUEENSBORO STEEL CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                                            UNREALIZED
                                            COMMON STOCK        ADDITIONAL                    GAIN ON          TOTAL
                                        --------------------      PAID-IN      RETAINED     INVESTMENT     STOCKHOLDERS'
                                        CLASS A     CLASS B       CAPITAL      EARNINGS     SECURITIES        EQUITY
                                        --------    --------    -----------    ---------    -----------    -------------
Balance, December 31, 1993...........    $  187      $  787        $ 870        $ 4,290       $--             $ 6,134
     Net income......................     --          --           --               964        --                 964
     Dividends.......................     --          --           --              (138)       --                (138)
                                        --------    --------    -----------    ---------    -----------    -------------
Balance, December 31, 1994...........       187         787          870          5,116        --               6,960
     Net income......................     --          --           --             1,551        --               1,551
     Dividends.......................     --          --           --              (909)       --                (909)
     Investment securities received
       from insurance cooperative....     --          --           --             --               78              78
                                        --------    --------    -----------    ---------    -----------    -------------
Balance, December 31, 1995...........       187         787          870          5,758            78           7,680
     Net income......................     --          --           --             2,944        --               2,944
     Dividends.......................     --          --           --              (758)       --                (758)
     Donation of investment
       securities received from
       insurance cooperative.........     --          --           --             --              (78)            (78)
                                        --------    --------    -----------    ---------    -----------    -------------
Balance, December 31, 1996...........       187         787          870          7,944        --               9,788
     Net income (unaudited)..........     --          --           --               640        --                 640
     Dividends (unaudited)...........     --          --           --              (193)       --                (193)
                                        --------    --------    -----------    ---------    -----------    -------------
Balance, March 31, 1997
  (unaudited)........................    $  187      $  787        $ 870        $ 8,391       $--             $10,235
                                        ========    ========    ===========    =========    ===========    =============

   The accompanying notes are an integral part of these financial statements.

                          QUEENSBORO STEEL CORPORATION
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                         THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,           MARCH 31,
                                       -------------------------------  --------------------
                                         1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $     964  $   1,551  $   2,944  $     656  $     640
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
    Depreciation and amortization....        369        362        405         87        120
    Loss (gain) on sale of assets....         (1)         2          4     --         --
    Increase in deferred
      compensation...................         54         40         51         13         14
    Changes in operating assets and
      liabilities:
      Accounts receivable, net.......     (1,225)    (2,930)     1,702      1,042       (118)
      Inventories....................     (2,241)     1,552     (2,358)      (177)      (323)
      Prepaid expenses and other
         assets......................        (69)       (63)        99        140         84
      Accounts payable and accrued
         liabilities.................        925       (173)       258       (448)      (801)
      Billings related to cost and
         estimated earnings on
         uncompleted contracts.......        721        212         49       (541)      (538)
                                       ---------  ---------  ---------  ---------  ---------
         Net cash provided by (used
           in) operating activities..       (503)       553      3,154        772       (922)
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property and
      equipment......................       (896)    (1,519)    (1,962)      (408)      (123)
    Proceeds from sales of property
      and equipment..................          2         16          7     --         --
    Other, net.......................         (7)        (1)         2     --         --
                                       ---------  ---------  ---------  ---------  ---------
         Net cash used in investing
           activities................       (901)    (1,504)    (1,953)      (408)      (123)
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on revolving
      line-of-credit.................    (61,087)   (40,844)   (43,543)   (16,616)   (12,650)
    Borrowings on revolving
      line-of-credit.................     62,755     42,829     40,210     16,632     13,889
    Borrowings on long-term debt.....     --         --          3,000     --         --
    Financing costs..................     --         --           (100)    --         --
    Principal payments on long-term
      debt...........................       (125)      (125)       (10)    --         --
    Dividends paid...................       (138)      (909)      (758)      (380)      (193)
                                       ---------  ---------  ---------  ---------  ---------
         Net cash provided by (used
           in) financing activities..      1,405        951     (1,201)      (364)     1,046
                                       ---------  ---------  ---------  ---------  ---------
NET INCREASE IN CASH.................          1     --         --         --              1
CASH BEGINNING OF PERIOD.............          4          5          5          5          5
                                       ---------  ---------  ---------  ---------  ---------
CASH END OF PERIOD...................  $       5  $       5  $       5  $       5  $       6
                                       =========  =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for interest...........  $     466  $     601  $     559  $     116  $     127
SUPPLEMENTAL SCHEDULE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
    Investment securities received
      (donated)......................  $  --      $     (78) $      78  $  --      $  --
    Note received in settlement of an
      account receivable.............     --         --            156     --         --

   The accompanying notes are an integral part of these financial statements.

                          QUEENSBORO STEEL CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Queensboro Steel Corporation ("Queensboro") is a heavy carbon steel service center and structural fabricator with operations in Wilmington and Greensboro, North Carolina and Norfolk, Virginia. Queensboro markets its products primarily in the Southeast region of the United States. Sales consist principally of beams, angles, channels, sheet, plate, bar, tubing and fabricated steel for buildings. Value-added processing includes shearing, bending, drilling, tee-splitting, rolling, cambering, burning and coil processing. Queensboro's diversified customer base includes shipbuilding, transportation, building construction, pulp and paper mills, chemical, public utility, farm equipment, crane manufacturing, plant maintenance and other industries.

     Queensboro and its shareholders expect to enter into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of Queensboro's outstanding shares of capital stock will be exchanged for cash and shares of Metals USA common stock concurrently with the consummation of the initial public offering (the "Offering") of Metals USA common stock.

     RECLASSIFICATIONS

     Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform to the 1996 presentation. These reclassifications have no effect on previously reported net income or stockholders' equity.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of managment, are necessary to present fairly the financial position of Queensboro at March 31, 1997, and the results of its operations and cash flows for the three months ended March 31, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

                          QUEENSBORO STEEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     LONG-TERM CONTRACTS

     Sales are recorded at the time products and materials are shipped or as services are provided. Income from fabrication contracts are recognized by applying estimated percentages-of-completion to the total estimated profit for the respective contracts, commencing at the time the contracts are at least one-tenth complete. The percentage-of-completion is determined by relating the actual cost of work performed through year end to the total estimated cost of the respective contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income, and are recognized in the period in which the revisions are determined. Contract costs include direct materials, direct labor and related overhead.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the long-term debt is estimated based on interest rates for the same or similar debt offered to Queensboro having the same or similar remaining maturities and collateral requirements. The carrying amounts of long-term debt approximates fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Queensboro to concentrations of credit risk, consist principally of trade account receivables. Concentrations of credit risk with respect to trade accounts receivable are within the Southeast region of the United States. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Queensboro periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES

     Queensboro, with the consent of its stockholders, elected to be taxed under sections of the federal and state income tax laws which provide that, in lieu of corporation income taxes, the stockholders separately account for Queensboro's items of income, deductions, losses and credits on their individual income tax returns. The financial statements will not include a provision for income taxes (credits) as long as the S Corporation election remains in effect. As long as Queensboro's S Corporation income tax election remains in effect, Queensboro may, from time-to-time, pay dividends to its stockholders in amounts sufficient to enable the stockholders to pay the taxes due on their share of Queensboro's items of income, deductions, losses, and credits which has been allocated to them for reporting on their individual income tax returns.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Queensboro adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

                          QUEENSBORO STEEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

2.  TRADE RECEIVABLES

     Trade receivables consist of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1995       1996
                                       ---------  ---------
Steel service center:
     Trade receivables...............  $   4,686  $   4,016
Fabrication division:
     Contract receivables:
          Contracts in progress......      4,325      2,656
          Completed contracts........        324        732
          Retained...................        914        986
                                       ---------  ---------
                                       $  10,249  $   8,390
                                       =========  =========

3.  INVENTORIES

     Inventories of the steel service center consist primarily of unprocessed steel and are carried at the lower of cost or market using the last-in, first-out (LIFO) method. Inventories of the fabrication division ($340 and $366 at December 31, 1995 and 1996, respectively) approximate the lower of cost or market using the first-in, first-out (FIFO) method. If the FIFO cost method of inventory valuation had been used for all inventories at December 31, 1995 and 1996, inventories would have been $8,086 and $9,776 and net income for the years ended December 31, 1994, 1995 and 1996, would have been $1,324, $1,882 and $2,279, respectively.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                           DECEMBER 31,
                                         ESTIMATED     --------------------
                                        USEFUL LIVES     1995       1996
                                        ------------   ---------  ---------
Land.................................        --        $     120  $     120
Buildings............................       40 years       2,315      3,608
Machinery and equipment..............     5-12 years       3,639      5,266
Automobiles, trucks and trailers.....     3- 5 years         800        872
Construction in progress.............        --            1,227     --
                                                       ---------  ---------
                                                           8,101      9,866
Less: accumulated depreciation.......                     (5,016)    (5,228)
                                                       ---------  ---------
                                                       $   3,085  $   4,638
                                                       =========  =========

                          QUEENSBORO STEEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

5.  CONTRACTS IN PROCESS

     Information with respect to contracts in process is as follows:

                                           DECEMBER 31,
                                       --------------------
                                         1995       1996
                                       ---------  ---------
Costs incurred on uncompleted
  contracts..........................  $  21,397  $  17,550
Estimated earnings...................      1,962      2,934
                                       ---------  ---------
                                          23,359     20,484
Less: billings to date...............     23,181     20,355
                                       ---------  ---------
                                       $     178  $     129
                                       =========  =========
Included in accompanying balance
  sheets under the following
  captions:
     Costs and estimated earnings in
       excess of billings on
       uncompleted contracts.........  $     406  $     971
     Billings in excess of costs and
       estimated earnings on
       uncompleted contracts.........       (228)      (842)
                                       ---------  ---------
                                       $     178  $     129
                                       =========  =========

6.  LONG-TERM DEBT

     Long-term obligations consist of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1995       1996
                                       ---------  ---------
Revolving line-of-credit, interest at
  prime plus 0.125%, interest payable
  monthly, principal and unpaid
  interest due June 30, 1998; secured
  by accounts receivable and
  inventory..........................  $   8,884  $   5,551
Industrial revenue bonds.............     --          3,000
Industrial revenue bond, interest at
  65% of commercial prime borrowing
  rates ranging from 6.5% to 11%,
  payable in monthly installments of
  $10 (plus interest); matured in
  January 1996.......................         10     --
                                       ---------  ---------
                                           8,894      8,551
Less: current maturities.............        (10)    --
                                       ---------  ---------
                                       $   8,884  $   8,551
                                       =========  =========

     REVOLVING LINE-OF-CREDIT

     Queensboro has a $10,000 committed revolving line-of-credit facility with a bank whereby Queensboro may borrow the lesser of (i) $10,000 or (ii) 80% of eligible accounts receivable plus 60% of inventories. The agreement provides, among other things, for restrictions on additional borrowings, capital expenditures, investing, and the payment of dividends. The agreement also requires the maintenance of certain working capital and debt-to-equity ratios, minimum net worth, and furnishing periodic financial statements.

     Additionally, Queensboro's cash accounts are tied directly to the revolving line-of-credit such that the line is increased automatically when checks presented to the bank for payment exceed the funds available in Queensboro's bank accounts. At December 31, 1995 and 1996, outstanding checks approximating $1,507 and $604, respectively, have been classified as long-term debt on the balance sheet.

                          QUEENSBORO STEEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     INDUSTRIAL REVENUE BONDS

     Queensboro secured financing for the construction and equipping of its current steel processing facility located in Greensboro, North Carolina with industrial revenue bonds. These industrial revenue bonds were issued by Guilford County Industrial Facilities and Pollution Control Financing Authority and the proceeds loaned to Queensboro on identical terms. As required by the terms of the bond agreement, Queensboro has provided an irrevocable bank letter-of-credit for up to $3,043 as security for the industrial revenue bonds, which expires May 15, 1997. The future maturities of the industrial revenue bonds have been classified in accordance with established sinking fund requirements in anticipation that the letter-of-credit will be renewed at the expiration date.

     Queensboro has the option to have interest determined on a weekly, flexible or fixed rate basis. The bonds were issued and have remained on a weekly rate basis. The rate at December 31, 1996 was 4.45%. Interest is payable in arrears on May 1, and November 1. Beginning May 1, 1998, the bond sinking fund requirements will be payable in annual installments of $300 through May 1, 2008, except for 1998, 2002 and 2006, for which years the installments will be $200. Additional conditional mandatory redemption features exist for such items as taxability of the bonds and expiration of the letter-of-credit agreement. Optional prepayment features also exist.

     This letter of credit agreement, as amended, contains various covenant requirements similar to those of the revolving line-of-credit described above and is collateralized by accounts receivable, inventory and equipment.

     The prime rate at December 31, 1996, was 8.25%.

     At December 31, 1996, future principal payments of long-term debt are as follows:

1997.................................  $  --
1998.................................      5,751
1999.................................        300
2000.................................        300
2001.................................        300
Thereafter...........................      1,900
                                       ---------
                                       $   8,551
                                       =========

7.  EMPLOYEE BENEFIT PLANS

     Queensboro participates in a multi-employer 401(k) profit-sharing plan with a related corporation, which covers all employees at least twenty-one years of age who have completed at least 1,000 hours of service in a twelve-month period subsequent to employment. The Plan allows for employee contributions through salary reduction of up to 15% of total compensation. The employer will match these contributions at rate of 25%, up to 4% of the employees' total compensation. Employer matching contributions were $37, $39 and $40 for 1994, 1995 and 1996, respectively. The discretionary profit-sharing contributions were $50, $65 and $25 in 1994, 1995 and 1996, respectively.

8.  DEFERRED COMPENSATION AND LIFE INSURANCE

     In connection with a deferred compensation plan between Queensboro and certain key employees, provision has been made for the future compensation which is payable upon their death or retirement. At December 31, 1995 and 1996, $242 and $239, respectively, has been accrued under these contracts.

     The deferred compensation is to be paid to the individuals or their beneficiaries over a period of ten years commencing with the first business day of the calendar month following the month of retirement or death.

                          QUEENSBORO STEEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     The employment agreements with the employees mentioned in the preceding paragraphs also provide that death benefits totaling $335 at December 31, 1996, will be paid to their beneficiaries in the event these employees should die while they are employees of Queensboro. Queensboro is the owner and beneficiary of life insurance policies with a total face value of $853 on these employees. In the event that a death benefit related to the employees mentioned above should become payable, such benefit shall be in lieu of all deferred compensation.

     Queensboro also entered into a salary continuation agreement during 1992 which provides 50% salary continuation payments for up to ten years to the wife of an officer upon death of that officer. The liability accrued for these payments is $117 and $171 at December 31, 1995 and 1996, respectively.

9.  LEASE COMMITMENTS

     Queensboro has leased facilities and equipment under non-cancelable long-term agreements, which have initial or remaining non-cancelable terms in excess of one year as of December 31, 1996. Total rent expense related to such leases aggregated $499, $417, and $417 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The future minimum rental commitments at December 31, 1996, under the leases described above are due in future years as follows: 1997--$280; 1998--$93.

10.  RELATED PARTY TRANSACTIONS

     At December 31, 1995 and 1996, Queensboro had a receivable from a corporation related through common ownership of $32 and $34, respectively. Queensboro provides certain administrative services to the affiliated corporation, for which it billed $274 in 1994, $370 in 1995 and $344 in 1996.

     Queensboro leases fabrication shop facilities from an affiliated partnership under operating lease terms (see Note 9). Lease expense was $137 in 1994, 1995 and 1996.

11.  SUBSEQUENT EVENT

     On April 4, 1997, Queensboro further amended its bank line-of-credit agreement (see Note 6) to extend the termination date to June 30, 1998. The debt is classified as noncurrent as a result of this extension.

     Queensboro made a cash distribution on April 11, 1997, of approximately $5,040 which represents Queensboro's estimated S corporation accumulated adjustment account. To affect this transaction, Queensboro also entered into a ninety-day, $3,000 bank loan collateralized by the accounts receivable and inventory and personal guarantees of certain shareholders. Had these transactions been made at December 31, 1996, the effect on Queensboro's balance sheet would have been to increase liabilities by $5,040 and decrease stockholders' equity by $5,040. These transactions caused covenant violations with respect to the debt disclosed in Note 6. On April 18, 1997, the bank waived these covenants through July 11, 1997. Queensboro expects, on or before July 11, 1997, the above mentioned merger will have been consummated or the guarantors will satisfy the $3,000 debt.

12.  SUBSEQUENT EVENTS (UNAUDITED)

     In May 1997, Queensboro and its shareholders entered into a definitive agreement with a wholly-owned subsidiary of Metals USA., which among other things calls for the merger of Queensboro with the Metals USA subsidiary.

     Queensboro will dividend its Wilmington facility to its stockholders concurrently with the Merger, and enter into a long-term lease for the facility which calls for annual lease payments of $40. At December 31, 1996 the carrying value of the facility was approximately $601. Additionally, immediately prior to the Merger, Queensboro will transfer the salary continuation agreement described in the last paragraph of Note 8 to an entity that will not be a party to the Merger.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  Affiliated Metals Company

     We have audited the accompanying balance sheet of Affiliated Metals Company as of August 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the fifty-two weeks then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Affiliated Metals Company at August 31, 1996 and the results of its operations and its cash flows for the fifty-two weeks then ended in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

St. Louis, Missouri
October 4, 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Affiliated Metals Company
Granite City, Illinois

     We have audited the accompanying balance sheet of Affiliated Metals Company as of September 2, 1995 and the related statements of operations, stockholder's equity and cash flows for the fifty-two weeks ended September 3, 1994 and September 2, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Affiliated Metals Company as of September 2, 1995 and the results of its operations and its cash flows for the fifty-two weeks ended September 3, 1994 and September 2, 1995 in conformity with generally accepted accounting principles.

                                            RUBIN, BROWN, GORNSTEIN & CO. L.L.P.

St. Louis, Missouri
October 19, 1995

                           AFFILIATED METALS COMPANY
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                        SEPTEMBER 2,    AUGUST 31,      MARCH 1,
                                            1995           1996           1997
                                        ------------    ----------    ----------
                                                                      (UNAUDITED

               ASSETS
Current assets:
     Cash............................     $      2       $     10       $ --
     Accounts receivable, less
       allowances for doubtful
       accounts
       of $30 at September 2, 1995,
       August 31, 1996 and
       March 1, 1997.................        7,013          7,074         10,644
     Inventories.....................        6,810         10,658         15,302
     Prepaid expenses and other
       current assets................          125            130            525
                                        ------------    ----------    ----------
          Total current assets.......       13,950         17,872         26,471
Property and equipment, net..........        2,699          7,940          7,715
Other assets.........................          705            649            668
                                        ------------    ----------    ----------
          Total assets...............     $ 17,354       $ 26,461       $ 34,854
                                        ============    ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Bank overdraft..................     $     23       $    143       $  2,161
     Accounts payable................        5,860          7,154          7,959
     Accrued liabilities.............          494            529            364
     Current portion of long-term
       debt..........................          407         10,358            729
                                        ------------    ----------    ----------
          Total current
             liabilities.............        6,784         18,184         11,213
Long-term debt.......................        8,018          4,337         19,879
Deferred income taxes................          622            599            587
Redeemable preferred stock, $119.048
  par value; 1,680 shares authorized;
  840, 600 and 480 shares issued and
  outstanding
  at September 2, 1995, August 31,
  1996 and March 1, 1997,
  respectively.......................          100             71             57
Common stock purchase warrant........       --             --             --
Stockholders' equity:
     Common stock, $0.01 par value;
       100,000 authorized;
       6,000 shares issued and
       outstanding...................       --             --             --
     Additional paid-in capital......           50             50             50
     Retained earnings...............        1,780          3,220          3,068
                                        ------------    ----------    ----------
          Total stockholders'
             equity..................        1,830          3,270          3,118
                                        ------------    ----------    ----------
               Total liabilities and
                  stockholders'
                  equity.............     $ 17,354       $ 26,461       $ 34,854
                                        ============    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                           AFFILIATED METALS COMPANY
                            STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                                                                        TWENTY-SIX WEEKS
                                                  FIFTY-TWO WEEKS ENDED                      ENDED
                                        ------------------------------------------    --------------------
                                        SEPTEMBER 3,    SEPTEMBER 2,    AUGUST 31,    MARCH 2,    MARCH 1,
                                            1994            1995           1996         1996        1997
                                        ------------    ------------    ----------    --------    --------
                                                                                          (UNAUDITED)
Net sales............................     $ 63,046        $ 78,976       $ 81,002     $ 39,782    $ 46,805

Costs and expenses:

     Cost of sales...................       54,600          68,481         67,924       32,402      40,001

     Operating and delivery
       expenses......................        4,316           5,060          5,871        3,346       4,419

     Selling, general and
       administrative expenses.......        2,352           2,803          3,431        1,479       1,439

     Depreciation and amortization...          304             313            300          171         346
                                        ------------    ------------    ----------    --------    --------
Operating income.....................        1,474           2,319          3,476        2,384         600

Other expense:

     Interest expense................          735           1,058          1,011          501         766

     Other, net......................           37              22             38           51          95
                                        ------------    ------------    ----------    --------    --------
Income (loss) before income taxes....          702           1,239          2,427        1,832        (261)

Credit (provision) for income
  taxes..............................         (297)           (497)          (979)        (726)        112
                                        ------------    ------------    ----------    --------    --------
Net income (loss)....................     $    405        $    742       $  1,448     $  1,106    $   (149)
                                        ============    ============    ==========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                           AFFILIATED METALS COMPANY
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK      ADDITIONAL                      TOTAL
                                        ----------------      PAID-IN      RETAINED     STOCKHOLDERS'
                                        SHARES    AMOUNT      CAPITAL      EARNINGS        EQUITY
                                        ------    ------    -----------    ---------    -------------
Balance, August 31, 1993.............    6,000    $ --      $     50        $   665        $   715

     Dividends paid, redeemable
       preferred.....................     --        --         --               (21)           (21)

     Net income......................     --        --         --               405            405
                                        ------    ------    --------       ---------    -------------
Balance, September 3, 1994...........    6,000      --            50          1,049          1,099

     Dividends paid, redeemable
       preferred.....................     --        --         --               (11)           (11)

     Net income......................     --        --         --               742            742
                                        ------    ------    --------       ---------    -------------
Balance, September 2, 1995...........    6,000      --            50          1,780          1,830

     Dividends paid, redeemable
       preferred.....................     --        --         --                (8)            (8)

     Net income......................     --        --         --             1,448          1,448
                                        ------    ------    --------       ---------    -------------
Balance, August 31, 1996.............    6,000      --            50          3,220          3,270

     Dividends paid, redeemable
       preferred (unaudited).........     --        --         --                (3)            (3)

     Net loss (unaudited)............     --        --         --              (149)          (149)
                                        ------    ------    --------       ---------    -------------
Balance, March 1, 1997 (unaudited)...    6,000    $ --      $     50        $ 3,068        $ 3,118
                                        ======    ======    ========       =========    =============

   The accompanying notes are an integral part of these financial statements.

                           AFFILIATED METALS COMPANY
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                                          TWENTY-SIX WEEKS
                                                   FIFTY-TWO WEEKS ENDED                       ENDED
                                        --------------------------------------------    --------------------
                                        SEPTEMBER 3,     SEPTEMBER 2,     AUGUST 31,    MARCH 2,    MARCH 1,
                                            1994             1995            1996         1996        1997
                                        -------------    -------------    ----------    --------    --------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................      $   405          $   742        $  1,448     $ 1,106     $  (149)
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
      Depreciation and
         amortization................          304              313             300         171         346
      Loss on sale of assets.........            3           --                  10       --             87
      Deferred tax provision
         (benefit)...................          (20)             (45)             (1)        (12)        (12)
      Changes in operating assets and
         liabilities:
           Accounts receivable,
             net.....................         (890)          (2,020)            (61)       (327)     (3,570)
           Inventories...............         (190)              61          (3,848)     (2,598)     (4,644)
           Prepaid expenses and other
             assets..................         (116)              54             (27)        (81)       (414)
           Accounts payable..........         (525)           2,786           1,293      (1,852)        805
           Accrued liabilities.......          (70)             245              35         181        (165)
           Other.....................           (7)             (22)         --           --          --
                                        -------------    -------------    ----------    -------     -------
             Net cash provided by
               (used in) operating
               activities............       (1,106)           2,114            (851)     (3,412)     (7,716)
                                        -------------    -------------    ----------    -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and
    equipment........................         (310)            (615)         (5,553)     (2,476)       (498)
  Proceeds from sales of property and
    equipment........................            5           --                  58       --            290
  Other, net.........................          (36)          --              --           --          --
                                        -------------    -------------    ----------    -------     -------
             Net cash used in
               investing
               activities............         (341)            (615)         (5,495)     (2,476)       (208)
                                        -------------    -------------    ----------    -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) on bank
    overdraft........................          783           (1,259)            120         865       2,018
  Principal payments on long-term
    debt.............................         (198)            (523)           (668)       (317)       (335)
  Proceeds from issuance of long-term
    debt.............................        1,412              325           6,939       5,378       6,248
  Purchase of redeemable preferred
    stock............................         (529)             (29)            (29)        (29)        (14)
  Dividends paid on redeemable
    preferred
    stock............................          (21)             (11)             (8)        (11)         (3)
                                        -------------    -------------    ----------    -------     -------
             Net cash provided by
               (used in) financing
               activities............        1,447           (1,497)          6,354       5,886       7,914
                                        -------------    -------------    ----------    -------     -------
NET INCREASE (DECREASE) IN CASH......       --                    2               8          (2)        (10)
CASH BEGINNING OF PERIOD.............       --               --                   2           2          10
                                        -------------    -------------    ----------    -------     -------
CASH END OF PERIOD...................      $--              $     2        $     10     $ --        $ --
                                        =============    =============    ==========    =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest (net of
    amount capitalized of $153 in
    1996)............................      $   784          $ 1,054        $    991     $   497     $   724
  Cash paid for income taxes.........          389              370           1,083         579       --

   The accompanying notes are an integral part of these financial statements.

                           AFFILIATED METALS COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Affiliated Metals Company ("Affiliated") is a high-volume flat rolled steel processor, with operations in Granite City, Illinois and a newly constructed facility in Butler, Indiana. The operating plants are strategically located near primary steel producers. Affiliated purchases wide, coiled hot rolled, cold rolled and galvanized flat rolled steel from primary producers and pickles (hot rolled) and slits coils to narrower widths. Principal customers include; consumer durable goods manufacturers, commercial transportation, appliance, furniture, pallet rack, and automotive industries as well as independent stamping operations. Service areas include Missouri, Kansas, Texas, Oklahoma, Tennessee, Kentucky, Indiana, Mississippi, Alabama, Georgia, Iowa, Illinois and Nebraska.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     ACCOUNTING PERIOD

     Affiliated's fiscal year is the fifty-two or fifty-three week period ending the Saturday nearest to August 31. The results of operations and cash flows include fifty-two weeks of activity for the periods ended August 31, 1996, September 2, 1995, and September 3, 1994.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Affiliated at March 1, 1997, the results of its operations and cash flows for the twenty-six weeks ended March 2, 1996 and March 1, 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined using the specific identification method. Raw materials generally represent 80% to 90% of Affiliated's inventories.

     PROPERTY AND EQUIPMENT

     Property and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line and accelerated methods at rates based upon the estimated useful lives of the various classes of assets.

     OTHER ASSETS

     Other assets consists primarily of goodwill, net of accumulated amortization. Goodwill is being amortized over a thirty year period using the straight line method. Affiliated periodically evaluates the propriety of the carrying amount of goodwill using expected undiscounted cash flows. At September 2, 1995 and August 31, 1996 goodwill, net of accumulated amortization was $622 and $599, respectively.

                           AFFILIATED METALS COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the long-term debt is estimated based on interest rates for the same or similar debt offered to Affiliated having the same or similar remaining maturities and collateral requirements. The carrying amounts of long-term debt approximate fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Affiliated to concentrations of credit risk, consist principally of cash deposits and, trade account receivables. Affiliated places its cash with several financial institutions limiting the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade accounts receivable are within the midwest and Great Lakes regions of the United States. Affiliated had a credit risk concentration since two customers accounted for approximately 27% of accounts receivable at August 31, 1996. For the fifty-two weeks ended September 3, 1994, three customers accounted for 16.3%, 17.2%, and 11.1% of sales, respectively. For the fifty-two weeks ended September 2, 1995 and August 31, 1996 two of the same three customers accounted for 16.9% and 20.2%, and 14.5% and 14.0% of sales, respectively. Management performs ongoing credit evaluations of its customers and provides allowances as deemed necessary. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Affiliated periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Affiliated adopted SFAS No. 121 on September 1, 1997. The impact of adopting this standard did not have a material impact on the results of operations.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                          ESTIMATED       SEPTEMBER 2,     AUGUST 31,
                                        USEFUL LIVES          1995            1996
                                        -------------     ------------     ----------
Land.................................        --             $     46        $    561
Buildings............................        39 years         --               2,350
Machinery and equipment..............     10-30 years          2,897           5,407
Automobiles and trucks...............         7 years            151             148
Office equipment and furniture.......       5-7 years            299             373
Leasehold improvements...............      7-39 years            105             109
                                                          ------------     ----------
                                                               3,498           8,948
Less: accumulated depreciation and
  amortization.......................                           (799)         (1,008)
                                                          ------------     ----------
     Total...........................                       $  2,699        $  7,940
                                                          ============     ==========

                           AFFILIATED METALS COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                        SEPTEMBER 2,     AUGUST 31,
                                            1995            1996
                                        ------------     ----------
Note payable, interest at 8.75%,
  payable in monthly installments of
  $30 (plus interest) commencing
  September 1996; matures August
  2001; secured by certain machinery
  and equipment and personal
  guarantees of common
  stockholders.......................     $ --            $   1,770
Note payable, interest at prime plus
  1.0%, payable in 59 monthly
  installments of $25 (plus
  interest), matures November, 1999;
  secured by accounts receivable,
  inventories, machinery and
  equipment, assignment of life
  insurance proceeds on officers'
  policies, and personal guarantees
  of common stockholders.............        1,250              905
Construction note payable, interest
  at prime plus 1.0%, interest
  payable monthly, principal payment
  due March, 1997; secured by certain
  machinery and equipment, certain
  land, building, and personal
  guarantees of common
  stockholders.......................       --                2,432
Note payable, interest at 9.75%,
  payable in monthly installments of
  $5 (plus interest); secured by
  certain machinery and equipment;
  refinanced in February, 1996.......          244           --
Revolving line-of-credit, interest at
  prime plus 0.5%, interest payable
  monthly, expires August, 1997
  secured by substantially all assets
  of Affiliated, assignment of life
  insurance proceeds on officers'
  policies, and personal guarantees
  of common stockholders.............        6,747            9,421
Notes payable to estate of former
  stockholder, interest at prime plus
  1.0%, payable in monthly
  installments of $2 (plus interest),
  principal payment due March 1999;
  secured by personal guarantees of
  common stockholders................          102               74
Notes payable, interest at rates
  ranging from 7.5% to 10.25%,
  payable in monthly installments
  ranging from $0.3 to $0.8, through
  July, 1999.........................           82               93
                                        ------------     ----------
                                             8,425           14,695
Less: current maturities.............         (407)         (10,358)
                                        ------------     ----------
                                          $  8,018        $   4,337
                                        ============     ==========

     Affiliated has obtained financing agreements from its lender that will convert the construction note to a term loan note payable and a Small Business Administration ("SBA") note payable in amounts up to $1,600 and $1,000, respectively. The new notes will be secured by certain machinery and equipment, certain land and building, and personal guarantees of common stockholders. The term loan note payable will bear interest at a fixed rate based on prime plus 0.5% at closing during the first five years and will adjust after year five and will be payable in monthly installments of principal and interest over a ten-year period from the date of conversion. The SBA note payable will bear interest at a rate yet to be determined and will be payable in monthly installments of principal and interest over a 20-year period from the date of conversion. Because Affiliated had the intent and ability to convert the construction note payable on a long-term basis, the August 31, 1996 classification and future maturities have been presented under the terms of the new agreements.

                           AFFILIATED METALS COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Affiliated's revolving line of credit provides for borrowings up to $12,000 (limited to a borrowing base defined in the agreement as a percentage of eligible accounts receivable and inventories). The revolving line of credit agreement requires that all cash receipts of Affiliated be deposited directly into a lockbox account and applied against the line of credit. Funds are then drawn from the line of credit as checks are disbursed. Additionally, the agreement requires, among other things, that Affiliated maintain certain minimum ratios, including net income, tangible net worth, leverage, cash flow coverage, and limits on capital expenditures. At August 31, 1996, future principal payments of long-term debt, as adjusted to reflect the financing agreements, are as follows:

1997.................................  $   10,358
1998.................................         928
1999.................................         905
2000.................................         573
2001.................................         538
Thereafter...........................       1,393
                                       ----------
                                       $   14,695
                                       ==========

4.  REDEEMABLE PREFERRED STOCK

     Redeemable preferred stock consists of 1,680 shares of authorized at a par value of $119.048 per share. Shares issued and outstanding at August 31, 1996 and September 2, 1995, were 600 and 840 respectively. The stock is subject to mandatory redemption of 20 shares per month beginning in March 1992 and continuing for 84 months. In both fiscal 1996 and fiscal 1995, 240 shares were redeemed at a price of $119.048 per share. Dividends are calculated cumulatively (but not compounded) on a daily basis at the rate of 1% over prime. Dividends are paid on each redemption date.

5.  COMMON STOCK PURCHASE WARRANT

     In March 1992, in connection with a Securities Purchase Agreement related to the purchase of Affiliated, Affiliated issued one warrant to an investor in consideration for $100. The warrant is exercisable at an exercise price of $.01 per share into 34.4% or 3,146 shares of Affiliated's common stock on a fully diluted basis. The holder of the warrant also may put the warrant or a portion thereof to Affiliated through November 1999, unless it would cause Affiliated to be in default of its debt covenants. The put price is determined by the ownership percentage of the warrants multiplied by the greater of either fair value of Affiliated, a multiple of earnings before income taxes, interest, and depreciation and amortization, and book value, all as defined in the agreement.

     In addition, the agreement provides the holder of the warrant with certain registration rights under the Securities Act of 1933 (the "Securities Act") to cause Affiliated to register the shares of common stock to be received from the exercise of the warrant. The agreement also provides the holder of the warrant with certain "piggyback" registration rights which allow the holder of the warrant to register his common stock in the event Affiliated files a registration statement under the Securities Act.

                           AFFILIATED METALS COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

6.  INCOME TAXES

     Affiliated has implemented Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109"), which provides for a liability approach to accounting for income taxes.

     The provisions for federal and state income taxes are as follows:

                                              FIFTY-TWO WEEKS ENDED
                                    ------------------------------------------
                                    SEPTEMBER 3,    SEPTEMBER 2,    AUGUST 31,
                                        1994            1995           1996
                                    ------------    ------------    ----------
Federal:
     Current.....................     $    260        $    442       $    796
     Deferred....................          (16)            (37)            (1)
                                    ------------    ------------    ----------
                                           244             405            795
State:...........................
     Current.....................           57             100            184
     Deferred....................           (4)             (8)        --
                                    ------------    ------------    ----------
                                            53              92            184
                                    ------------    ------------    ----------
Total provision..................     $    297        $    497       $    979
                                    ============    ============    ==========

     The components of deferred income tax liabilities and assets are as follows:

                                        SEPTEMBER 3,      AUGUST 31,
                                            1995             1996
                                        ------------      ----------
Deferred income tax liabilities:
     Property and equipment..........     $    634         $    666
                                        ------------      ----------
          Total deferred income tax
             liabilities.............          634              666
                                        ------------      ----------
Deferred income tax assets:
     Allowance for doubtful
       accounts......................           12               12
     Other, net......................           44               77
                                        ------------      ----------
          Total deferred income tax
             assets..................           56               89
                                        ------------      ----------
Net deferred tax liabilities.........     $    578         $    577
                                        ============      ==========

     A reconciliation of the difference between the federal statutory tax rates and the effective tax rates as a percentage of net income is as follows:

                                               FIFTY-TWO WEEKS ENDED
                                     ------------------------------------------
                                     SEPTEMBER 2,    SEPTEMBER 3,    AUGUST 31,
                                         1994            1995           1996
                                     ------------    ------------    ----------
U.S. federal statutory rate........      34.0%           34.0%          34.0%
State income taxes, net of Federal
  tax benefit......................       4.8             4.8            5.0
Other..............................       3.5             1.3            1.3
                                     ------------    ------------    ----------
                                         42.3%           40.1%          40.3%
                                     ============    ============    ==========

                           AFFILIATED METALS COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

7.  EMPLOYEE BENEFIT PLANS

     Affiliated sponsors a qualified contributory profit sharing plan and 401(k) plan. The plan covers substantially all full-time employees who have met certain eligibility requirements. The plan may be amended or terminated at any time by the Board of Directors. Affiliated, although not required to, has provided contributions to the plan during each of the fifty-two weeks ended September 3, 1994,
September 2, 1995 and August 31, 1996, of $89, $100 and $141, respectively.

8.  COMMITMENTS AND CONTINGENCIES

  LEASE COMMITMENTS

     Affiliated leases its corporate office and one of its production facilities. The lease expires on May 31, 1998 and calls for a monthly rental payment of $9. The lease also provides for an additional five-year renewal option.

     Rent expense for all operating leases for the fifty-two weeks ended September 3, 1994, September 2, 1995 and August 31, 1996 was $126, $125 and $128, respectively.

9.  SUBSEQUENT EVENT (UNAUDITED)

     In May 1997, Affiliated and its stockholders entered into a definitive agreement with a wholly-owned subsidiary of Metals USA, which among other things calls for the merger of Affiliated with the Metals USA subsidiary.

     In February 1997, Affiliated amended its revolving credit facility, which reduced the interest to prime, increased the available borrowing up to $16,000 and extended the maturity to August 31, 1998. Additionally, Affiliated also entered into an agreement to extend until September 1997 the financing agreements discussed in Note 3 related to the construction loan payable.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southern Alloy of America, Inc.

     We have audited the accompanying balance sheets of Southern Alloy of America, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Alloy of America, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Charlotte, North Carolina
April 30, 1997.

                        SOUTHERN ALLOY OF AMERICA, INC.
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           DECEMBER 31,
                                       --------------------     MARCH 31,
                                         1995       1996          1997
                                       ---------  ---------    -----------
                                                               (UNAUDITED)
               ASSETS
Current assets:
     Cash and cash equivalents.......  $      57  $  --          $--
     Accounts receivable:
          Trade, less allowances of
             $18, $13 and $11........      1,483      1,262        1,409
          Affiliates.................      1,020        945          168
     Inventories.....................      1,050      1,063        1,137
     Prepaid expenses and other
     current assets..................         22         63          124
                                       ---------  ---------    -----------
          Total current assets.......      3,632      3,333        2,838
Property and equipment, net..........        456        353          324
Other assets.........................         84         68           36
                                       ---------  ---------    -----------
          Total assets...............  $   4,172  $   3,754      $ 3,198
                                       =========  =========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
              (DEFICIT)
Current liabilities:
     Accounts payable................  $   1,602  $   1,450      $ 1,624
     Accrued liabilities.............         97         68           72
     Revolving line-of-credit........      1,424      1,424        1,369
     Notes payable...................     --         --              135
     Current portion of obligations
     under capital lease.............         68         25           25
     Current portion of long-term
     debt............................         38         24           13
                                       ---------  ---------    -----------
          Total current
          liabilities................      3,229      2,991        3,238
Obligations under capital lease, less
  current portion....................         69         44           37
Long-term debt, less current
portion..............................         24     --           --
                                       ---------  ---------    -----------
          Total liabilities..........      3,322      3,035        3,275
                                       ---------  ---------    -----------
Stockholders' equity (deficit):
     Common stock 100,000 shares
       authorized; 19,500, 17,200 and
       19,500 shares issued and
       outstanding at December 31,
       1995 and 1996 and March 31,
       1997, respectively............         20         17           20
     Additional paid-in capital......        410        608          608
     Retained earnings (deficit).....        420         94         (705)
                                       ---------  ---------    -----------
          Total stockholders' equity
          (deficit)..................        850        719          (77)
                                       ---------  ---------    -----------
               Total liabilities and
                  stockholders'
                  equity.............  $   4,172  $   3,754      $ 3,198
                                       =========  =========    ===========

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN ALLOY OF AMERICA, INC.
                            STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                     YEAR ENDED DECEMBER    THREE MONTHS ENDED
                                             31,                MARCH 31,
                                     --------------------  --------------------
                                       1995       1996       1996       1997
                                     ---------  ---------  ---------  ---------
                                                               (UNAUDITED)
Net sales........................... $  12,018  $  10,815  $   3,076  $   2,671
Costs and expenses:
     Cost of sales..................     7,669      7,084      2,017      1,735
     Operating and delivery.........       902        709        203        176
     Selling, general and
       administrative expenses......     2,806      2,850        895        657
     Depreciation and amortization..       108        126         31         43
                                     ---------  ---------  ---------  ---------
Operating income (loss).............       533         46        (70)        60
Other (income) expense:
     Interest expense...............       252        168         42         33
     Interest income................      (146)      (108)       (33)       (16)
                                     ---------  ---------  ---------  ---------
Income (loss) before income taxes...       427        (14)       (79)        43
Provision (benefit) for income
taxes...............................    --         --         --         --
                                     ---------  ---------  ---------  ---------
Net income (loss)................... $     427  $     (14) $     (79) $      43
                                     =========  =========  =========  =========
   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN ALLOY OF AMERICA, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                                                 TOTAL
                                           COMMON STOCK        ADDITIONAL      RETAINED      STOCKHOLDERS'
                                        ------------------       PAID-IN       EARNINGS         EQUITY
                                        SHARES      AMOUNT       CAPITAL       (DEFICIT)       (DEFICIT)
                                        -------     ------     -----------     ---------     -------------
Balance, January 1, 1995.............    19,500      $ 20         $ 410         $   183         $   613
     Distributions to owners.........     --         --           --               (190)           (190)
     Net income......................     --         --           --                427             427
                                        -------     ------     -----------     ---------     -------------
Balance, December 31, 1995...........    19,500        20           410             420             850
     Purchase of common stock........    (2,300)       (3)          (48)           (197)           (248)
     Distributions to owners.........     --         --           --               (115)           (115)
     Stock options...................     --         --             246           --                246
     Net loss........................     --         --           --                (14)            (14)
                                        -------     ------     -----------     ---------     -------------
Balance, December 31, 1996...........    17,200        17           608              94             719
     Sale of common stock
       (unaudited)...................     2,300         3         --              --                  3
     Distributions to owners
       (unaudited)...................     --         --           --               (842)           (842)
     Net income (unaudited)..........     --         --           --                 43              43
                                        -------     ------     -----------     ---------     -------------
Balance, March 31, 1997
  (unaudited)........................    19,500      $ 20         $ 608         $  (705)        $   (77)
                                        =======     ======     ===========     =========     =============

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN ALLOY OF AMERICA, INC.
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                           YEAR ENDED        THREE MONTHS ENDED
                                           DECEMBER 31,           MARCH 31,
                                       --------------------  --------------------
                                         1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................  $     427  $     (14) $     (79) $      43
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation....................        108        125         31         43
     Grant of stock option...........     --            246        246     --
     Gain on sale of assets..........         (9)       (71)    --         --
     Changes in operating assets and
       liabilities:
       Accounts receivable, net......       (113)       221          5       (147)
       Inventories...................        (90)       (13)       (39)       (74)
       Prepaid expenses and other
          assets.....................        (10)       (41)      (103)       (61)
       Other long-term assets........         25         17        (16)        32
       Accounts payable..............        529       (152)       213        174
       Accrued liabilities...........        (57)       (29)       (55)         4
                                       ---------  ---------  ---------  ---------
          Net cash provided by
             operating activities....        810        289        203         14
                                       ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property and
       equipment.....................        (99)       (23)       (14)       (14)
     Proceeds from sales of property
       and equipment.................          8         71     --         --
                                       ---------  ---------  ---------  ---------
          Net cash provided by (used
             in) investing
             activities..............        (91)        48        (14)       (14)
                                       ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase on revolving
       line-of-credit................        156     --            (76)       (55)
     Net increase (decrease) in notes
       payable.......................     --         --            202        135
     Net advances (to) from officers
       and affiliates................       (535)        75        (97)       777
     Payments on capital lease
       obligations...................        (63)       (68)       (18)        (7)
     Principal payments on long-term
       obligations...................        (30)       (38)        (9)       (11)
     Redemption of common stock......     --           (248)      (248)    --
     Sale of common stock............     --         --         --              3
     Dividends paid..................       (190)      (115)    --           (842)
                                       ---------  ---------  ---------  ---------
          Net cash used in financing
             activities..............       (662)      (394)      (246)    --
                                       ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................         57        (57)       (57)    --
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................     --             57         57     --
                                       ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF
PERIOD...............................  $      57  $  --      $  --      $  --
                                       =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash paid for interest..........  $      26  $     159  $      42  $      33

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN ALLOY OF AMERICA, INC.
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Southern Alloy of America, Inc. ("Southern Alloy"), a North Carolina corporation, is a specialty metal service center located in Salisbury, North Carolina specializing in ferrous and non-ferrous continuous, centrifugal and static cast bar stock. Southern Alloy performs a number of metal processing services, including precision saw cutting, precision and semi-finished machining, drilling and milling operations. Southern Alloy's customers are comprised of original equipment manufacturers and machine shops servicing the fluid power, power transmission, material handling and textile machinery industries. Market areas are principally located in the Southeastern United States.

     Southern Alloy and its shareholders expect to enter into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of Southern Alloy's outstanding shares of capital stock will be exchanged for cash and shares of Metals USA common stock concurrently with the consummation of the initial public offering (the "Offering") of Metals USA common stock.

     RECLASSIFICATIONS

     Certain amounts in the 1995 financial statements have been reclassified to conform to the 1996 presentation. These reclassifications have no effect on previously reported net income or stockholders' equity.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of Southern Alloy at March 31, 1997, and the results of its operations and cash flows for the three months ended March 31, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined using the specific identification method.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash surrender value of life insurance policies approximate their fair value. The fair value of the long-term debt is estimated based on interest rates for the same or similar debt offered

                        SOUTHERN ALLOY OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

to Southern Alloy having the same or similar remaining maturities and collateral requirements. The carrying amounts of long-term debt approximate fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Southern Alloy to concentrations of credit risk, consist principally of cash deposits and, trade account and note receivables. Concentrations of credit risk with respect to trade accounts receivable are within the Southeastern United States. Additionally, Southern Alloy has one customer that accounts for approximately 10% of net sales. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Southern Alloy periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES

     Southern Alloy, with the consent of its stockholders, elected to be taxed under sections of the federal and state income tax laws which provide that, in lieu of corporation income taxes, the stockholders separately account for Southern Alloy's items of income, deductions, losses and credits on their individual income tax returns. The financial statements will not include a provision for income taxes (credits) as long as the S Corporation election remains in effect. As long as Southern Alloy's S Corporation income tax election remains in effect, Southern Alloy may, from time-to-time, pay dividends to its stockholders in amounts sufficient to enable the stockholders to pay the taxes due on their share of Southern Alloy's items of income, deductions, losses, and credits which has been allocated to them for reporting on their individual income tax returns.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Southern Alloy adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            DECEMBER 31,
                                          ESTIMATED     --------------------
                                        USEFUL LIVES      1995       1996
                                        -------------   ---------  ---------
Machinery and equipment..............     3-7 years     $   1,112  $     962
Furniture and fixtures...............     3-7 years           173        176
Leasehold improvements...............      5 years             85         85
                                                        ---------  ---------
                                                            1,370      1,223
Less: accumulated depreciation.......                        (914)      (870)
                                                        ---------  ---------
                                                        $     456  $     353
                                                        =========  =========

                        SOUTHERN ALLOY OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  LINE OF CREDIT

     At December 31, 1995, Southern Alloy had a line of credit with Freemont Financial Corporation. On January 3, 1996, Southern Alloy entered into an agreement with NationsBank of Georgia, N.A. which was to expire on January 1, 1997. The original agreement was terminated and Southern Alloy entered into a new line-of-credit agreement with NationsBank N.A. ("NationsBank"), which expires on July 31, 1997. This agreement provides a maximum borrowing limit of $2,000 with interest payable monthly at the bank's prime rate (8.25% at December 31, 1996). The borrowing base under the new NationsBank line of credit is limited to 80% of eligible receivables as defined by the agreement plus 50% of the eligible inventory. Southern Alloy had $75 of unused availability under the line-of-credit at December 31, 1996. The line is secured by accounts receivable, inventory, equipment and guarantees of Southern Investments, The Development Group, Inc. (both of which are affiliates of Southern Alloy) and stockholders of Southern Alloy.

     The new NationsBank agreement contains restrictive covenants which, among other things, require Southern Alloy to maintain certain financial ratios, limit capital expenditures and bonuses and restrict future indebtedness. At December 31, 1996, Southern Alloy was in compliance with, or had obtained all necessary waivers regarding instances of non-compliance with the terms of the loan agreement.

4.  LONG-TERM DEBT

     Long-term obligations consist of three notes payable to Amada Cutting Technologies, Inc. The notes bear interest at rates ranging from 9.0% to 9.4% and are payable in monthly installments totaling $4 through April 1997, and $1 from May 1997 to December 1997. The notes are secured by related equipment.

5.  OBLIGATIONS UNDER CAPITAL LEASE

     Southern Alloy leases certain shop equipment under capital leases through 1999, which bear interest at rates ranging from 9.0% to 11.27%.

     Future minimum payments under capital leases as of December 31, 1996, are as follows:

1997.................................  $      30
1998.................................         30
1999 and thereafter..................         18
                                       ---------
                                              78
Less: interest portion...............          9
                                       ---------
Capital lease obligation.............         69
Less: current portion................         25
                                       ---------
                                       $      44
                                       =========

     The cost of equipment under capital leases amounted to approximately $256 and $135 at December 31, 1995 and 1996, respectively. Accumulated amortization amounted to $107 and $65 at December 31, 1995 and 1996, respectively.

6.  EMPLOYEE BENEFIT PLANS

     Southern Alloy sponsors a defined contribution 401(k) profit-sharing plan for employees who have attained at least 21 years of age and one year of service. Company contributions to the plan, which are determined annually at the discretion of the Board of Directors, amounted to $12 and $16 in 1995 and 1996, respectively.

                        SOUTHERN ALLOY OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

7.  COMMITMENTS AND CONTINGENCIES

  GUARANTEE

     Southern Alloy had guaranteed a line-of-credit agreement for SOMAR, Inc. (an affiliate of Southern Alloy). The outstanding balance under this agreement amounted to approximately $1,200 at December 31, 1995. As of August 12, 1996, Southern Alloy was no longer a guarantor on this line of credit.

8.  STOCK OPTIONS

     In February 1996, Southern Alloy purchased 2,300 shares from a primary stockholder of Southern Alloy for $248.

     In September 1996, 2,300 stock options were issued to two directors of Southern Alloy (one of which also serves as an officer) at an option price of $1.00 per share. The options were exercisable at any time through September 2001. The deemed value for accounting purposes at the date of grant was $108.00 per share. Accordingly, $246 of compensation expense was recorded at the date of grant.

     In January 1997, the directors exercised their options and purchased 2,300 shares of Southern Alloy for $2.

9.  RELATED-PARTY TRANSACTIONS

     Southern Investments (a partnership), The Development Group, Inc. and Engineered Machine Technologies, Inc. are affiliated with Southern Alloy through common ownership. SOMAR, Inc. was affiliated with Southern Alloy through common ownership through August 12, 1996. On that date, SOMAR, Inc. was sold to an unaffiliated company.

     Southern Alloy leases commercial real estate from Southern Investments under a non-cancelable operating lease. Rent expense related to this lease amounted to $130 and $103 in 1995 and 1996, respectively.

     Southern Alloy leases certain automobiles and operating equipment from Southern Investments on a month-to-month basis. Rent expense related to these leases amounted to $136 and $198 for 1995 and 1996, respectively.

     During the years ended December 31, 1995 and 1996, Southern Alloy made loans to or borrowed from SOMAR, Inc., Southern Investments, The Development Group, Inc., Engineered Machine Technologies, Inc. and officers. Following is a schedule of net receivable balances due from or payable to affiliated companies at December 31, 1995 and 1996:

                                             DUE FROM
                                           (PAYABLE TO)
                                       --------------------
                                         1995       1996
                                       ---------  ---------
SOMAR, Inc...........................  $     563  $  --
Engineered Machine Technologies,
  Inc................................        334        640
Southern Investments.................        125        130
The Development Group, Inc...........        (16)         7
Officers and affiliates..............         14        168
                                       ---------  ---------
                                       $   1,020  $     945
                                       =========  =========

                        SOUTHERN ALLOY OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Following is a summary of interest income from affiliated companies for the years ending December 31:

                                         1995       1996
                                       ---------  ---------
SOMAR, Inc...........................  $     109  $      57
Engineered Machine Technologies,
  Inc................................         37         51
                                       ---------  ---------
                                       $     146  $     108
                                       =========  =========


     Southern Alloy leases certain office space and equipment under non-cancelable operating leases with initial or remaining lease terms in excess of one year. Certain office and equipment leases contain renewal options and purchase options at fair market value at the end of the lease term. Following is a schedule of future minimum lease payments under non-cancelable leases as of December 31, 1996:

                                        RELATED
                                        PARTIES       OTHERS       TOTAL
                                        --------      -------      ------
1997.................................    $  193       $     7      $  200
1998.................................       128             7         135
1999.................................        77             4          81
2000.................................        77             4          81
2001.................................        77             1          78
Thereafter...........................        77         --             77
                                        --------      -------      ------
                                         $  629       $    23      $  652
                                        ========      =======      ======

10.  SUBSEQUENT EVENTS (UNAUDITED)

     In May 1997, Southern Alloy and its shareholders entered into a definitive agreement with a wholly-owned subsidiary of Metals USA, which among other things, calls for the merger of Southern Alloy with the Metals USA subsidiary.

     Prior to the merger, Southern Alloy will make a non-cash distribution of a receivable from an affiliate with a carrying value of approximately $842. This distribution exceeded Southern Alloy's estimated S Corporation accumulated adjustment account.

     Concurrent with the Merger, Southern Alloy will enter into an agreement with a related party to lease certain real property for an annual lease payment of $48. This lease runs through 2027, and provides for periodic increases in the annual lease payment every five years equal to the cumulative change in the Consumer Price Index. Additionally, Southern Alloy will lease certain equipment from a related party on a month to month basis for $4 per month. Southern Alloy believes these lease arrangements are no less favorable than could be obtained from unaffiliated third parties.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Uni-Steel, Inc.:

     We have audited the accompanying balance sheet of Uni-Steel, Inc., an Oklahoma Corporation, as of September 30, 1996, and the related statement of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Uni-Steel, Inc. as of September 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
March 28, 1997

                                UNI-STEEL, INC.
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                        SEPTEMBER 30,     MARCH 31,
                                            1996            1997
                                        -------------    -----------
                                                         (UNAUDITED)
               ASSETS
Current assets:
     Cash and cash equivalents.......      $   203         $     7
     Accounts receivable, less
      allowance of $122 and $250.....        6,586           7,670
     Accounts
      receivable -- affiliates.......          261             265
     Inventories.....................        9,947          11,349
     Current portion of note
      receivable.....................           25              17
     Deferred income taxes...........          127             123
     Prepaid expenses and other
      current assets.................           22              38
                                        -------------    -----------
          Total current assets.......       17,171          19,469
Property and equipment, net..........        3,176           3,137
Notes receivable, net of current
  portion............................        1,212           1,178
Other assets.........................          355             484
Goodwill.............................          344             339
                                        -------------    -----------
          Total assets...............      $22,258         $24,607
                                        =============    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................      $ 3,165         $ 2,997
     Accounts
     payable -- affiliates...........          121              92
     Accrued liabilities.............          419             363
     Note payable to shareholders....           36              36
     Line of credit..................        7,100           8,200
     Current portion of long-term
      debt...........................          174             365
     Income taxes payable............           92              77
                                        -------------    -----------
          Total current
             liabilities.............       11,107          12,130
Long-term debt, net of current
  portion............................          413           1,116
Deferred income taxes................          788             762
                                        -------------    -----------
          Total liabilities..........       12,308          14,008
                                        -------------    -----------
Commitments and contingencies
Redemption value of 36,533 shares of
  common stock $1.00 par value
  subject to mandatory redemption....        4,201           4,475
Stockholders' equity:
     Common stock $1.00 par value,
      500,000 shares authorized,
      63,467 shares issued (net of
      36,533 shares subject to
      redemption)....................           63              63
     Additional paid-in capital......        1,104             830
     Retained earnings...............        5,743           6,392
     Less: treasury stock, at cost...       (1,161)         (1,161)
                                        -------------    -----------
     Total stockholders' equity......        5,749           6,124
                                        -------------    -----------
          Total liabilities and
             stockholders' equity....      $22,258         $24,607
                                        =============    ===========

   The accompanying notes are an integral part of these financial statements.

                                UNI-STEEL, INC.
                              STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                          SIX MONTHS ENDED
                                         YEAR ENDED          MARCH 31,
                                        SEPTEMBER 30,   --------------------
                                            1996          1996       1997
                                        -------------   ---------  ---------
                                                            (UNAUDITED)
Net sales............................      $54,620      $  25,773  $  31,007
Operating costs and expenses:
     Cost of sales...................       43,445         20,481     24,657
     Operating and delivery..........        5,355          2,524      3,149
     Selling, general and
       administrative................        2,917          1,396      1,642
     Depreciation and amortization...          542            257        243
                                        -------------   ---------  ---------
Operating income.....................        2,361          1,115      1,316
Other (income) expense:
     Interest expense................          575            297        313
     Interest income.................         (179)           (76)       (80)
     Other, net......................           (4)            (2)        (2)
                                        -------------   ---------  ---------
                                               392            219        231
                                        -------------   ---------  ---------
Income before income taxes...........        1,969            896      1,085
Provision for income taxes...........          741            335        436
                                        -------------   ---------  ---------
Net income...........................      $ 1,228      $     561  $     649
                                        =============   =========  =========

   The accompanying notes are an integral part of these financial statements.

                                UNI-STEEL, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           COMMON STOCK                    ADDITIONAL                      TOTAL
                                        ------------------    TREASURY       PAID-IN      RETAINED     STOCKHOLDERS'
                                        SHARES     AMOUNT       STOCK        CAPITAL      EARNINGS        EQUITY
                                        -------    -------    ---------    -----------    ---------    -------------
Balance, September 30, 1995..........    63,467     $  63      $   (969)     $ 1,432       $ 4,515        $ 5,041
     Purchase of 1,901 shares of
       common stock..................     --         --            (192)      --             --              (192)

     Increase in redemption value of
       common stock subject to
       mandatory redemption..........     --         --          --             (328)        --              (328)
     Net income......................     --         --          --           --             1,228          1,228
                                        -------    -------    ---------    -----------    ---------    -------------
Balance, September 30, 1996..........    63,467        63        (1,161)       1,104         5,743          5,749
     Increase in redemption value of
       common stock subject to
       mandatory redemption
       (unaudited)...................     --         --          --             (274)        --              (274)
     Net income (unaudited)..........     --         --          --           --               649            649
                                        -------    -------    ---------    -----------    ---------    -------------
Balance, March 31, 1997
  (unaudited)........................    63,467     $  63      $ (1,161)     $   830       $ 6,392        $ 6,124
                                        =======    =======    =========    ===========    =========    =============

   The accompanying notes are an integral part of these financial statements.

                                UNI-STEEL, INC.
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                          SIX MONTHS ENDED
                                         YEAR ENDED          MARCH 31,
                                        SEPTEMBER 30,   --------------------
                                            1996          1996       1997
                                        -------------   ---------  ---------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................      $ 1,228      $     561  $     649
  Adjustments to reconcile net income
     to net cash provided by (used
     in) operating activities:
       Depreciation and
          amortization...............          542            257        243
       Deferred tax provision
          (benefit)..................          (36)           (16)       (22)
       Increases in cash surrender
          values of life insurance...          (56)           (23)       (23)
       Changes in operating assets
          and liabilities:
          Accounts receivable, net...          181            272     (1,088)
          Inventories................       (1,748)        (1,134)    (1,402)
          Prepaid expenses and other
             assets..................           (4)           (93)       (95)
          Accounts payable and
             accrued liabilities.....          233            592       (253)
          Income tax payable.........         (131)           (71)       (14)
                                        -------------   ---------  ---------
             Net cash provided by
               (used in) operating
               activities............          209            345     (2,005)
                                        -------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and
     equipment.......................         (362)          (118)      (199)
  Principal collected on notes.......           13             15         15
                                        -------------   ---------  ---------
             Net cash used in
               investing
               activities............         (349)          (103)      (184)
                                        -------------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase on revolving
     line-of-credit..................          800         --          1,100
  Principal payments on shareholder
     debt............................          (95)        --         --
  Principal payments on long-term
     obligations.....................         (445)          (222)      (107)
  Principal borrowings on long-term
     obligations.....................       --             --          1,000
  Purchase of treasury stock.........         (192)          (192)    --
                                        -------------   ---------  ---------
             Net cash provided by
               (used in) financing
               activities............           68           (414)     1,993
                                        -------------   ---------  ---------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS........................          (72)          (172)      (196)
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................          275            275        203
                                        -------------   ---------  ---------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.............................      $   203      $     103  $       7
                                        =============   =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash paid for interest..........      $   568      $     299  $     306
     Cash paid for income taxes......          909            421        472

   The accompanying notes are an integral part of these financial statements.

                                UNI-STEEL, INC.
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Uni-Steel, Inc. ("Uni-Steel") is a structural steel service center with three locations in Oklahoma. Uni-Steel's products include carbon structural, pressure vessel, high strength low alloy and alloy grades of steel sold to customers in Oklahoma, Missouri, Arkansas, Texas, New Mexico, Colorado and Kansas. Value added processing services include cut-to-length, leveling, flame cutting, plasma cutting, shearing, and sawing and press brake forming. Uni-Steel services customers in a wide variety of industries including oil and gas, truck trailer, construction equipment, mining machinery, elevators, wholesale trade and the construction industries.

     Uni-Steel and its shareholders expect to enter into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of Uni-Steel's outstanding shares of capital stock will be exchanged for cash and shares of Metals USA common stock concurrent with the consummation of the initial public offering (the "Offering") of Metals USA common stock.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of Uni-Steel at March 31, 1997, and the results of its operations and cash flows for the six months ended March 31, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS

     Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method.

     PROPERTY AND EQUIPMENT

     Property and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash equivalents approximate their fair value. The carrying amount of notes receivable approximate fair value at the applicable balance sheet dates. The fair value of such notes receivable was based on expected cash flows discounted using current rates at which similar loans would be

                                UNI-STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

made to borrowers with similar credit ratings. The fair value of the long-term debt is estimated based on interest rates for the same or similar debt offered to Uni-Steel having the same or similar remaining maturities and collateral requirements. The carrying amounts of long-term debt approximate fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Uni-Steel to concentrations of credit risk, consist principally of cash deposits, trade accounts and note receivables. Concentrations of credit risk with respect to trade accounts receivable are within the southwest region of the United States. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Uni-Steel periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES

     Uni-Steel accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109"). Under SFAS 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. The principal items resulting in the differences are different depreciation methods, use of the allowance method for bad debts, and different inventory capitalization methods. Valuation allowances are established when necessary to reduce deferred assets to the amount to be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Uni-Steel adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

2.  NOTE RECEIVABLE

     Uni-Steel has a note receivable with a balance of $1,208 at September 30, 1996. The note bears interest at 8% and is due in monthly installments of principal and interest totaling $9 with a balloon payment of the remaining balance due in September 2002. This note is secured by a mortgage on real estate in Fountain, Colorado.

                                UNI-STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                          ESTIMATED        SEPTEMBER 30,
                                         USEFUL LIVES          1996
                                        --------------     -------------
Land.................................                         $    32
Buildings and improvements...........    5 - 33 years           2,452
Yard equipment.......................    3 - 10 years             544
Shop equipment.......................    3 - 10 years           2,408
Autos and trucks.....................    3 -  5 years              17
Office equipment.....................    4 -  8 years             476
Computer software....................    3 -  6 years             291
                                                           -------------
                                                                6,220
Less: accumulated depreciation.......                          (3,044)
                                                           -------------
     Total...........................                         $ 3,176
                                                           =============

4.  INVENTORIES

     Inventories consist of the following:

                                        SEPTEMBER 30,
                                            1996
                                        -------------
Steel products.......................      $ 9,482
Work in process......................          372
Other................................           93
                                        -------------
     Totals..........................      $ 9,947
                                        =============

     Net realizable value approximates cost on the first-in, first-out method. In 1996, LIFO cost exceeded market value by $54. This 1996 amount was recorded as a reduction of inventory and an increase in cost of sales. Management has determined that lower of LIFO cost or market is the valuation method that most accurately reflects the results of operations in accordance with generally acceptable accounting principles. Had the statements of income been prepared on the lower of FIFO cost or market basis, inventories would have been $9,947 and net income for the year ended September 30, 1996 would have been $1,165.

5.  LINE OF CREDIT

     At September 30, 1996, Uni-Steel had drawn $7,100 against its $7,500 line of credit at a bank. Interest is computed at prime (8.25% at September 30, 1996). Payments of interest are due monthly and the principal balance was due February 28, 1997. This line of credit was amended in February 1997 to increase the maximum borrowings under the facility to $10,000 and extend the maturity date to April 30, 1999. Interest is computed at prime or Uni-Steel may elect for interest to be computed at LIBOR plus 2.5%. This election must be made in borrowing increments of $1,000 and no more than two such LIBOR advances may be outstanding at one time.

     Concurrently with the renewal of the line of credit, Uni-Steel also obtained a $1,000 working capital term loan from its principal bank. Payments of principal and interest are payable in equal monthly installments with final maturity on February 28, 2002. Interest is also computed at Uni-Steel's option at prime or LIBOR plus 2.5%. The line of credit and working capital term loan include certain covenants which, among other things, restrict future borrowings and set certain ratio, cash flow and net worth

                                UNI-STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

requirements. Uni-Steel was in compliance as of December 31, 1996. These loans are secured by a primary security interest in the inventory and accounts receivable of Uni-Steel.

6.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                        SEPTEMBER 30,
                                            1996
                                        -------------
Notes payable to bank, interest at
  prime (8.25% at September 30, 1996,
  payable in monthly installments of
  $13 (plus interest) through April
  2000; secured by equipment.........      $   567
Note payable to a supplier, interest
  at 10.0%, payable in monthly
  installments of $1 (including
  interest) through May 1998; secured
  by equipment.......................           13
Notes payable to bank, interest at
  prime (8.25% at September 30,
  1996), payable in monthly
  installments of $12 (plus interest)
  through July 1997; secured by
  equipment..........................            7
                                        -------------
                                               587
Less: current maturities.............         (174)
                                        -------------
                                           $   413
                                        =============

     The prime rate was 8.25% at September 30, 1996.

     At September 30, 1996, future principal payments of long-term debt are as follows:

1997.................................  $     174
1998.................................        164
1999.................................        158
2000.................................         91
2001.................................     --
                                       ---------
                                       $     587
                                       =========

     Uni-Steel also has a note payable due to a shareholder which pays interest at prime and is payable on demand. The outstanding balance at September 30, 1996 was $36.

7.  INCOME TAXES

     Income tax expense for the year ended September 30, 1996 is comprised of the following:

Current tax expense:
     Federal.........................  $     693
     State...........................         84
Deferred tax expense:
     Federal.........................        (34)
     State...........................         (2)
                                       ---------
Total tax provision..................  $     741
                                       =========

                                UNI-STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     The significant items giving rise to the deferred tax (assets) and liabilities as of September 30, 1996 are as follows:

Deferred tax liabilities:
     Bases differences in property
       and equipment.................  $     592
     Installment sales accounting....        246
                                       ---------
          Total deferred tax
             liabilities.............        838
Deferred tax assets:
     Allowance for doubtful
       accounts......................        (49)
     Inventory bases differences.....        (85)
     Other...........................        (43)
                                       ---------
          Total deferred tax
             assets..................       (177)
                                       ---------
Net deferred tax liabilities.........  $     661
                                       =========

     The provision for income taxes differs from an amount computed at the statutory rates as follows:

Income tax expense at the statutory
  rate...............................  $     670
State taxes..........................         54
Meals and entertainment..............         17
                                       ---------
                                       $     741
                                       =========

8.  EMPLOYEE BENEFIT PLANS

     Uni-Steel has a qualified profit sharing plan covering substantially all employees. Employer contributions to the plan are made at the Board of Directors' discretion. On July 1, 1990, the plan was amended to include a deferred compensation 401(k) provision which allows employees to defer up to 15% of their salaries and provides for employer matching of the first 4%. The total employer contribution and match made to the plan was $290 for the year ended September 30, 1996.

9.  COMMITMENTS AND CONTINGENCIES

  STOCK PURCHASE AGREEMENTS

     Uni-Steel has an agreement with certain common stockholders which effectively restricts trading of their common stock. The agreement also requires Uni-Steel to repurchase this stock from certain stockholders who are terminated from employment, becomes totally disabled, or die. The price is determined pursuant to agreements between the parties and is subject to revision annually. In January 1996, Uni-Steel repurchased 1,901 shares from a retired stockholder for $192. At September 30, 1996, there are 2,501 (2.9%) shares of common stock remaining under this agreement. Uni-Steel also has an agreement with Richard A. Singer, an officer and stockholder, which restricts trading of 34,031 shares (39%) of its common stock. The agreement requires Uni-Steel to purchase Mr. Singer's stock in the event of his death, permanent disability or retirement. The purchase price is to be determined pursuant to the agreement and is subject to revision annually. Uni-Steel has committed certain life insurance policies to fund this agreement. Uni-Steel's obligations under this agreement have been guaranteed by its other major shareholder, Yaffe Iron and Metal Company, Inc. As these shares are subject to mandatory redemption, they have not been classified as a component of permanent equity in the accompanying balance sheets.

  OPERATING LEASES

     Uni-Steel leases warehouse space under an operating lease expiring in September 1998. Minimum future rental payments under this non-cancelable operating lease as of September 30, 1996, are as follows:

1997.................................  $      24
1998.................................         24
1999.................................          2
                                       ---------
                                       $      50
                                       =========

                                UNI-STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Following is a summary of rental expense under non-cancelable operating leases:

Minimum rentals......................  $      24
Contingent rentals...................        191
                                       ---------
     Total...........................  $     215
                                       =========

     The contingent rentals are based on inventory levels in excess of a specified minimum.

  PURCHASE COMMITMENTS

     During the normal course of business, Uni-Steel enters into commitments to purchase raw materials from steel mills. These commitments are made for purchases of up to nine months into the future. In certain cases, prices paid are calculated at the time the commitment is entered into. In other cases, they are calculated at time of shipment. Uni-Steel estimates outstanding purchase commitments at September 30, 1996 to be approximately $11,500.

10.  RELATED PARTY TRANSACTIONS

     A summary of transactions with Yaffe Iron and Metal Company, Inc., a shareholder of Uni-Steel and other affiliated companies or individuals follows:

                                        SEPTEMBER 30,
                                            1996
                                        -------------
Sales to related companies...........      $ 2,807
                                        =============
Shipping provided by a related
  company (Included in operating and
  delivery expenses in the
  accompanying statements of
  income)............................      $ 1,227
                                        =============
Warehouse rent paid to related entity
  under a one-year lease with seven
  one-year options remaining.
  (Included in operating and delivery
  expenses in the accompanying
  statements of income)..............      $   145
                                        =============

11.  SUBSEQUENT EVENTS (UNAUDITED)

     In May 1997, Uni-Steel and its stockholders entered into a definitive agreement with a wholly-owned subsidiary of Metals USA, which among other things calls for the merger of Uni-Steel with the Metals USA subsidiary.

     Concurrent with the merger Uni-Steel will enter into an agreement with a related party to lease certain real property for an annual lease payment of $115. This lease runs through 2027, and provides for periodic increases in the annual lease payment every five years equal to the cumulative change in the Consumer Price Index.

     The parties to the stock purchase agreements discussed in Note 9 intend for such agreements to be waived if the Merger is undertaken.

================================================================================
     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         -----
Prospectus Summary.......................................................   3
The Company..............................................................   8
Risk Factors.............................................................  10
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations....................................  20
Business.................................................................  40
Management...............................................................  51
Certain Transactions.....................................................  56
Principal Stockholders...................................................  60
Description of Capital Stock.............................................  61
Shares Eligible for Future Sale..........................................  64
Underwriting.............................................................  65
Legal Matters............................................................  66
Experts..................................................................  66
Additional Information...................................................  67
Index to Financial Statements............................................ F-1

                               ------------------

     UNTIL             , 1997 (25 DAYS AFTER THE DATE HEREOF), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                                5,900,000 SHARES

                                     [LOGO]
                                METALS USA, INC.

                                  COMMON STOCK

                               -----------------
                                   PROSPECTUS
                               -----------------

                                ALEX. BROWN & SONS
                                   INCORPORATED

                            BEAR, STEARNS & CO. INC.

                              SANDERS MORRIS MUNDY

                                           , 1997
================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered. All amounts are estimates except for the fees payable to the SEC.

                                        AMOUNT TO BE
                                            PAID
                                        -------------
SEC registration fee.................    $    28,785
Printing expenses....................    $   300,000
Legal fees and expenses..............    $   875,000
Accounting fees and expenses.........    $   800,000
Blue sky fees and expenses...........    $    10,000
Transfer Agent's and Registrar's
fees.................................    $     4,000
Miscellaneous........................    $ 1,982,215
                                        -------------
     Total...........................    $ 4,000,000
                                        =============

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company's Certificate of Incorporation, as amended, and Bylaws incorporate substantially the provisions of the Delaware General Corporation Law ("DGCL") providing for indemnification of directors and officers of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     As permitted by Section 102 of the DGCL, the Company's Certificate of Incorporation, as amended, contains provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if in the case of other than derivative suits such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation which is not protected by the Certificate of Incorporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless that person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director, officer, employee, or agent who is successful on the merits in defense of a suit against such person.

     The Company intends to enter into Indemnity Agreements with its directors and certain key officers pursuant to which the Company generally is obligated to indemnify its directors and such officers to the full extent permitted by the DGCL as described above.

     The Company intends to purchase liability insurance policies covering directors and officers in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On July 3, 1996, Metals USA issued and sold 1,000 shares of Common Stock to Notre for a consideration of $1,000. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

     On December 14, 1996, Metals USA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act:
Arthur L. French -- 1,472.645 shares for a consideration of $2,000; J. Michael Kirksey -- 736.322 shares for a consideration of $1,000; Stephen R. Baur --
736.322 shares for a consideration of $1,000; and Notre -- 23,798.718 shares for a consideration of $34,375.

     On January 31, 1997, Metals USA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act:
Terry Freeman -- 368.161 shares for a consideration of $500; Frank W. Montfort -- 73.632 shares for a consideration of $100; Cary Vollintine -- 73.632 shares for a consideration of $100; Shellie Gray LePori -- 184.080 shares for a consideration of $250; Fred Ferreira -- 73.632 shares for a consideration of $100; Emmett E. Moore -- 368.161 shares for a consideration of $500; William J. Lynch -- 36.816 shares for a consideration of $50; James George Lynch -- 36.816 shares for a consideration of $50; Leonard A. Potter -- 73.632 shares for a consideration of $100; Dr. Bernard A. Millstein -- 36.816 shares for a consideration of $50; Infoscope Partners, Inc. -- 7.363 shares for a consideration of $10; Jennifer Summerford -- 73.632 shares for a consideration of $100; Melinda Malek -- 7.363 shares for a consideration of $10; L. E. Peterson -- 55.224 shares for a consideration of $75; and Don Shirtcliff --
73.632 shares for a consideration of $100.

     On February 19, 1997, Metals USA issued and sold 368.161 shares of Common Stock to Keith E. St. Clair for a consideration of $500. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

     On March 4, 1997, Metals USA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act: T. William Porter -- 73.632 shares for a consideration of $100; Donald D. Temperton -- 257.712 shares for a consideration of $350; and Kaye M. Wiggins -- 36.816 shares for a consideration of $50.

     On April 15, 1997, Metals USA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act:
John A. Hageman -- 552.242 shares for a consideration of $750; Robert DuBose --
18.408 shares for a consideration of $25; Cindy Barrientes -- 18.408 shares for a consideration of $25; Martha Spradley -- 18.408 shares for a consideration of $25; Claudia Cedillo -- 18.408 shares for a consideration of $25; Mark Alper --
368.161 shares for a consideration of $500; Jonathan Alper -- 184.080 shares for a consideration of $250; Lester Peterson -- 368.161 shares for a consideration of $500; Richard A. Singer -- 368.161 shares for a consideration of $500; Arnold Bradburd -- 368.161 shares for a consideration of $500; William B. Edge --
368.161 shares for a consideration of $500; Patrick A. Notestine -- 368.161 shares for a consideration of $500; Craig R. Doveala -- 184.080 shares for a consideration of $250; Robert J. McCluskey -- 184.080 shares for a consideration of $250; Michael E. Christopher -- 368.161 shares for a consideration of $500; Arthur L. French -- 441.793 shares for a consideration of $600; J. Michael Kirksey -- 147.264 shares for a consideration of $200; Steven R. Baur -- 147.264 shares for a consideration of $200; Tommy E. Knight -- 73.632 shares for a consideration of $100; Richard H. Kristinik -- 73.632 shares for a consideration of $100; Keith E. St. Clair -- 73.632 shares for a consideration of $100; Terry Freeman -- 73.632 shares for a consideration of $100; Cheryl Ketchie -- 110.448 shares for a consideration of $150; Kaye Wiggins -- 7.363 shares for a consideration of $10; and Richard T. Howell -- 73.632 shares for a consideration of $100.

     Effective April 21, 1997, Metals USA effected a 135.81-to-1 stock split on outstanding shares of Common Stock as of April 20, 1997.

     Effective April 21, 1997, Metals USA issued and sold 3,122,914 shares of Restricted Common Stock to Notre in exchange for 3,122,914 shares of Common Stock. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

     Simultaneously with the consummation of this Offering, the Company will issue 10,128,609 shares of its Common Stock in connection with the Mergers of the Founding Companies. Each of these transactions was completed without registration under the Securities Act in reliance upon the exemption provided by
Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

        EXHIBIT
         NUMBER                  DESCRIPTION OF EXHIBIT
----------------------------------------------------------------
           1.1 +    --  Form of Underwriting Agreement
           3.1 +    --  Amended and Restated Certificate of
                        Incorporation of Metals USA, Inc., as
                        amended
           3.2 *     -- Bylaws of Metals USA, Inc., as amended
           4.1       -- Form of certificate evidencing ownership
                        of Common Stock of Metals USA, Inc.
           5.1 +     -- Opinion of Bracewell & Patterson, L.L.P.
          10.1 *     -- Metals USA, Inc. 1997 Long-Term
                        Incentive Plan
          10.2 *     -- Metals USA, Inc. 1997 Non-Employee
                        Directors' Stock Plan
          10.3 *     -- Agreement and Plan of Organization dated
                        as of April 30, 1997, by and among
                        Metals USA, Inc., Affiliated Metals
                        Acquisition Corp., Affiliated Metals
                        Company and the Stockholders named
                        therein
          10.4 *     -- Agreement and Plan of Organization dated
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Interstate Steel I
                        Acquisition Corp., Interstate Steel II
                        Acquisition Corp., Interstate Steel III
                        Acquisition Corp., Interstate Steel IV
                        Acquisition Corp., Interstate Steel
                        Supply Company, Interstate Steel Supply
                        Company of Pittsburgh, Interstate Steel
                        Supply Company of Maryland, Interstate
                        Steel Processing Company and the
                        Stockholders named therein
          10.5 *     -- Agreement and Plan of Organization dated
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Queensboro Steel I
                        Acquisition Corp., Queensboro Steel
                        Corporation and the Stockholders named
                        therein
          10.6 *     -- Agreement and Plan of Organization dated
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Southern Alloy Acquisition
                        Corp., Southern Alloy of America, Inc.
                        and the Stockholders named therein
          10.7 *     -- Agreement and Plan of Organization dated
                        as of April 30, 1997 by and among MetalsX
                        USA, Inc., Steel Service Systems
                        Acquisition Corp., Steel Service
                        Systems, Inc. and the Stockholders named
                        therein
          10.8 *     -- Agreement and Plan of Organization dated
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Texas Aluminum I Acquisition
                        Corp., Texas Aluminum II Acquisition
                        Corp., Texas Aluminum III Acquisition
                        Corp., Texas Aluminum IV Acquisition
                        Corp., Texas Aluminum V Acquisition
                        Corp., Texas Aluminum Industries, Inc.,
                        Cornerstone Metals Corporation,
                        Cornerstone Building Products, Inc.,
                        Cornerstone Aluminum Company, Inc.,
                        Cornerstone Patio Concepts, L.L.C. and
                        the Stockholders named therein
          10.9 *     -- Agreement and Plan of Organization dated
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Uni-Steel Acquisition Corp.,
                        Uni-Steel, Inc. and the Stockholders
                        named therein
          10.10*     -- Agreement and Plan of Organization dated
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Williams Steel Acquisition
                        Corp., Williams Steel & Supply Co.,
                        Inc., and the Stockholders named therein
          10.11      -- Form of Employment Agreement between
                        Metals USA, Inc. and Arthur L. French
          10.12      -- Form of Employment Agreement between
                        Metals USA, Inc. and J. Michael Kirksey

          10.13      -- Form of Employment Agreement between
                        Metals USA, Inc. and Stephen R. Baur
          10.14      -- Form of Employment Agreement between
                        Metals USA, Inc. and John A. Hageman
          10.15      -- Form of Employment Agreement between
                        Metals USA, Inc. and Terry L. Freeman
          10.16      -- Form of Employment Agreement between
                        Metals USA, Inc. and Keith E. St. Clair
          10.17+     -- Form of Founders' Employment Agreement
                        between Williams Steel & Supply Co.,
                        Inc. and Joseph F. Petkewicz
          10.18+     -- Form of Founders' Employment Agreement
                        between Interstate Steel Supply Company
                        of Maryland and Interstate Steel
                        Processing Company and Arnold W.
                        Bradburd
          10.19+     -- Form of Founders' Employment Agreement
                        between Williams Steel & Supply Co.,
                        Inc. and David A. Weber
          10.20+     -- Form of Founders' Employment Agreement
                        between Steel Service Systems, Inc. and
                        Craig R. Doveala
          10.21+     -- Form of Founders' Employment Agreement
                        between Southern Alloy of America, Inc.
                        and William Bartley Edge
          10.22+     -- Form of Founders' Employment Agreement
                        between Steel Service Systems, Inc. and
                        Robert J. McCluskey
          10.23+     -- Form of Founders' Employment Agreement
                        between Queensboro Steel Corporation and
                        Mark Alper
          10.24+     -- Form of Founders' Employment Agreement
                        between Queensboro Steel and Jonathan
                        Alper
          10.25+     -- Form of Founders' Employment Agreement
                        between Uni-Steel, Inc. and Richard A.
                        Singer
          10.26+     -- Form of Founders' Employment Agreement
                        between Williams Steel & Supply Co.,
                        Inc. and Lester G. Peterson
          10.27+     -- Form of Founders' Employment Agreement
                        between Texas Aluminum Industries, Inc.,
                        Cornerstone Metals Corporation,
                        Cornerstone Building Products, Inc.,
                        Cornerstone Aluminum Company, Inc.,
                        Cornerstone Patio Concepts, L.L.C. and
                        Michael E. Christopher
          10.28+     -- Form of Founders' Employment Agreement
                        between Affiliated Metals Company and
                        Patrick A. Notestine
          21.1 *     -- List of subsidiaries of Metals USA, Inc.
          23.1 +     -- Consent of Arthur Andersen LLP
          23.2 +     -- Consent of Ernst & Young LLP
          23.3 +     -- Consent of Deloitte & Touche LLP
          23.4 +     -- Consent of McGladrey & Pullen, LLP
          23.5 +     -- Consent of Rubin, Brown Gornstein & Co.
          23.6 +     -- Consent of Arthur Andersen LLP
          23.7 +     -- Consent of Bracewell & Patterson, L.L.P.
                        (contained in Exhibit 5.1)
          23.8 *     -- Consent of Arnold W. Bradburd to be
                        named as a director
          23.9 *     -- Consent of Michael E. Christopher to be
                        named as a director
          23.10*     -- Consent of Mark Alper to be named as a
                        director
          23.11*     -- Consent of Craig R. Doveala to be named
                        as a director
          23.12*     -- Consent of William B. Edge to be named
                        as a director
          23.13*     -- Consent of Patrick A. Notestine to be
                        named as a director
          23.14*     -- Consent of Lester G. Peterson to be
                        named as a director
          23.15*     -- Consent of Richard A. Singer to be named
                        as a director
          23.16*     -- Consent of Tommy E. Knight to be named
                        as a director
          23.17*     -- Consent of Richard H. Kristinik to be
                        named as a director
          23.18*     -- Consent of T. William Porter to be named
                        as a director
          24.1 +     -- Power of Attorney (included herein on
                        Signature Page)
          27   +     -- Financial Data Schedule

------------
* Previously filed

+ Filed herewith

     (b)  Financial Statement Schedules

     The following financial statement schedules are included herein.

     Schedule I

     All other schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Metals USA, Inc. has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 17, 1997.

                                          METALS USA, INC.
                                          By: /s/ ARTHUR L. FRENCH
                                                  ARTHUR L. FRENCH
                                                  CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON
JUNE 17, 1997.

      SIGNATURE                                 TITLE
--------------------------------------------------------------------------------
/s/ARTHUR L. FRENCH                  Chairman of the Board; Chief
   ARTHUR L. FRENCH                  Executive Officer and President

/s/J. MICHAEL KIRKSEY*               Senior Vice President; Chief
   J. MICHAEL KIRKSEY                Financial Officer and Director
                                     (Chief Accounting Officer)

/s/STEVEN S. HARTER*                 Director
   STEVEN S. HARTER

*By: /s/ARTHUR L. FRENCH
        ARTHUR L. FRENCH
        ATTORNEY-IN-FACT